As filed with the Securities and Exchange Commission on February 28, 2005

Registration No. 333-122166

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DIMON Incorporated

(Exact name of registrant as specified in its charter)

Virginia	5159	54-1746567
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

512 Bridge Street

Danville, Virginia 24541

(434) 792-7511

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

BRIAN J. HARKER

Chairman and Chief Executive Officer

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

(434) 792-7511

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

THURSTON R. MOORE, ESQ. RANDALL S. PARKS, ESQ. Hunton & Williams LLP 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200 (804) 788-8218 (Fax)	DONALD R. REYNOLDS, ESQ. ALEXANDER M. DONALDSON, ESQ. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000 (919) 781-4865 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed exchange offer described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is effective.

SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2005

A MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

TO THE SHAREHOLDERS OF DIMON INCORPORATED AND STANDARD COMMERCIAL CORPORATION:

The boards of directors of DIMON Incorporated and Standard Commercial Corporation have each unanimously approved a merger of the two companies, with DIMON continuing as the surviving entity, to be called Alliance One International, Inc. We believe this merger will combine our two companies’ proven abilities in customer service, global agronomic programs, industry-leading processing capability, new product development, leaf supply and information technology advancements, while maintaining stability, agility, financial strength and a commitment to our core values. We ask for your support in voting for the merger proposal at our respective shareholders’ meetings.

As a result of the merger, each share of Standard common stock issued and outstanding as of the effective date of the merger shall be converted into, and become exchangeable for, three shares of DIMON common stock. DIMON shareholders will continue to own their existing shares. Upon completion of the merger, Standard will cease to exist. We anticipate that, as a result of the merger, DIMON will issue approximately 41.23 million shares to Standard’s shareholders (which number may change according to the exact number of shares of Standard common stock outstanding as of the closing of the merger) and DIMON’s current shareholders will own approximately 52% and Standard’s shareholders will own approximately 48% of Alliance One’s common stock immediately following the merger. Shares of DIMON common stock are currently listed on the New York Stock Exchange under the symbol “DMN.” We have applied to list on the NYSE the shares of DIMON common stock issuable to Standard shareholders in the merger and reserved the ticker symbol “AOI” for use by Alliance One after the merger.

DIMON and Standard are asking their respective shareholders to approve the merger. In addition, DIMON is asking its shareholders to approve various matters relating to the amendment and restatement of its articles of incorporation, the election of seven persons to the board of directors of Alliance One and other matters described herein. We cannot complete the merger unless the shareholders of each of DIMON and Standard approve the merger.

Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR all of the proposals. If you do not return your card, or if your shares are held in “street name” for you by a broker and you do not instruct your broker how to vote your shares, the effect will be a vote against the proposals.

We urge you to read carefully this joint proxy statement/prospectus, including the section describing risk factors on page 1, before voting your shares.

We enthusiastically support this merger of two great companies and join with all the other members of our respective boards of directors in recommending that you vote FOR each of the special meeting proposals.

Very truly yours,

Chairman of the Board of Directors and Chief Executive Officer DIMON Incorporated	Chairman of the Board of Directors, President and Chief Executive Officer, Standard Commercial Corporation

This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted. This joint proxy statement/prospectus does not constitute a solicitation of a proxy in any jurisdiction in which it is unlawful to make such a solicitation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2005,

and is first being mailed to shareholders on or about [                    ], 2005.

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

(434) 792-7511

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice hereby is given that a special meeting of shareholders of DIMON Incorporated will be held at The Carrington Conference Center, 503 Bridge Street, Danville, Virginia 24541 on [                    ], [                    ,     ], 2005, at 10:00 A.M., EST, for the following purposes:

1. To approve the plan of merger, dated as of November 7, 2004, by and among DIMON Incorporated and Standard Commercial Corporation, the merger contemplated thereby and the issuance of shares of DIMON common stock pursuant thereto.

2. To change the name of DIMON Incorporated to Alliance One International, Inc. effective as of the closing of the merger;

3. To increase the number of authorized shares of DIMON common stock from 125 million to 250 million effective as of the closing of the merger;

4. To amend certain shareholder voting requirements described in detail in this joint proxy statement/prospectus, which changes will be reflected in the amended and restated articles of incorporation effective as of the closing of the merger;

5. To approve certain other amendments to DIMON’s articles of incorporation described in detail in this joint proxy statement/prospectus which changes will be reflected in the amended and restated articles of incorporation effective as of the closing of the merger;

6. To elect seven directors of DIMON, each to serve as of the closing of the merger for the terms specified herein.

7. To act with respect to any other business that properly comes before the meeting or any adjournments or postponements thereof, including any decision to adjourn the special meeting, if necessary, to solicit additional proxies in favor of any of the proposals above or for other reasons.

Thursday, February 10, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the DIMON special meeting or any adjournments or postponements of the DIMON special meeting. Only holders of record of DIMON common stock at the close of business on the record date are entitled to notice of, and to vote at, the DIMON special meeting.

The quorum requirement for holding the meeting and transacting business is a majority of the outstanding DIMON shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting.

Approval of the plan of merger, including the issuance of shares of DIMON common stock to Standard shareholders pursuant thereto, and the amendment of certain shareholder voting requirements in DIMON’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting. Approval of the proposal to elect the directors requires the affirmative vote of the holders of a plurality of the votes cast by the shares of DIMON common stock present at the meeting, assuming that a quorum is present. Approval of each of the other proposals at the DIMON special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting. The affirmative vote of the holders of at least a majority of the shares of DIMON common stock present at the DIMON special meeting is required to act on any other business that comes before the meeting or to approve any adjournment of the special meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by signing, dating and mailing the enclosed proxy card. Doing so will ensure your shares are represented and voted at the DIMON special meeting. A self-addressed, postage-paid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/prospectus.

THE DIMON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SPECIAL MEETING PROPOSALS, ALL OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

Thomas C. Parrish

Secretary

Danville, Virginia

[                    ,    ], 2005

Standard Commercial Corporation

2201 Miller Road

Wilson, North Carolina 27893

(252) 291-5507

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a special meeting of shareholders of Standard Commercial Corporation will be held at the Wilson County Agricultural Auditorium, 1806 South Goldsboro Street, Wilson, North Carolina on [                    ], [                    ,     ], 2005, at [            ] A.M., EST, for the following purposes:

1. To approve the plan of merger, dated as of November 7, 2004, by and among DIMON Incorporated and Standard Commercial Corporation, and the merger contemplated thereby.

2. To act with respect to any other business that properly comes before the meeting or any adjournments or postponements thereof, including any decision to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval of the plan of merger or for other reasons.

Thursday, February 10, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Standard special meeting or any adjournments or postponements of the Standard special meeting. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the Standard special meeting.

The quorum requirement for holding the meeting and transacting business is a majority of the outstanding Standard shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Standard common stock is required to approve the plan of merger. The affirmative vote of the holders of at least a majority of the shares present at the Standard special meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by signing, dating and mailing the enclosed proxy card. Doing so will ensure your shares are represented and voted at the Standard special meeting. A self-addressed, postage-paid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/prospectus.

THE STANDARD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PLAN OF MERGER, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

Henry C. Babb

Secretary

Wilson, North Carolina

[                    ,    ], 2005

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about DIMON and Standard from other documents that they have filed with the Securities and Exchange Commission, or “SEC,” and that have not been included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

DIMON Incorporated 512 Bridge Street Danville, Virginia 24541 (434) 792-7511 Attn: Investor Relations	Standard Commercial Corporation 2201 Miller Road Wilson, North Carolina 27893 (252) 291-5507 Attn: Investor Relations

Certain of the incorporated information in this joint proxy statement/prospectus is also available to investors via DIMON’s website, www.dimon.com, and/or Standard’s website, www.sccgroup.com. None of the information included in either DIMON’s website or Standard’s website is incorporated by reference in this joint proxy statement/prospectus. Also, please see “Where You Can Find More Information” on page 101.

If you would like to request documents, the applicable company must receive your request no later than March [    ], 2005, in order for you to receive timely delivery of the documents in advance of the DIMON special meeting and the Standard special meeting. In addition, if you have any questions about the special meetings, the merger agreement or the proposed merger, you may contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll-Free: 800-322-2885

Call Collect: 212-929-5500

proxy@mackenziepartners.com

DIMON, and any logos related to DIMON, are trademarks of DIMON Incorporated or its subsidiaries and are registered in certain jurisdictions. Standard Commercial Corporation, and any logos related to Standard or its subsidiaries, are trademarks of Standard or its subsidiaries and are registered in certain jurisdictions. All other trademarks are owned by their respective owners.

i

Annex A	-	Agreement and Plan of Reorganization, dated November 7, 2004, between DIMON Incorporated and Standard Commercial Corporation
Annex B	-	Plan of Merger, dated November 7, 2004, between DIMON Incorporated and Standard Commercial Corporation
Annex C	-	Proposed Amended and Restated Articles of Incorporation of Alliance One International, Inc.
Annex D	-	Fairness Opinion of Peter J. Solomon Company, L.P., financial advisor to DIMON Incorporated
Annex E	-	Fairness Opinion of Matrix Private Equities, Inc., financial advisor to Standard Commercial Corporation

QUESTIONS AND ANSWERS

Q:	Why are the companies proposing the merger?

A:	Each of DIMON and Standard believes that a combination of the two companies will create a stronger and more capable global company than either DIMON or Standard is likely to be alone. DIMON and Standard believe the merger will result in profitable growth and will build long term value in an evolving industry. DIMON and Standard believe there are a number of benefits to the merger, including:

•	the creation of a stronger independent leaf tobacco merchant;

•	anticipated annual pre-tax cost savings of more than $60 million;

•	the implementation of DIMON’s and Standard’s expertise and capabilities across substantially larger operations;

•	an improved ability to competitively source leaf tobacco;

•	enhanced and expanded customer relationships; and

•	the combination of our experienced management teams.

The merger also involves certain risks, which are described under “Risks Relating to the Merger” beginning on page 1. For more details on how the boards of directors of DIMON and Standard evaluated the potential benefits and risks of the merger, see “DIMON Proposal One and Standard Proposal One: The Merger—DIMON’s Reasons for the Merger; Recommendation of the Merger by the DIMON Board of Directors” beginning on page 12 and “DIMON Proposal One and Standard Proposal One: The Merger—Standard’s Reasons for the Merger; Recommendation of the Merger by the Standard Board of Directors” beginning on page 14.

Q:	What shareholder approvals are needed?

A:	DIMON Shareholders:

Under DIMON’s articles of incorporation, the merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting. Other approval requirements are described in more detail under “The DIMON Incorporated Special Meeting—Votes Required.”

Standard Shareholders:

The Standard articles of incorporation require that the merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Standard common stock entitled to vote at the Standard special meeting.

Q:	When do you expect the merger to be completed?

A:	The merger is expected to be completed as soon as possible after the special meetings and regulatory approvals, which we anticipate will be during April of 2005. However, due to the antitrust approvals that are required prior to closing (see “DIMON Proposal One and Standard Proposal One: The Merger—Regulatory Approvals” at page 19), the closing date might occur later.

Q:	Who can vote at the shareholders’ meetings?

A:	Only holders of record of DIMON common stock as of the close of business on Thursday, February 10, 2005, will be entitled to notice of and to vote at the DIMON special meeting. Only holders of record of Standard common stock as of the close of business on Thursday, February 10, 2005, will be entitled to notice of and to vote at the Standard special meeting.

Q:	When and where are the shareholders’ meetings?

A:	DIMON Special Meeting:

The special meeting of DIMON shareholders will be held at The Carrington Conference Center, 503 Bridge Street, Danville, Virginia 24541 on [                    ], [                    ,     ], 2005, at 10:00, A.M. EST.

Standard Special Meeting:

The special meeting of Standard shareholders will be held at the Wilson County Agricultural Center Auditorium, 1806 South Goldsboro Street, Wilson, North Carolina on [                    ], [                    ,     ], 2005, at [            ] A.M., EST.

Q:	How does my board of directors recommend that I vote?

A:	DIMON shareholders:

The DIMON board of directors unanimously recommends that DIMON shareholders vote FOR each of the proposals presented at the DIMON special meeting. In considering this recommendation, you should also consider that certain members of DIMON’s board of directors will directly benefit from the merger. Benefits to DIMON’s directors and officers are described in detail under the heading “Interests of Certain Persons in the Merger—Interests of DIMON’s Directors and Officers in the Merger.”

Standard shareholders:

The Standard board of directors unanimously recommends that Standard shareholders vote FOR the approval of the plan of merger. In considering this recommendation, you should also consider that certain members of Standard’s board of directors will directly benefit from the merger. Benefits to Standard’s directors and officers are described in detail under the heading “Interests of Certain Persons in the Merger—Interests of Standard’s Directors and Officers in the Merger.”

Q:	Why have you selected the name “Alliance One International, Inc.” for the combined company?

A:	The combination of DIMON and Standard allows us to build upon each company’s strengths and resources and to shape the intangible perceptions of who we are and how we are perceived in the market. We believe that our company name will be an important symbol of those strengths and what we wish to represent. “Alliance” describes a company that is professional, financially stable, responsive, innovative and future focused. These are perceptions that will impact our present and future customer base. These strengths will be combined into “One” strong organization that will be truly “International” in scope. The name “Alliance One International” is intended to symbolize the customer-focused culture we will create when we merge two great competitors to form one great alliance.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained or incorporated by reference in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it or them in the enclosed postage-paid envelope, as soon as possible so that your shares will be represented at your company’s shareholder meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Can I vote my shares held in the DIMON 401(k) plan or the Standard 401(k) plan?

A:	If you participate in DIMON’s or Standard’s 401(k) plan, you may vote your shares as if you owned them outside this plan by following the instructions for shareholders of record under “What do I need to do now?” above.

Q:	Why is my vote important?

A:	If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against each of the proposals presented at the applicable special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR each of the proposals.

Q:	Are shareholders entitled to dissenters’ or appraisal rights?

A:	DIMON shareholders:

No. DIMON shareholders are not entitled to dissenters’ or appraisal rights under Virginia law in connection with the merger because DIMON common stock is listed on the New York Stock Exchange.

Standard shareholders:

No. Standard shareholders are not entitled to dissenters’ or appraisal rights under North Carolina law in connection with the merger because, as of the record date for the special meeting, Standard common stock and DIMON common stock were listed on the New York Stock Exchange, and in the merger holders of Standard common stock will receive shares of DIMON common stock, which will be listed on the New York Stock Exchange.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the DIMON special meeting or the Standard special meeting, as the case may be. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of DIMON or Standard, as appropriate, before the respective shareholders’ meeting. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the shareholders meeting and vote in person.

Q:	Should I send in my stock certificates now?

A:	DIMON Shareholders:

No. It will not be necessary for shareholders to exchange their existing stock certificates at any time because your shares of DIMON common stock will remain outstanding after the merger. Please do not send in your stock certificates with your proxy.

Standard Shareholders:

No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of DIMON common stock. Please do not send in your stock certificates with your proxy.

Q:	Who can help answer my questions?

A:	If you have any questions about the matters described in this joint proxy statement/prospectus or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

if you are a DIMON shareholder:	if you are a Standard shareholder:

DIMON Incorporated 512 Bridge Street Danville, Virginia 24541 (434) 792-7511 Attention: Investor Relations	Standard Commercial Corporation 2201 Miller Road Wilson, North Carolina 27893 (252) 291-5507 Attention: Investor Relations

or

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll-Free: 800-322-2885

Call Collect: 212-929-5500

proxy@mackenziepartners.com

You may also obtain additional information about DIMON and Standard from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” on page 101.

SUMMARY

This summary highlights material information from this joint proxy statement/prospectus related to the special meetings of the shareholders for each of DIMON Incorporated and Standard Commercial Corporation. It does not contain all of the information that you should consider before voting. You should carefully read this entire joint proxy statement/prospectus and the other documents incorporated herein by reference to which this joint proxy statement/prospectus refers you. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in “Where You Can Find More Information” beginning on page 101.

The Companies

Alliance One

After the completion of the merger between DIMON and Standard, Alliance One International, Inc. will be one of only two global independent leaf tobacco merchants, with substantially similar global market shares. We will have broad geographic processing capabilities, a diversified product offering and an established customer base, including all of the major consumer tobacco product manufacturers. We select, purchase, process, store, pack and ship tobacco grown in over 45 countries, serving manufacturers of cigarettes and other consumer tobacco products in over 90 countries around the world. On a pro forma basis for the twelve months ended March 31, 2004, we would have generated gross sales of approximately $1.89 billion.

DIMON

DIMON Incorporated is the second largest independent leaf tobacco merchant in the world, and ships tobacco to manufacturers of cigarettes and other consumer tobacco products. DIMON selects, purchases, processes, stores, packs, ships and, in certain developing markets, provides agronomy expertise and financing for growing leaf tobacco. DIMON’s revenues are primarily comprised of sales of processed tobacco and fees charged for processing and related services to manufacturers of tobacco products around the world. DIMON does not manufacture cigarettes or other consumer tobacco products.

DIMON has developed an extensive international network through which it purchases, processes and sells tobacco. Presently, DIMON purchases tobacco in more than 40 countries, including the principal export markets of the United States, Brazil, Malawi and Turkey. DIMON operates tobacco processing facilities in 29 countries where it processes tobacco to meet each customer’s specifications as to quality, yield, chemistry, particle size, moisture content and other characteristics. DIMON ships tobacco to manufacturers of cigarettes and other consumer tobacco products located in approximately 90 countries around the world. A majority of the shipments of tobacco are to factories of these manufacturers that are located outside the United States. For the twelve months ended March 31, 2004, DIMON had gross sales of approximately $1.15 billion.

DIMON’s executive offices are located at 512 Bridge Street, Danville, Virginia 24541, and its telephone number at that location is (434) 792-7511. Its website address is www.dimon.com. Information on DIMON’s website is not a part of this joint proxy statement/prospectus.

Standard

Founded in 1910, Standard Commercial Corporation is the third largest independent leaf tobacco merchant. Standard maintains an international network through which it purchases, processes, stores, sells and ships tobacco grown in over 30 countries. Standard services cigarette manufacturers from processing facilities strategically located in 17 countries throughout the world, including the principal export markets for flue-cured, burley and oriental tobacco: the United States, Brazil, Malawi and Turkey. Standard’s revenues primarily comprise sales of processed tobacco and fees charged for processing and related services to manufacturers of tobacco products. Standard’s customers include all of the world’s leading manufacturers of cigarettes and consumer tobacco products. These customers are located in approximately 85 countries throughout the world. For the twelve months ended March 31, 2004, Standard had gross sales of approximately $738.6 million. Standard does not manufacture cigarettes or other consumer tobacco products.

Standard has historically been engaged in purchasing, processing and selling various types of wool. However, in the last quarter of fiscal 2002, Standard began selling or closing its wool operations in an effort to focus on its core tobacco operations. Since then, Standard has sold or shut down all of its wool operations except those located in France and Germany. The operations of the processing mill in France were shut down in April 2004, and the remaining units are expected to be sold or terminated by March 31, 2005.

Standard’s executive offices are located at 2201 Miller Road, Wilson, North Carolina 27893, and its telephone number at that location is (252) 291-5507. Its website address is www.sccgroup.com. Information on Standard’s website is not a part of this joint proxy statement/prospectus.

The Merger

On November 7, 2004, DIMON and Standard entered into an Agreement and Plan of Reorganization, or merger agreement, providing for the merger of Standard with and into DIMON. Simultaneously with the closing of the merger, DIMON will change its name to Alliance One International, Inc.

Effect of Merger on Shareholders; Ownership of the Combined Company After the Merger

Holders of Standard common stock will receive three shares of DIMON common stock for each share of Standard common stock they own as of the effective time of the merger. This exchange ratio is fixed and will not change. Holders of DIMON common stock will keep their shares, which will remain outstanding and unchanged as shares of Alliance One following the merger. As a result of the merger, DIMON and Standard shareholders will own 52% and 48%, respectively, of the outstanding shares of the combined company immediately following the merger.

Exchange Ratio is Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices (see page 21)

Because the exchange ratio of three-to-one is fixed and neither DIMON nor Standard has the right to terminate the merger agreement based on changes in either party’s stock price, the market value of the DIMON common stock that Standard shareholders will receive in the merger might vary significantly from its current value.

The table below shows the closing prices of DIMON and Standard common stock, which trade on the New York Stock Exchange under the symbols “DMN” and “STW”, respectively, at the close of the regular trading session on November 5, 2004, the last trading day before our public announcement of the merger, and [                    ,    ], 2005, the most recent trading day for which that information was available prior to the mailing of this joint proxy statement/prospectus. The table also shows the pro forma equivalent per share value of Standard common stock calculated by multiplying the DIMON closing price by the exchange ratio of 3.0.

Date	DIMON Closing Price			Standard Closing Price			Pro Forma Equivalent Price
November 5, 2004		$6.22			$16.40			$18.66
[ , ], 2005	$	[	]	$	[	]	$	[	]

Because the three-to-one exchange ratio is fixed and will not be adjusted as a result of changes in the market price of DIMON common stock, the implied value of the exchange ratio will fluctuate with the market price of

DIMON common stock. The merger agreement does not include a price-based termination right or provisions that would compensate for increases or decreases in the market price of DIMON common stock. You can obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker.

Treatment of Standard Stock Options (see page 24)

When the merger is completed, DIMON will assume each outstanding Standard employee stock option, and each option will be deemed to constitute an option to acquire three shares of Alliance One common stock for every Standard share that the holder of the option would have been entitled to receive if the holder had exercised the option in full immediately prior to the effective time of the merger. The exercise price per share for the assumed options will be the exercise price per share under the Standard stock options divided by three.

Listing of Common Stock of the Combined Company (see page 22)

It is a condition to the closing of the merger that shares of DIMON common stock to be issued to Standard shareholders in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger.

Merger Generally Tax-Free (see page 17)

The merger has been structured to qualify as a tax-free reorganization for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that DIMON and Standard each receive a legal opinion to that effect as of the closing date. In addition, in connection with the initial filing of the registration statement of which this joint proxy statement/prospectus is a part, DIMON and Standard each received an opinion to the same effect, and those opinions are attached as exhibits to such registration statement. Provided the merger qualifies as a reorganization, holders of Standard common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Standard common stock for DIMON common stock in the merger.

You should be aware that the U.S. federal income tax consequences to you of the merger depend upon your own situation. In addition, you might be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

Dividend Policy

The merger agreement allows each of DIMON and Standard to continue to pay regular quarterly cash dividends to their respective shareholders at the same rate each has paid dividends over the prior year. Alliance One currently expects to continue to pay quarterly dividends on its common stock after completion of the merger in an amount equal to DIMON’s current dividend of $0.075 per share per quarter, or $0.30 per share on an annualized basis.

The payment of dividends by DIMON or Standard before the merger is completed or by Alliance One after the merger is completed is subject to the discretion of each company’s board of directors and will depend on business conditions and each company’s compliance with debt agreements, achievement of anticipated cost savings, financial condition and earnings, regulatory considerations and other factors. We cannot assure you that Alliance One will be able to pay dividends at the current rate or at all after completion of the merger.

Recommendations of the DIMON and Standard Boards of Directors (see pages 12 and 14)

DIMON Shareholders: The DIMON board of directors has determined that the merger of Standard with and into DIMON is advisable and in the best interest of DIMON and its shareholders and unanimously recommends that the DIMON shareholders vote FOR the approval of the plan of merger and for each of the other proposals presented at the special meeting. In considering this recommendation, you should also consider that certain members of DIMON’s board of directors will directly benefit from the merger. Benefits to DIMON’s directors and officers are described in detail under the heading “Interests of Certain Persons in the Merger—Interests of DIMON’s Directors and Officers in the Merger.”

Standard Shareholders: The Standard board of directors has determined that the merger of Standard with and into DIMON is advisable and in the best interest of Standard and its shareholders and unanimously recommends that the Standard shareholders vote FOR the approval of the plan of merger. In considering this recommendation, you should also consider that certain members of Standard’s board of directors will directly benefit from the merger. Benefits to Standard’s directors and officers are described in detail under the heading “Interests of Certain Persons in the Merger—Interests of Standard’s Directors and Officers in the Merger.”

Factors Considered by Our Boards: In determining whether to approve the merger, our boards of directors each consulted with our respective senior managements and legal and financial advisors, and considered the respective strategic, financial and other considerations referred to under “DIMON Proposal One and Standard Proposal One: The Merger—DIMON’s Reasons for the Merger; Recommendation of the Merger by the DIMON Board of Directors” beginning on page 12 and “DIMON Proposal One and Standard Proposal One: The Merger—Standard’s Reasons for the Merger; Recommendation of the Merger by the Standard Board of Directors” beginning on page 14.

Fairness Opinions From Our Financial Advisors (see pages 39 and 45)

Opinion of DIMON’s Financial Advisor: On November 6, 2004, DIMON’s financial advisor, Peter J. Solomon Company, L.P., or PJSC, provided its opinion to the DIMON board of directors that, as of that date, and subject to the qualifications and assumptions set forth in its opinion and based on the considerations set forth in such opinion, the exchange ratio in the merger is fair from a financial point of view to DIMON. The full text of PJSC’s opinion is attached as Annex D to this joint proxy statement/prospectus. DIMON urges its shareholders to read that opinion in its entirety.

Opinion of Standard’s Financial Advisor: On November 5, 2004, Standard’s financial advisor, Matrix Private Equities, Inc., provided its opinion to the Standard board of directors that, as of that date, and subject to the qualifications and assumptions set forth in its opinion and based on the considerations referred to in its opinion, the exchange ratio in the merger is fair, from a financial point of view, to Standard’s common shareholders. The full text of Matrix’s opinion is attached as Annex E to this joint proxy statement/prospectus. Standard urges its shareholders to read that opinion in its entirety.

Lack of Appraisal or Dissenter’s Rights (see page 22)

The shareholders of DIMON and Standard are not entitled to appraisal or dissenter’s rights in connection with the merger.

Directors and Management Following the Merger (see page 22)

Following the merger, the board of directors of Alliance One will consist of 13 directors. The board will include Brian J. Harker, currently the Chairman and Chief Executive Officer of DIMON, and six current independent directors of DIMON. The board will also include Robert E. (“Pete”) Harrison, currently the Chairman, Chief Executive Officer and President of Standard, and five current directors of Standard. Other than Messrs. Harker and Harrison, none of the directors will be employees of the combined company. Directors who serve on the combined company’s board of directors are expected to be compensated for their services in that capacity in accordance with DIMON’s existing director compensation policy.

Following the merger, Mr. Harker will continue to serve as Chairman and Chief Executive Officer of Alliance One and Mr. Harrison will become President and Chief Operating Officer of Alliance One. The parties anticipate that as of March 31, 2007 (or, if earlier, when Mr. Harker ceases for any reason to serve in the position of Chief Executive Officer), Mr. Harrison will become Chief Executive Officer of Alliance One. Mr. Harker will continue to serve as Chairman of the Alliance One board of directors through the 2007 annual meeting of shareholders. In addition, the parties have agreed to appoint the following members of senior management from each company to the senior management positions indicated.

•	James A. Cooley, Executive Vice President—Chief Financial Officer

•	Steven B. Daniels, Executive Vice President—Operations

•	Henry C. Babb, Senior Vice President, Chief Legal Officer and Secretary

•	Michael K. McDaniel, Senior Vice President—Human Resources

We have not yet identified who will serve as Executive Vice President—Sales for the combined company.

Additional information on the directors and officers of Alliance One immediately following the completion of the merger appears under the heading “DIMON Proposal Six: Election of Directors.”

Interests of Our Directors and Executive Officers in the Merger (see pages 63 and 65)

Some of the directors and executive officers of DIMON and Standard may have interests in the merger that are different from, or are in addition to, the interests of shareholders of DIMON and Standard. These interests include:

•	rights of Standard’s Chairman and Chief Executive Officer, Mr. Harrison, under an employment agreement with DIMON for a term of employment to commence upon the completion of the merger;

•	rights of DIMON’s Chairman and Chief Executive Officer, Mr. Harker, under an employment agreement with DIMON for a two-year term of employment to commence upon the completion of the merger;

•	rights of DIMON and Standard executive officers under amendments to employment agreements and change in control agreements;

•	rights of DIMON and Standard executive officers under stock-based benefit programs and awards;

•	rights of Standard officers and directors to continued indemnification and insurance coverage by DIMON after the merger for acts or omissions occurring prior to the merger; and

•	compensation of persons designated by DIMON and Standard to serve on the combined company’s board of directors under DIMON’s existing director compensation policy.

Our boards of directors were aware of these interests when deciding to approve the merger.

Voting Agreements (see page 6)

The following shareholders of Standard have signed agreements pursuant to which they have agreed to vote shares beneficially owned, directly or indirectly, by them in favor of the merger:

•	Robert E. Harrison, Chairman, President, Chief Executive Officer and director;

•	William A. Ziegler, director;

•	William S. Sheridan, director

•	B. Clyde Preslar, director;

•	Mark W. Kehaya, director;

•	Robert A. Sheets, Executive Vice President Finance, Chief Financial Officer and director;

•	Alfred F. Rehm, Jr., Executive Vice President Global Sales and Customer Relations;

•	Henry C. Babb, Senior Vice President Public Affairs, Secretary and General Counsel;

•	Ery W. Kehaya, II, Senior Vice President Information Systems and Chief Information Officer; and

•	Helga Kehaya, shareholder.

These Standard shareholders collectively beneficially own, directly or indirectly, approximately 24% of the outstanding shares of Standard common stock as of the record date.

Refinancing (see page 20)

Many of DIMON’s and Standard’s financing arrangements must be amended or refinanced in connection with the closing of the merger because (1) change of control clauses in agreements governing the financing require repayment in connection with a significant transaction such as the merger, or (2) Alliance One would not be able to comply with certain of the financial covenants contained in those agreements as of the closing of, or immediately after, the merger. In addition, DIMON may seek to refinance other debt of DIMON or Standard in connection with the closing, even though such refinancing is not required. DIMON’s current plan for refinancing this indebtedness is described in more detail under the heading “DIMON Proposal One and Standard Proposal One: The Merger—Refinancing.” DIMON will incur fees and expenses in connection with this refinancing that are likely to be significant.

The closing of the merger is conditioned on DIMON obtaining financing reasonably acceptable to DIMON for all indebtedness that must be repaid in connection with the completion of the merger on terms that (1) are not materially and adversely different than those presented to the Standard board prior to the execution of the merger agreement, and (2) will not have a material adverse effect on the combined company. Neither DIMON nor Standard has obtained any commitment from any lender to provide or obtain any of the financing required to close the merger. There can be no assurance that any element of the refinancing can be obtained in a timely manner or on favorable terms.

Conditions to Completion of the Merger (see page 25)

We may not complete the merger unless the following conditions are satisfied or, where permitted, waived:

•	the approval of the plan of merger by Standard shareholders holding at least two-thirds of the outstanding shares of Standard common stock;

•	the approval of the plan of merger by DIMON shareholders holding at least two-thirds of the outstanding shares of DIMON common stock;

•	shareholder approval of the amendment and restatement of DIMON’s articles of incorporation as described herein;

•	approval by all applicable U.S. and foreign antitrust authorities;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the NYSE’s approval of the listing of the shares of DIMON common stock to be issued to Standard’s shareholders in the merger;

•	each of the representations and warranties made by DIMON in the merger agreement shall be true and correct in all material respects as of the closing date;

•	each of the representations and warranties made by Standard in the merger agreement shall be true and correct in all material respects as of the closing date;

•	neither DIMON nor Standard shall have suffered a material adverse effect;

•	each of DIMON and Standard shall have performed its obligations under the merger agreement in all material respects;

•	each of DIMON and Standard shall have received an opinion of counsel that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes; and

•	financing for all DIMON and Standard indebtedness required to be repaid or refinanced in connection with the merger shall have been obtained on terms reasonably acceptable to DIMON that are not materially and adversely different from the proposed financing presented to the Standard board prior to the execution of the merger agreement, and that is not reasonably likely to have a material adverse effect on the combined company.

Regulatory Approvals (see page 19)

To complete the merger, we must obtain the approval of U.S. federal antitrust authorities as well as antitrust authorities in various foreign jurisdictions. In the U.S., the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired without action by U.S. antitrust authorities. In addition, we have made the required filings in several foreign jurisdictions and expect the waiting periods in those jurisdictions will expire no later than March 31, 2005, unless extended by the applicable authorities. U.S. and certain foreign authorities, however, have the ability to institute litigation to block the merger in their sole discretion notwithstanding the expiration of any waiting period.

No Solicitation; Restrictions on Alternative Transactions (see page 26)

The merger agreement contains non-solicitation provisions that prohibit each of DIMON and Standard from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if either party receives an unsolicited proposal for a transaction which the board of directors of such party determines is reasonably likely to result in a superior proposal (as defined in the merger agreement), subject to terms and conditions and under the circumstances set forth in the merger agreement.

Termination of the Merger Agreement; Fees Payable (see page 27)

The merger agreement may be terminated at any time by the written agreement of DIMON and Standard. In addition, the merger agreement may be terminated by either DIMON or Standard acting unilaterally if:

•	the merger has not closed by June 30, 2005 (or September 30, 2005, if the only remaining unsatisfied condition to closing is approval of the requisite antitrust authorities);

•	any governmental entity has issued a final, non-appealable order or taken final, non-appealable actions to prohibit the merger;

•	either the DIMON or Standard shareholders fail to approve the merger;

•	the other party’s board of directors exercises its right to accept a superior proposal, provided that (1) it gives the other party the opportunity to match that proposal, and (2) if the proposal is not matched it pays the other party the termination fee described under the heading “—Termination Fee; Fees and Expenses” below;

•	the other party breaches any representation or warranty in a material respect or fails to perform a covenant in a material respect; or

•	the other party’s board of directors fails to recommend that its shareholders approve the merger.

Termination Fee; Fees and Expenses (see page 28)

Standard must pay DIMON a termination fee of $17.5 million, plus all of DIMON’s reasonable out-of-pocket fees and expenses incurred in connection with the merger, if:

•	the Standard board of directors terminates the merger agreement to accept a superior proposal (as defined in the merger agreement);

•	the Standard shareholders fail to approve the merger, but only if an alternative transaction to acquire Standard has been publicly announced prior to the date of the Standard special meeting; or

•	the Standard board fails to recommend that its shareholders approve the merger.

DIMON must pay Standard a termination fee of $17.5 million, plus all of Standard’s reasonable out-of-pocket fees and expenses incurred in connection with the merger, if:

•	the DIMON board of directors terminates the merger agreement to accept a superior proposal (as defined in the merger agreement);

•	the DIMON shareholders fail to approve the merger, but only if an alternative transaction to acquire DIMON has been publicly announced prior to the date of the DIMON special meeting; or

•	the DIMON board fails to recommend that its shareholders approve the merger.

These termination fees could discourage other companies from seeking to acquire or merge with either DIMON or Standard.

DIMON shall reimburse Standard for Standard’s reasonable out-of-pocket fees and expenses incurred in connection with the merger in the event DIMON’s shareholders fail to approve the merger and no alternative transaction to acquire DIMON has been publicly announced prior to such vote.

Standard shall reimburse DIMON for DIMON’s reasonable out-of-pocket fees and expenses incurred in connection with the merger in the event Standard’s shareholders fail to approve the merger and no alternative transaction to acquire Standard has been publicly announced prior to such vote.

In all other instances, each of DIMON and Standard shall be responsible for their respective fees and expenses incurred in connection with the merger.

The DIMON Special Meeting (see page 93)

If you beneficially own shares of DIMON common stock as of the record date, this joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by DIMON in connection with DIMON’s special meeting of shareholders. The DIMON special meeting is scheduled to be held on [                    ], [                    ,     ], 2005, at 10:00 A.M., EST at The Carrington Conference Center, 503 Bridge Street, Danville, Virginia.

At the DIMON special meeting, DIMON’s shareholders will be asked to consider and vote upon the proposals described under the heading “The DIMON Incorporated Special Meeting—Purpose of the Special Meeting.”

As of the record date, DIMON directors, executive officers, nominees for director and their affiliates owned and were entitled to vote approximately 1,427,577 shares of DIMON common stock, representing approximately 3.15% of the outstanding shares of DIMON common stock. DIMON’s directors and executive officers are expected to vote their shares in favor of the proposals presented at the special meeting, although none of them has entered into any agreements obligating them to do so.

The record date for the DIMON special meeting is the close of business on Thursday, February 10, 2005. The quorum for holding the DIMON special meeting is a majority of the outstanding DIMON shares entitled to be voted.

The Standard Special Meeting (see page 97)

If you beneficially own shares of Standard common stock as of the record date, this joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Standard in connection with Standard’s special meeting of shareholders. The Standard special meeting is scheduled to be held on [                    ], [                    ,     ], 2005, at [            ] A.M., EST at the Wilson County Agricultural Center Auditorium, 1806 South Goldsboro Street, Wilson, North Carolina.

At the Standard special meeting, Standard’s shareholders will be asked to consider and vote upon the following proposals:

•	the approval of the plan of merger and the merger contemplated thereby, which requires the vote of the holders of at least two-thirds of the outstanding shares of Standard common stock; and

•	to act on any other business that properly comes before the meeting, including the decision to adjourn the meeting, which requires the affirmative vote of the holders of at least a majority of the shares present at the Standard special meeting.

As of the record date, Standard directors and executive officers and their affiliates owned and were entitled to vote approximately 1,837,100 shares of Standard common stock, representing approximately 13.37% of the outstanding shares of Standard common stock.

The record date for the Standard special meeting is the close of business on Thursday, February 10, 2005. The quorum for holding the Standard special meeting is a majority of the outstanding Standard shares entitled to be voted.

As described above under “—Voting Agreements,” certain directors, officers and one significant shareholder of Standard have signed voting agreements pursuant to which they have agreed to vote shares beneficially owned by them in favor of the merger. These Standard shareholders collectively beneficially own, directly or indirectly, approximately 24% of the outstanding shares of Standard common stock as of the record date.

SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The summary unaudited condensed combined pro forma financial data presented below gives effect to the merger as if it had occurred on (1) December 31, 2004 for purposes of the unaudited condensed combined pro forma balance sheet, (2) April 1, 2003 for purposes of the unaudited condensed combined pro forma statements of income for the nine months ended December 31, 2004 and (3) April 1, 2003 for purposes of the unaudited condensed combined pro forma statements of income for the twelve months ended March 31, 2004. The unaudited condensed combined pro forma balance sheet and statements of income include the historical amounts of DIMON and Standard, adjusted to reclassify Standard’s information to a consistent presentation format and to reflect the pro forma adjustments related to the merger of Standard with and into DIMON. The DIMON historical consolidated statement of income for the twelve month period ended March 31, 2004 is derived from the audited historical statement of income for the nine month period ended March 31, 2004 and the unaudited statement of income for the three month period ended June 30, 2003, in each case, as amended and appearing in the Current Report on Form 8-K dated December 10, 2004. This summary unaudited condensed combined pro forma financial data should be read in conjunction with “Unaudited Condensed Combined Pro Forma Financial Data” beginning on page 30 hereof, including the notes thereto, and the historical consolidated financial statements and other data of DIMON and Standard included or incorporated by reference in this joint proxy statement/prospectus. See “Summary Selected Historical Financial Information” beginning on page S-10, and “Where You Can Find More Information” on page 101.

This information is provided for illustrative purposes only and is not necessarily indicative of what DIMON’s results of operations or financial position would have been if the merger had actually occurred on the dates specified. In addition, the unaudited condensed combined pro forma financial information is based on estimates and assumptions described in “Notes to Unaudited Condensed Combined Pro Forma Financial Data,” which are preliminary and have been made solely for the purpose of developing such pro forma data for inclusion in this joint proxy statement/prospectus. The unaudited condensed combined pro forma income statement does not include any of the anticipated efficiencies, inefficiencies or cost savings expected to result from the integration of DIMON and Standard after completion of the merger.

DIMON will account for the merger using the purchase method of accounting. DIMON will record the assets (including identifiable intangible assets) and liabilities of Standard at their estimated fair value. The difference between the purchase price and the estimated fair value of Standard’s net assets and liabilities will result in goodwill.

	Pro Forma Combined (unaudited)
(in thousands, except per share amounts)	Nine Months Ended December 31, 2004	Twelve Months Ended March 31, 2004
Summary of Operations:
Sales and other operating revenues	$1,642,780	$1,888,943
Cost of goods and services sold	1,397,559	1,591,998
Gross profit	245,221	296,945
Selling, administrative and general expenses	161,613	198,545
Operating income	87,607	78,701
Interest expense	56,429	61,146
Income before income taxes and equity in net income of investee companies	43,278	28,910
Income tax expense	11,721	12,507
Income after income taxes	31,557	16,403
Income from continuing operations	32,471	20,784

December 31, 2004
Balance Sheet Data:
Inventories	$786,913
Total current assets	1,541,116
Total assets	2,457,182
Total current liabilities	933,878
Long term debt	589,184
Shareholders’ equity	689,298

See “Notes to Unaudited Condensed Combined Pro Forma Financial Data.”

SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

DIMON Incorporated

The following table sets forth DIMON’s summary consolidated historical financial data, which you should read in conjunction with DIMON’s consolidated financial statements and related notes incorporated by reference into this joint proxy statement/prospectus. This summary consolidated financial data as of March 31, 2004, and for the nine months then ended, as well as the summary consolidated financial data as of June 30, 2003 and for each of the fiscal years in the four year period then ended have been derived from DIMON’s audited consolidated financial statements. The consolidated balance sheets as of March 31, 2004 and June 30, 2003, and the consolidated statements of operations for the nine months ended March 31, 2004 and the fiscal years ended June 30, 2003 and 2004, and the independent registered public accounting firm’s reports thereon, are included in DIMON’s Annual Report on Form 10-K/A for the fiscal transitional period ended March 31, 2004, as amended by DIMON’s Current Report on Form 8-K filed on December 10, 2004. The unaudited consolidated balance sheets as of December 31, 2004 and 2003 and the unaudited consolidated statements of operations for each of the nine month periods ended December 31, 2004 and 2003 are included in DIMON’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. Results for the nine months ended December 31, 2004 and 2003 are not necessarily indicative of results to be expected for the full fiscal year or any future periods.

(in thousands, except per share amounts and number of shareholders)	Nine Months Ended December 31,		Nine Months Ended March 31	Year Ended June 30,
	2004	2003	2004	2003	2002		2001		2000
Summary of Operations
Sales and other operating revenues	$992,166	$847,188	$802,083	$1,197,467	$1,192,613		$1,343,743		$1,412,887
Cost of goods and services sold	843,824	706,813	696,627	992,182	994,239		1,159,766		1,236,585
Gross profit	148,342	140,375	105,456	205,285	198,374		183,977		176,302
Selling, administrative and general expenses	92,312	93,211	88,109	113,583	107,734		102,026		105,075
Restructuring and asset impairment charges (recovery)	1,977	—	22,539	—	—		(5,307)		(211)
Interest expense	38,006	34,293	32,167	46,887	47,877		53,574		57,704
Derivative financial instruments (income) / expense	(9,671)	(5,626)	(6,522)	12,409	10,202		4,680		—
Income taxes (benefit)	11,016	7,099	(589)	9,064	9,912		9,017		5,358
Income (loss) from continuing operations	22,766	15,981	(21,539)	26,829	26,258		24,267		16,452
Income (loss) from discontinued operations, net of income taxes	(5,669)	(1,252)	(11,329)	(549)	1,218		730		1,536
Extraordinary item—Iraqi receivable recovery, net of income taxes	—	1,777	—	1,777	—		—		—
Net income (loss)	17,097	16,506	(32,868)	28,057	27,476		24,894		17,988
Balance Sheet Data
Working capital (1)	$421,745	$456,415	$419,703	$443,790	$436,012		$179,238		$441,055
Total tobacco inventory	473,202	443,289	425,365	447,896	378,669		387,915		373,419
Total assets	1,371,671	1,324,101	1,357,404	1,353,152	1,277,090		1,182,089		1,266,749
Total debt	651,266	611,883	667,641	636,285	584,968		529,799		677,600
Shareholders’ equity	425,374	454,495	414,885	454,573	434,663		411,539		403,504
Other Data
Ratio of earnings to fixed charges (2)	1.80	1.69	—	1.70	1.72		1.59		1.41
Common shares outstanding at period-end	45,366	45,104	45,162	44,737	44,640		44,575		44,525
Number of shareholders at period-end (3)	N/A	N/A	5,945	5,946	6,025		4,611		4,899
Per Share Statistics
Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations	$.51	$.36	$(.48)	$.60	$.59		$.55		$.37
Income (loss) from discontinued operations	(.13)	(.03)	(.25)	(.01)	.03		.02		.03
Extraordinary item—Iraqi receivable recovery, net of income taxes	—	.04	—	—	—		—		—
Net income (loss)	.38	.37	(.73)	63	.62		.56		.40
Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations	$.50	$.36	$(.48)	$.59	$.58		$.54		$.37
Income (loss) from discontinued operations	(.12)	(.03)	(.25)	(.01)	.03		.02		.03
Extraordinary item—Iraqi receivable recovery, net of income taxes	—	.04	—	—	—		—		—
Net income (loss)	.38 *	.36 *	(.73 )*	.62 *	.61	*	.56	*	.40	*
Dividends paid	.225	.225	.225	.275	.20		.20		.20

*	Assumed conversion of convertible debentures at the beginning of the period has an anti-dilutive effect on earnings per share. For the nine months ended March 31, 2004, all outstanding restricted stock and stock options are excluded because their inclusion would have an anti-dilutive effect on the loss per share.
(1)	Working capital increased in fiscal 2002 due to the issuance of long term debt which was used to refinance both the current portion of long term debt and other short term debt. See Note G to the Notes to Consolidated Financial Statements included in DIMON’s Form 8-K filed on December 10, 2004 and incorporated by reference herein.
(2)	In 2004, fixed charges exceeded earnings by approximately $24.4 million.
(3)	Includes the number of shareholders of record and non-objecting beneficial owners.

Standard Commercial Corporation

The following table sets forth Standard’s summary consolidated historical financial data, which you should read in conjunction with Standard’s consolidated financial statements and related notes incorporated by reference into this joint proxy statement/prospectus. This summary consolidated financial data as of and for each of the fiscal years in the five year period ended March 31, 2004, have been derived from Standard’s audited consolidated financial statements. The consolidated balance sheets as of March 31, 2004 and 2003, and the consolidated statements of operations for each of the fiscal years in the three year period ended March 31, 2004, and the independent registered public accounting firm’s reports thereon, are included in Standard’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as amended by Standard’s Current Report on Form 8-K filed on December 21, 2004. The unaudited consolidated balance sheets as of December 31, 2004 and 2003, and the unaudited consolidated statements of operations for each of the nine month periods ended December 31, 2004 and 2003 are included in Standard’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. Results for the nine months ended December 31, 2004 and 2003 are not necessarily indicative of results to be expected for the full fiscal year or any future periods.

	Nine Months Ended December 31,		Year ended March 31
(In thousands, except per share data)	2004	2003	2004	2003	2002	2001	2000
Consolidated Statement of Operations Data:
Sales	$650,614	$536,612	$738,640	$779,358	$755,704	$872,330	$861,086
Cost of sales:
Materials, services and supplies	548,355	432,445	608,670	622,649	611,683	742,254	748,563
Interest expense	9,040	7,926	13,754	11,309	13,389	22,053	22,234

Gross Profit	93,219	96,241	116,216	145,400	130,632	108,023	90,289
Selling, general and administrative expenses	68,081	56,211	71,424	72,986	61,443	63,318	62,781
Other interest expense	9,383	2,910	2,606	4,153	8,378	10,177	10,335
Other income (expense)—net	740	2,230	2,840	3,687	1,247	3,708	4,001

Income before income taxes	16,495	39,350	45,026	71,948	62,058	38,236	21,174
Income taxes	(3,015)	(12,468)	11,203	23,830	22,594	16,352	10,390

Income after income taxes	13,480	26,882	33,823	48,118	39,464	21,884	10,784
Minority interests	(185)	(53)	(77)	49	—	(644)	409
Equity in earnings (loss) of affiliates	700	672	1,343	846	(287)	(40)	650

Income from continuing operations (1)	13,995	27,501	35,089	49,013	39,177	21,200	11,843
Loss from discontinued operations, net of tax	(32,582)	(31,567)	(48,727)	(11,132)	(19,380)	(75)	(1,505)

Net income (loss)	$(18,587)	$(4,066)	$(13,638)	$37,881	$19,797	$21,125	$10,338

Consolidated Balance Sheet Data (at period end):
Working capital	$185,183	$195,195	$184,761	$211,187	$203,167	$224,213	$223,568
Inventories	267,510	241,838	241,330	187,589	169,882	165,574	265,434
Total assets	899,453	828,345	840,014	748,300	650,642	691,905	814,558
Total debt	437,065	408,288	399,188	310,933	289,500	347,317	476,029
Total shareholders’ equity	211,340	246,004	229,064	242,125	190,653	168,625	149,076

Per Share Data:
Net income from continuing operations—basic	$1.02	$2.03	$2.58	$3.64	$2.94	$1.60	$0.91
Net loss from discontinued operations—basic	(2.38)	(2.32)	(3.58)	(0.83)	(1.45)	(0.01)	(0.11)
Net income (loss)—basic	(1.36)	(.29)	(1.00)	2.81	1.49	1.59	0.80
Dividends paid	.2625	.2375	0.3250	0.2375	0.20	0.20	0.20
Book value at period end	15.38	18.03	16.74	17.94	14.26	12.72	11.48

(1)	Pursuant to Standard’s adoption of SFAS No. 142, Accounting for Goodwill and Other Intangible Assets, the amortization of goodwill ceased on April 1, 2002. Goodwill amortization was $1.5 million for each of the three years in the period ended March 31, 2002, respectively, and is included in income from continuing operations.

COMPARATIVE PER SHARE INFORMATION

The following table presents selected comparative unaudited per share data for DIMON on a historical and pro forma combined basis, and for Standard on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of DIMON and Standard, including the related notes thereto, incorporated by reference into this joint proxy statement/prospectus. This information should be read in conjunction with those historical financial statements and the related notes thereto. See “Where You Can Find More Information.”

This data is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.

The pro forma combined book value per share of DIMON common stock is based upon the pro forma total common equity for DIMON, divided by the total pro forma shares outstanding after the merger assuming conversion of Standard common stock at an exchange ratio of three shares of DIMON common stock for each share of Standard common stock. The pro forma equivalent book values per share of Standard common stock represents the pro forma combined amount per share multiplied by the exchange ratio. The pro forma combined dividends declared assume no changes in the historical dividends declared per share of DIMON common stock. The pro forma equivalent dividends per share of Standard common stock represents the cash dividends declared on a share of DIMON common stock multiplied by the exchange ratio. The pro forma combined net income per share has been computed based on the average number of outstanding shares and common equivalent shares of DIMON, and the average number of outstanding shares of Standard common stock adjusted for the exchange ratio. The pro forma equivalent net income per share of Standard common stock represents the pro forma combined net income per share multiplied by the exchange ratio.

	DIMON Common Stock		Standard Common Stock
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Book Value
As of December 31, 2004	$9.38	$7.96	$15.38	$23.88

Cash Dividends Paid
Twelve Months ended March 31, 2004	$0.30	$0.30	$0.325	$0.90
Nine Months ended December 31, 2004	$0.225	$0.225	$0.2625	$0.675

Income from Continuing Operations
Basic:
Twelve Months ended March 31, 2004	$(0.19)	$0.24	$2.58	$0.72
Nine Months ended December 31, 2004	$0.51	$0.38	$1.02	$1.14

Diluted:
Twelve Months ended March 31, 2004	$(0.19)	$0.24	$2.45	$0.72
Nine Months ended December 31, 2004	$0.50	$0.37	$1.02	$1.11

RISKS RELATING TO THE MERGER

In addition to the information included in “Information Regarding Forward-Looking Statements” beginning on page 5 or incorporated by reference in this joint proxy statement/prospectus, you are urged to consider carefully the matters described below in determining whether to vote to approve the plan of merger and the other proposals contemplated herein.

Because the market price of DIMON common stock may fluctuate, you cannot be sure of the market value of the common stock to be issued in the merger.

Upon completion of the merger, each share of Standard common stock will be converted into three shares of DIMON common stock. This exchange ratio will not be adjusted for changes in the market price of either DIMON common stock or Standard common stock. The prices of DIMON common stock and Standard common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and/or on the date of the shareholder meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of DIMON common stock during the period from November 5, 2004, the last trading day before public announcement of the merger, through [                    ,     ], 2005, the last day for which information was available before the mailing of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $[            ] to a low of $[            ] for each share of Standard common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, regulatory considerations and changes in our businesses, operations and prospects, many of which factors are beyond our control. Because the date that the merger is completed will be later than the date of the special shareholder meetings, at the time of your meeting you will not know the exact market value of the DIMON common stock that Standard shareholders will receive upon completion of the merger. Neither DIMON nor Standard is permitted to terminate the merger agreement or resolicit the vote of our shareholders solely because of changes in the market price of either of our common stocks.

If Alliance One fails to realize the anticipated cost savings and other benefits of the merger, the merger could be dilutive to Alliance One’s earnings per share or otherwise adverse to Alliance One shareholders.

The success of the merger will depend, in part, on our ability to realize the anticipated cost savings from combining the businesses of DIMON and Standard. We believe we can realize more than $60 million of annual pre-tax cost savings, which are expected to be phased in during the two years following the merger. However, to achieve the anticipated benefits from the merger, DIMON and Standard must successfully combine the businesses of DIMON and Standard in a manner that permits those cost savings to be realized, while minimizing the costs of integration. If DIMON and Standard are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. If a large portion of the anticipated cost savings are not achieved, the merger could be dilutive to Alliance One’s earnings per share and we may not be able to continue to pay dividends at the current rate or at all.

In addition, DIMON and Standard have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the proposed merger and the integration process, once the merger is completed, could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers and employees or our ability to achieve the anticipated benefits of the merger or could reduce our earnings.

We might not be able to amend or refinance DIMON’s and Standard’s debt necessary to consummate the merger.

Many of DIMON’s and Standard’s financing arrangements must be amended or refinanced in connection with the closing of the merger because (1) change of control clauses in agreements governing such financings require repayment in connection with a significant transaction such as the merger, or (2) we would not be able to comply with certain of the financial covenants contained in those agreements as of the closing of, or immediately after, the merger. The financing arrangements that must be amended or refinanced are:

•	DIMON’s $150 million senior credit facility, of which $3.6 million was outstanding as of December 31, 2004 (although additional amounts have been drawn since that time);

•	DIMON’s $200 million of 9 5/8% senior notes due 2011;

•	DIMON’s $125 million of 7 3/4% senior notes due 2013;

•	Standard’s $150 million senior credit facility, of which approximately $117.0 million was outstanding as of December 31, 2004; and

•	Standard’s $150 million of 8% senior notes due 2012.

DIMON may also redeem all $73 million of its 6 1/4% Convertible Subordinated Debentures due 2007, although such redemption is not required pursuant to the terms of the agreements governing such debt.

We intend to raise capital to tender for, repay or redeem these financings and pay the costs and expenses of the merger and refinancing through a combination of one or more of a new senior secured revolving credit facility, senior secured term loan, senior notes and senior subordinated notes. We anticipate that, as a result of this refinancing, the total indebtedness of the combined company will increase, primarily as a result of approximately $105 million to $110 million of tender premiums, redemption premiums and other costs and expenses we expect to incur in connection with the refinancing and the closing of the merger, a portion of which will be expensed as incurred and a portion of which will be capitalized and amortized over the applicable period. Our indebtedness following the merger will have important consequences, including:

•	our indebtedness may make it more difficult for us to satisfy our interest payment obligations and pay dividends;

•	our indebtedness may limit our ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, debt refinancing, acquisitions and other general corporate requirements;

•	a significant portion of our cash flow from operations must be dedicated to paying interest on, and the repayment of the principal of, our indebtedness. This reduces the amount of cash we have available for making principal and interest payments under indebtedness, paying dividends and for other purposes and makes us more vulnerable to a decrease in demand for leaf tobacco, increases in our operating costs or general economic or industry conditions; and

•	our ability to adjust to changing market conditions and to compete with other global leaf tobacco merchants may be hampered by the amount of debt we owe.

In addition, the instruments governing this indebtedness will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

We may experience a contraction of available capital to finance our local operations in non-U.S. jurisdictions.

Each of DIMON and Standard have typically financed their non-U.S. local operations with uncommitted short term operating credit lines at the local level. These operating lines are typically seasonal in nature, extending for a term of 180 to 270 days corresponding to the tobacco crop cycle in that location. These facilities are typically uncommitted in that the lenders have the right to cease making loans or demand payment of outstanding loans at any time. In addition, we must renegotiate the terms of each of these operating lines, or seek alternative financing, after each local crop season. Although the foreign subsidiaries are the borrowers under these lines, many of them are guaranteed by DIMON or Standard.

At December 31, 2004, DIMON’s subsidiaries had borrowed funds under approximately 27 different operating lines ranging in size from $50.0 million to $1.2 million. At December 31, 2004, DIMON’s subsidiaries had seasonally adjusted operating lines of $512.0 million, excluding all long term agreements; had borrowed $235.7 million under those operating lines with a weighted average interest rate of 3.71%; and had approximately $243.2 available under these operating lines. DIMON’s total maximum borrowings under these operating lines, excluding the long term credit agreements, during the nine months ended December 31, 2004 were $527.5 million.

At December 31, 2004, Standard’s subsidiaries had borrowed funds under approximately 45 different operating lines ranging in size from $52.7 million to $0.3 million. At December 31, 2004, Standard’s subsidiaries had seasonally adjusted operating lines of $266.8 million, excluding all long-term agreements; had borrowed $135.4 million under those operating lines with a weighted average interest rate of 8.6%; and had approximately $131.4 availability under these operating lines. Standard’s total maximum borrowings under these operating lines, excluding the long term credit agreements, during the nine months ended December 31, 2004 were $177.1 million.

Because the lenders under these operating lines typically have the right to cancel the loan at any time and the lines must be renewed with each local crop season, there can be no assurance that this capital will be available to the subsidiaries of the combined company after the merger. Many of the lenders to DIMON’s subsidiaries at the local level are also lenders to Standard’s subsidiaries. In connection with the closing of the merger or during the integration process after the merger, these lenders may decide not to continue lending to the combined company to the same extent as to its predecessors, or at all. If a number of these lenders cease lending to the subsidiaries of the combined company or dramatically decrease such lending, it could have a material adverse affect on our liquidity.

Each of DIMON and Standard face risks if the merger is not completed.

If the merger is not completed, there can be no assurance that either DIMON or Standard will be able to sustain or improve upon their recent financial performance. Factors that may adversely effect DIMON’s or Standard’s future financial performance if the merger is not completed include:

•	the ability to effectively rationalize operations to match volume of demand;

•	the ability to maintain market share in the context of a consolidating customer base;

•	the ability to respond to shifts in sourcing origins for leaf tobacco;

•	DIMON’s ability to continue to pay dividends in light of restrictions on dividends in its indentures relating to its senior notes, which have been amended only through June 30, 2005;

•	the recognition as current expenses on our respective income statements of all of the costs and expenses associated with the merger and related transactions that would otherwise have been capitalized on our respective balance sheets; and

•	increased difficulty retaining existing employees and customers and attracting new employees and customers in light of the uncertainties that may surround each of DIMON and Standard in the event the merger agreement is terminated.

In addition, you should refer to the risks discussed in each of DIMON’s and Standard’s Annual Report on Form 10-K/A for the period ended March 31, 2004.

The merger might trigger rights of Standard’s joint venture partners that, if exercised, could adversely affect our operations or liquidity and capital resources.

Standard does business in India, Thailand, Kyrgyzstan and Zimbabwe through joint ventures. Standard’s joint venture agreements relating to its operations in India, Thailand and Zimbabwe contain buy/sell provisions that might be triggered by the closing of the merger. If joint venture partners exercise any buy/sell rights triggered by the merger, the combined company could be forced to either buy or sell its interests in those joint ventures for purchase prices determined by formulae or processes set forth in the applicable joint venture agreement. The operation of these buy/sell provisions could be disruptive to its operations, materially and adversely impact its liquidity and capital resources and impede its ability to realize the anticipated cost savings from the merger.

The market price of the Alliance One shares after the merger might be affected by factors different from those currently affecting the shares of Standard or DIMON.

The businesses of DIMON and Standard differ somewhat and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock might be affected by factors different from those currently affecting the independent results of operations of each of DIMON or Standard. For a discussion of the businesses of DIMON and Standard and of factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 101.

Alliance One might be subject to adverse regulatory conditions after the merger.

Before the merger can be completed, approvals or consents must be obtained from various antitrust authorities in foreign jurisdictions. Such authorities might impose conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Alliance One following the merger, any of which might have a material adverse effect on the results of operations of Alliance One following the merger.

DIMON recently identified material weakness in its internal controls over financial reporting, and a related defect in disclosure controls and procedures, and any future material weakness or similar defect could negatively impact your ability to evaluate DIMON and its ability to successfully integrate the companies after the merger.

In October 2004, DIMON identified a material weakness in internal controls over financial reporting relating to the failure to properly monitor the restricted payment covenant in the indentures governing its senior notes and certain defects that occurred as a result. More information regarding the material weakness and default under these indentures can be found in DIMON’s quarterly report on Form 10-Q for the quarterly period ending December 31, 2004, as amended. A material weakness in internal controls over financial reporting is defined as “a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.” DIMON concluded that the failure to properly monitor the restricted payment covenant in its indentures constituted a material weakness. In connection with this material weakness and as a result of the failure to properly monitor the restricted payment covenant in the indentures, DIMON’s Chief Executive Officer and Chief Financial Officer have concluded that DIMON’s disclosure controls and procedures were not effective, for the period of December 2003 through October 2004, to ensure that the defaults under the indentures were promptly disclosed.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal controls over financial reporting as of the end of our fiscal year ending March 31, 2005, and that our independent auditors attest to that determination. If we or our independent auditors determine that we have a material weakness in our internal controls over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination. We have dedicated a significant amount of time and resources to ensuring compliance, but we cannot provide any assurance that we or our independent registered public accounting firm will be able to complete the necessary work in a timely manner. We have no indication, however, that either we or they will be unable to do so.

You should consider this material weakness and the possibility that we could identify a future material weakness in evaluating DIMON or Alliance One, their ability to comply with restrictive covenants in their respective debt instruments and ability to successfully implement the integration of DIMON and Standard after the merger.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of the U.S. securities laws that relate to future events or future financial performance. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about the anticipated benefits of the merger between DIMON and Standard, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management of Alliance One and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “plans,” “intends,” “may,” “might,” “should,” “will,” “could,” or similar expressions in this joint proxy statement/prospectus or in documents incorporated by reference in this joint proxy statement/prospectus.

These forward-looking statements are based on the current beliefs and expectations of DIMON’s and Standard’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	the risk factors described above under the heading “Risks Relating to the Merger;”

•	changes in the timing and implementation of cost-saving initiatives;

•	our ability to successfully integrate DIMON’s and Standard’s operations;

•	changes in the markets for any financing necessary to repay debt in connection with the merger;

•	our ability to comply with financial covenants and other terms in our credit facility, senior note indentures and other agreements related to financings;

•	changes in anticipated geographic product sourcing;

•	variances in enforcement, and sudden changes in, non-U.S. tax regimes;

•	political instability in leaf tobacco sourcing locations;

•	currency and interest rate fluctuations;

•	shifts in the global supply and demand position for tobacco products; and

•	the impact of regulation and litigation on cigarette manufacturers, who are among DIMON’s and Standard’s customers.

In addition, you should refer to the risks discussed in each of DIMON’s and Standard’s Annual Report on Form 10-K/A for the period ended March 31, 2004.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents referred to or incorporated herein by reference, the dates of those documents.

All subsequent written or oral forward-looking statements attributable to DIMON or Standard or any person acting on any of their behalves are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. DIMON and Standard do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

DIMON PROPOSAL ONE AND STANDARD PROPOSAL ONE: THE MERGER

This section describes the material aspects of the proposed merger, including the merger agreement and related agreements. This summary might not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of DIMON and Standard into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 101.

Effect of the Merger; What Standard Shareholders Will Receive in the Merger

Upon completion of the merger, Standard will merge with and into DIMON, with DIMON as the surviving corporation in the merger. The combined company will be known as Alliance One International, Inc. In the merger, each outstanding share of Standard common stock will be converted into the right to receive three shares of DIMON common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the merger. After completion of the merger, it is anticipated that former DIMON shareholders will own approximately 45.4 million shares (52.2%), and former Standard shareholders will own approximately 41.5 million shares (47.8%) of Alliance One common stock immediately after the closing of the merger.

Voting Agreements

The following shareholders of Standard have signed agreements pursuant to which they have agreed to vote outstanding shares beneficially owned, directly or indirectly, by them in favor of the merger:

•	Robert E. Harrison, Chairman, President, Chief Executive Officer and director;

•	William A. Ziegler, director;

•	William S. Sheridan, director;

•	B. Clyde Preslar, director;

•	Mark W. Kehaya, director;

•	Robert A. Sheets, Executive Vice President Finance, Chief Financial Officer and director;

•	Alfred F. Rehm, Jr., Executive Vice President Global Sales and Customer Relations;

•	Henry C. Babb, Senior Vice President Public Affairs, Secretary and General Counsel;

•	Ery W. Kehaya, II, Senior Vice President Information Systems and Chief Information Officer; and

•	Helga Kehaya, shareholder.

These Standard shareholders collectively beneficially own, directly or indirectly, approximately 24% of the outstanding shares of Standard common stock as of the record date.

These voting agreements provide that each signatory agrees:

•	to vote all outstanding shares of Standard common stock held of record and beneficially as of the date of the merger agreement and any additional shares of Standard common stock held of record and beneficially as of the record date for the Standard shareholder meeting FOR approval of the merger at the Standard shareholder meeting;

•	not to deposit any shares of Standard common stock in a voting trust or subject any shares of Standard common stock to any arrangement with respect to voting; and

•	not to sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law or by will or by the laws of descent and distribution), any voting rights with respect to shares of Standard common stock, except to a person who is a party to a voting agreement with DIMON.

Background of the Merger

The board of directors and senior management of DIMON regularly discuss DIMON’s business and strategic direction in the context of competitive developments in our industry, including the long term trends of excess global tobacco capacity, shifting of origins of importance and consolidation in the cigarette manufacturing industry.

The Standard board of directors and senior management also regularly discuss the state of Standard’s business and strategic direction and objectives and its performance and prospects in the context of competitive developments in the industry. The Standard board has long felt that a combination with DIMON would be a beneficial strategic move and seriously began to consider such a transaction in August 2003. At that time, Standard engaged Matrix Private Equities, Inc. to act as its financial advisor with respect to a potential transaction with DIMON. Standard’s legal counsel for the transaction is Wyrick Robbins Yates & Ponton LLP.

Brian J. Harker, Chairman and Chief Executive Officer of DIMON, and Robert E. (“Pete”) Harrison, Chairman, Chief Executive Officer and President of Standard, have known each other for many years. From time to time they have had informal discussions about their respective institutions and trends in the leaf tobacco industry. From time to time in late 2003 and early 2004, during one or more encounters unrelated to any potential business combination, Mr. Harrison remarked that the two companies should consider such a combination, but no formal conversations ensued.

In connection with its normal quarterly meeting on February 26, 2004, Mr. Harker advised the DIMON board of directors of these statements made by Mr. Harrison, and the board determined that DIMON should retain a financial advisor to assess whether a combination with Standard was worth exploring. As a result, on March 15, 2004, DIMON retained Peter J. Solomon Company, L.P., or PJSC, to provide a one-time assessment of a potential combination with Standard.

On March 28, 2004, Messrs. Harker and Harrison met in Raleigh, North Carolina, to first discuss a possible strategic transaction. At that meeting, Mr. Harker expressed a desire to consider a joint venture of North American operations while Mr. Harrison expressed a desire to consider a combination of the two companies.

At a meeting of the DIMON board of directors on March 29, 2004, PJSC discussed its assessment of a business combination with Standard. Based on a limited review of information and certain assumptions, PJSC advised the board that the merger could result in a stronger combined company that would be better positioned in the industry for growth, but also that the merger could result in higher leverage. PJSC further advised that while the merger could be accretive to earnings per share, an examination of the extent of strategic and operational overlap would be critical to accomplishing a successful merger. On that basis, PJSC advised that a continued evaluation of the merger had merit. At that meeting, the board authorized Mr. Harker to explore the possibility of a strategic transaction with Standard.

The Standard board of directors met via teleconference on April 6, 2004, regarding this development and authorized Mr. Harrison and Standard’s lead independent director, William S. Sheridan, to meet with representatives of DIMON to continue discussions. On April 7, 2004, Mr. Harker and Martin R. Wade III, a DIMON independent director, met with Messrs. Harrison and Sheridan in Raleigh, North Carolina. During this meeting, the representatives of the two companies discussed a possible strategic transaction between DIMON and Standard, with each suggesting that its company was the appropriate survivor of any such combination. After the meeting, DIMON’s representatives discussed the meeting with members of their board of directors. On April 14, 2004, Standard’s board of directors, management and representatives of Matrix discussed these developments and the potential transaction in detail at the board’s regularly scheduled meeting in Wilson, North Carolina. At this meeting, the Standard board authorized management to continue discussions with DIMON.

The same representatives of the companies met for a second time as a group on April 23, 2004, in New York City, New York. At that meeting, the representatives had preliminary discussions concerning the structure of a potential business combination of DIMON and Standard. Preliminary discussions regarding the structure of the transaction suggested that (1) the merger consideration would consist of both stock and cash, (2) the board of directors of the surviving company would include representatives from each company’s board of directors roughly in proportion to the ownership of the combined company by each company’s shareholders, and (3) DIMON would be the surviving company and Mr. Harker would serve as Chairman and Chief Executive of the surviving company for two years following the closing and be succeeded by Mr. Harrison, who would serve as the surviving company’s President and Chief Operating Officer for the initial two years.

At the April 23 meeting, each company’s representatives determined that a business combination between DIMON and Standard could offer strategic benefits for each company, the potential for substantial cost savings and the opportunity to create value for their respective shareholders. Following that meeting, DIMON formally engaged PJSC as its financial advisor and Hunton & Williams LLP as its legal advisor with respect to a potential strategic transaction with Standard.

During the week following the April 23 meeting, DIMON and Standard each authorized their respective management teams and external advisors to begin exchanging due diligence information, and DIMON contacted Wachovia Capital Markets, LLC regarding advice with respect to financing for a potential strategic transaction. In connection with these ongoing discussions and the commencement of reciprocal due diligence, the parties negotiated and on April 28, 2004, signed a mutual non-disclosure and confidentiality agreement.

The Standard board met again by teleconference on April 26, 2004, to receive updates on the status of discussions with DIMON and Standard management’s and Matrix’s knowledge of DIMON’s business and prospects. Representatives of Wyrick Robbins also attended this meeting and reviewed with the board in detail the legal standards applicable to its decisions with respect to any proposed transaction. At this meeting, the board directed management to continue discussions and begin due diligence.

During the week of May 3, 2004, the parties and their respective legal and financial advisors met in Raleigh, North Carolina, to undertake mutual confidential due diligence and management discussions and to organize communications between each company’s management teams. Extensive due diligence by each company and their respective legal and financial advisers continued through the month of May, but slowed somewhat as each company focused on finalizing their audited financial statements for the 2004 fiscal years and preparing their respective Annual Reports for filing with the SEC in early June.

As part of DIMON’s and Standard’s respective due diligence investigations, the parties exchanged certain non-public financial projections. Each of DIMON and Standard provided these same projections to their respective financial advisors. The parties and their financial advisors did not rely on these exchanged versions of the financial projections alone. Rather, each of DIMON and Standard, in cooperation with their respective financial advisors, developed its own analysis and expectations of the other party’s anticipated future performance based on the totality of information learned during diligence and its own industry information.

The DIMON board of directors held a regularly scheduled board meeting in Charlotte, North Carolina on May 25, 2004. In addition to its regularly scheduled agenda, the board received updates from management, Hunton & Williams and PJSC regarding the status of discussions with Standard, the due diligence review of Standard to date, and certain financial information concerning the potential strategic transaction. The board of directors authorized management to continue discussions with Standard and to continue due diligence.

On June 9, 2004, the Standard board of directors held its regularly scheduled meeting in Wilson, North Carolina. In addition to its regularly scheduled agenda, the board received updates from management and representatives of Matrix regarding the status of discussions with DIMON, the due diligence review of DIMON to date and financial information regarding the potential transaction. The board authorized management to continue discussions with DIMON and to continue due diligence.

On May 24, 2004, DIMON announced it was lowering its earnings guidance for fiscal 2004, and on June 3 and 10, 2004, Standard and DIMON, respectively, released financial and operating results for their 2004 fiscal years. Based on their financial results, representatives from DIMON and Standard met on June 17, 2004 in New York City, New York, to discuss the financial terms of a potential strategic combination. In addition to Messrs. Harker, Wade, Harrison and Sheridan, independent director C. Richard Green, Jr. of DIMON joined the discussion. At this meeting, the discussion of the consideration to be paid to Standard’s shareholders in the merger ranged from $20 to $23 per share, of which $4 to $6 per share would be paid in cash and the remainder would be paid in the form of DIMON common stock. These terms would result in DIMON’s shareholders owning anywhere from 51% to 60% of the combined company. During the time of this discussion, shares of Standard common stock were trading in the range of $16 to $18 per share. DIMON’s representatives at the meeting also requested that certain officers and directors of Standard should sign voting agreements in connection with the merger agreement.

On June 21 and 23 and again on July 1, 2004, the Standard board of directors met telephonically along with representatives of Matrix and Wyrick Robbins to discuss the status of negotiations and due diligence. At these meetings the board gave management and Matrix direction for ongoing negotiations with DIMON.

On July 1, 2004, the DIMON board of directors held a telephonic meeting to receive and discuss updates from management, Hunton & Williams and PJSC regarding the status of discussions with Standard, the due diligence review of Standard to date and certain financial information concerning a potential strategic transaction with Standard. Following the presentations and management’s description of the proposed terms of the potential merger, the board of directors authorized management to proceed with negotiations toward a definitive merger agreement.

During July 2004, counsel to DIMON and Standard began negotiation of the merger agreement, and the respective parties continued due diligence.

Each of DIMON and Standard released their operating and financial results for the quarter ended June 30, 2004, and filed their Quarterly Reports on Form 10-Q in early August 2004. In connection with the release of that information, Standard lowered earnings guidance for the 2005 fiscal year.

On August 10, 2004, in connection with its regularly scheduled meeting immediately following its annual meeting of shareholders, the Standard board met in Wilson, North Carolina. Among other things, it discussed with management and representatives of Matrix and Wyrick Robbins the status of negotiations with DIMON and due diligence to date. The board again directed management, Matrix and Wyrick Robbins to continue negotiations.

On August 25, 2004, in connection with a regular meeting of the DIMON board of directors in Danville, Virginia, the board received a detailed presentation from management and Hunton & Williams regarding the due diligence review of Standard and the status of the ongoing discussions. In addition, PJSC discussed with the board the financial results of Standard and DIMON through the quarter ended June 30, 2004, and the potential impact of the revised financial results and earnings guidance on a combination of the two companies. At that meeting, the DIMON board of directors authorized management to continue negotiations with Standard to attempt to structure a combination of the two companies.

After that meeting and based on the board’s guidance, Mr. Harker proposed to Mr. Harrison that a combination of the two companies should be pursued based on the market values of each company’s stock price, plus a slight premium to the market value of the Standard common stock, which premium would be paid in cash.

On September 7, 2004, the Standard board held a special telephonic meeting to receive an update on negotiations. On September 20, 2004, Messrs. Harker, Wade, Green, Harrison, Sheridan and Standard independent director Gilbert L. Klemann, II, met along with representatives of PJSC and Matrix in New York City, New York. At this meeting, the Standard representatives, in response to Mr. Harker’s most recent statements, suggested the following three alternatives with respect to merger consideration:

•	an exchange ratio of three shares of DIMON common stock for each share of Standard common stock, with no cash component;

•	an exchange ratio of 2.75 shares of DIMON common stock for each share of Standard common stock, plus $1.50 in cash per share of Standard common stock; or

•	an exchange ratio of 2.625 shares of DIMON common stock for each share of Standard common stock, plus $1.00 in cash per share of Standard common stock.

In addition, Mr. Harrison suggested the board of the surviving company be comprised 50% of DIMON directors and 50% of Standard directors. The parties discussed these alternatives and after some negotiation, proposed to move forward with drafting definitive documents based on (a) merger consideration to Standard shareholders consisting of 2.715 shares of DIMON common stock plus $1.25 in cash per share of Standard common stock, and (b) the board of the combined company would be comprised of seven DIMON directors and six Standard directors. The Standard representatives also stated that, if the cash portion of the merger consideration was increased by $0.25 per share, certain directors and officers of Standard would be willing to enter into voting agreements in connection with the merger. The DIMON representatives did not state whether that proposal would be acceptable.

In late September and early October, DIMON’s and Standard’s legal counsel continued negotiations of a definitive merger agreement and various related documents. The Committee on Executive Compensation of DIMON’s board of directors, assisted by its independent consultant on executive compensation, Pearl Meyer & Partners, and Hunton & Williams, negotiated post-merger employment agreements for Messrs. Harker and Harrison with their personal attorneys. In addition, each party updated their due diligence reviews.

On October 4, 2004, the parties discontinued merger discussions because DIMON became concerned that, due to a misinterpretation of the restricted payment covenant, it was in default under the indentures governing its senior notes. On October 11, 2004, DIMON commenced a consent solicitation to seek waivers of those defaults, to amend the terms of the applicable indentures and to seek waivers of lenders under other debt agreements that contained cross default provisions.

On October 22, 2004, the DIMON board of directors held a telephonic meeting to receive and discuss presentations from management regarding the defaults under the senior notes indentures and the consent solicitation process. At that meeting, Hunton & Williams also delivered a presentation regarding follow-up due diligence and the status of the negotiations with Standard. PJSC discussed with the board certain financial information concerning a potential strategic transaction with Standard, and Wachovia Capital Markets, LLC discussed with the board potential financing alternatives in connection with a strategic transaction with Standard.

On October 25 and 29, 2004, the Standard board met telephonically to review the status and implications of the DIMON default and its resolution. Representatives of Matrix and Wyrick Robbins attended these meetings, advising the directors on the proposed transaction and their legal duties in considering it. The board also discussed Standard’s and DIMON’s results of operations for the quarter ended September 30, 2004, which the parties had reviewed with one another in meetings in Raleigh, North Carolina, on October 28, 2004. The board concluded that further negotiations were required, particularly in light of DIMON’s request for agreements from Standard officers, directors and one significant shareholder to vote their shares in favor of the merger.

DIMON obtained the necessary waivers of defaults and consents to amend its senior notes indentures as of October 29, 2004, and was thereafter informed that Standard continued to have an interest in pursuing a proposed business combination.

The DIMON board of directors convened a special telephonic meeting on Sunday, October 31, 2004, to review and discuss a proposed merger agreement merging Standard with and into DIMON. At that meeting, DIMON’s legal advisors discussed with the board of directors the legal standards applicable to its decisions with respect to the proposed transaction, reviewed the legal terms of the proposed definitive merger agreement and related agreements, and responded to questions from directors. Pearl Meyer & Partners also summarized for the board the terms of the proposed employment agreements with Messrs. Harker and Harrison, and the proposed severance and other senior management arrangements described under “Interests of Certain Persons in the Merger—Interests of DIMON’s Directors and Officers in the Merger” below. PJSC discussed with the board certain financial information relating to the proposed merger based on the proposed merger consideration of 2.715 shares of DIMON common stock plus $1.25 in cash per share. During the October 31 meeting, the DIMON board discussed the proposed transaction and related agreements and asked questions of DIMON’s senior management and DIMON’s advisors. DIMON’s October 31 meeting was recessed until November 2, 2004, at which time, after a brief discussion as to timing, the meeting was further recessed until Saturday, November 6, 2004.

During this meeting and the previous board meetings at which PJSC was present, members of the DIMON board asked various questions, including questions regarding the extent of anticipated cost savings that could be generated from the merger, the anticipated costs of the merger, refinancing and integration of the companies in relation to the anticipated cost savings, and whether the financial analysis showed that the merger could be accretive to earnings per share in light of the anticipated costs and benefits of the merger.

On November 2 and 3, 2004, the Standard board again met telephonically to review the status of discussions, including developments regarding DIMON’s views with respect to sources and terms of financing for the combined company.

On November 4, 2004, representatives of Standard informed representatives of DIMON that the Standard board of directors required a change in the merger consideration from 2.715 shares of DIMON common stock plus $1.25 per share of Standard common stock, as previously discussed, to three shares of DIMON common stock and no cash component, and indicated that the Standard board of directors would be prepared to approve a business combination on those terms.

DIMON’s management and its financial advisor discussed their financial analyses of the proposed business combination in light of the requested revised merger consideration. Mr. Harker discussed the requested revised financial terms and revised analyses with various members of the DIMON board of directors and then informed Standard that DIMON would be willing to proceed with the mutual consideration of the business combination based on those terms, provided that certain officers, directors and one significant shareholder of Standard enter into voting agreements pursuant to which they would agree to vote in favor of the merger at the Standard special meeting.

On the afternoon of Friday, November 5, 2004, the Standard board of directors held a special meeting to consider the proposed transaction, which was also attended by members of Standard’s senior management and Standard’s outside legal and financial advisors. At this meeting, Standard senior management reviewed with the board of directors strategic considerations relating to the transaction and the progress of the negotiations regarding the terms of the transaction and apprised the board of the results of its due diligence review of DIMON. Matrix reviewed its financial analyses relating to the proposed merger, and rendered to the Standard board of directors its opinion that, as of that date and based on and subject to the considerations in its opinion, the proposed exchange ratio was fair, from a financial point of view, to holders of Standard common stock. Matrix subsequently delivered its written opinion of the same date, which did not differ from its oral opinion. Standard’s legal advisors again discussed with the board of directors the legal standards applicable to its decisions with respect to the proposed transaction, reviewed the terms of the proposed definitive merger agreement, and proposed employment arrangements. During these discussions, the Standard board discussed the proposed transaction and related agreements and asked questions of Standard senior management and Standard’s legal and financial advisors. Following further review and discussion, the board of directors voted unanimously to approve the merger and merger agreement with DIMON and the related agreements and the transactions contemplated by those agreements, and resolved to recommend that its shareholders vote to adopt the merger agreement. It was also agreed that certain officers and directors of Standard would enter into voting agreements in connection with the merger. Mr. Harrison conveyed the results of that meeting to Mr. Harker.

During this meeting and the previous board meetings at which Matrix was present, members of the Standard board asked various questions, including questions regarding the extent of anticipated cost savings that could be generated from the merger, the anticipated costs of the merger, the costs of the refinancing and integration of the companies in relation to the anticipated cost savings, the effect of the refinancing on the financial condition of the combined company and whether the financial analysis showed that the merger could be accretive to earnings per share in light of the anticipated costs and benefits of the merger, the strategic benefits of the merger in light of industry conditions and the value of Standard on a stand-alone basis as compared to Standard and DIMON combined.

On Saturday, November 6, 2004, the DIMON board of directors, with Mr. Slee absent, reconvened its meeting. DIMON’s senior management and DIMON’s legal and financial advisors provided updates regarding the final terms of the proposed merger agreement and related agreements. PJSC delivered its oral opinion, subsequently confirmed in a written opinion of that same date, to the effect that as of that date, and subject to the qualifications and assumptions and based on the considerations set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to DIMON. PJSC’s written opinion did not differ from its oral opinion. Following deliberations, the DIMON board of directors, by unanimous vote of all directors present, and having been advised that Mr. Slee concurred in the decision, approved the merger agreement and the related agreements and the transactions contemplated by those agreements, and resolved to recommend that its shareholders vote to approve the plan of merger.

On Sunday, November 7, 2004, the parties executed the merger agreement and related agreements. The parties announced the transaction via a joint press release issued in the early morning of Monday, November 8, 2004.

DIMON’s Reasons for the Merger; Recommendation of the Merger by the DIMON Board of Directors

The primary rationale behind the DIMON board’s approval of the merger was that it should help DIMON achieve its goal of driving profitable growth and building long term value in what has become a rapidly changing industry. Central to that primary rationale, there were several important factors that contributed to the board’s approval, including the following:

•	The creation of a stronger independent leaf tobacco merchant

On a pro forma basis, Alliance One would have had annual revenue of approximately $1.89 billion for the twelve months ended March 31, 2004. The enhanced global resources, greater financial strength and increased operational agility that will result from the combination of the two companies’ resources should allow Alliance One to more effectively address the challenges currently confronted by the leaf tobacco merchant industry and position itself for growth in the long run. A larger firm with more resources will be better equipped to quickly support customer needs in emerging lower-cost tobacco producing regions. Further, the merger should leverage DIMON’s investment in information systems and advanced agronomic capabilities, providing a better platform for expanding value-added service components, responding to customer initiatives such as improved traceability of leaf tobacco and the reduction of non-tobacco related material content and the enhancement of agronomic abilities and programs.

•	Anticipated annual pre-tax cost savings of more than $60 million

DIMON’s board of directors considered its management’s estimate, which was prepared with the assistance of its external financial advisors prior to the execution of the merger agreement, that through the merger the combined company could realize annual pre-tax cost savings of over $40 million. Management’s estimates were based upon a review of both companies’ financial and operating statistics, an assessment of their respective processing facilities and regional and corporate offices and an identification of redundant staffing. Since we announced the merger, we have retained an independent consultant to assist with those portions of the integration planning process that can be undertaken prior to closing. We have completed the initial phases of the ground-up integration design process initiated by that consultant, and now believe that anticipated annual pre-tax cost savings from the merger can exceed $60 million.

We expect over half of the anticipated cost savings to be achieved through the rationalization of tobacco processing capabilities that should result when we consolidate operations at the most efficient and technically advanced facilities of each company. We analyzed potential savings on a facility by facility basis. We expect additional savings to come from staffing reductions and the reduction of corporate and regional overhead expenses around the world. We expect these savings to be phased in over two years, with approximately 65% to be realized in the first full year of combined operations and 100% in the second full year.

•	Value creation for shareholders through earnings per share accretion

The DIMON board of directors considered that the merger is expected to be accretive, in terms of improved earnings per share, in the first full year of operations after the closing, with a further increase in accretion in subsequent years.

•	Succession planning and the combination of experienced management teams

The DIMON board of directors further considered that merging DIMON and Standard would allow the combined company to implement a succession plan for senior management to select management from among the best of each company’s management teams. For example, Standard Chairman and Chief Executive Officer Robert E. (“Pete”) Harrison will become Alliance One’s President and Chief Operating Officer for two years, at which time it is contemplated that he will succeed Brian J. Harker as Chief Executive Officer. The board believed that this combination of backgrounds and experience will enable the combined company to maintain and strengthen long term relationships with customers and leverage its market leadership position. Further, a larger, stronger and more dynamic company should facilitate recruiting talented professionals who will have the opportunity to develop into the combined company’s future leaders.

In addition, the DIMON board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger and the rationale for the merger outlined above:

•	historical financial information concerning DIMON and Standard, which generally informed the board’s determination as to the relative values of DIMON, Standard and the combined company;

•	DIMON’s and Standard’s respective competitive positions and abilities to respond to customer needs, which supported the board’s decision that the combined company would be stronger and more flexible, and thus better able to respond to customer needs;

•	DIMON’s and Standard’s respective historical stock performance, which generally supported its conclusions on valuation of Standard’s common stock;

•	DIMON’s and Standard’s respective excess capacity at their respective processing facilities, which supported conclusions that rationalization of facilities could generate cost savings;

•	the results of the due diligence review of Standard’s businesses and operations which indicated Standard had similar and somewhat redundant operations that could generate cost savings and efficiencies upon integration;

•	management’s assessment that the proposed merger was likely to meet each of the criteria they deemed necessary for a successful merger—strategic and cultural fit, acceptable execution risk and financial benefits to DIMON and DIMON’s shareholders;

•	the current and prospective competitive environment in which DIMON must operate, including the continuing consolidation among cigarette manufacturers and the likely effect of that competitive environment on DIMON in light of, and in the absence of, the proposed merger, which supported the board’s determination that a larger, stronger and more flexible company could better respond to changes in the industry;

•	the alternatives reasonably available to DIMON if it did not pursue the merger with Standard, including the possibility of pursuing an acquisition of or merger with another leaf tobacco merchant or maintaining the status quo, and the conclusion that no other reasonably available alternative would yield greater benefits for DIMON and its shareholders;

•	the financial analyses of DIMON’s financial advisor and its opinion with respect to the fairness of the exchange ratio (see “—Opinions and Presentations of Financial Advisors—Opinion of DIMON’s Financial Advisor” below);

•	the terms and conditions of the merger agreement, including the fact that the merger agreement is not subject to termination as a result of any change in the trading prices of either company’s stock between signing of the merger agreement and closing;

•	the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for mergers of this type, and that a fixed exchange ratio fairly captures the respective ownership interests of the DIMON and Standard shareholders based on fundamental valuation assessments and avoids fluctuations caused by short term market volatility;

•	the board’s conclusion that the provisions of the merger agreement designed to restrict the ability of the parties to entertain third party acquisition proposals, and the provisions of the merger agreement providing for the payment of termination fees in certain events, were appropriate and reasonable means to increase the likelihood that the transaction will be completed;

•	the likelihood that the merger will be completed, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions;

•	DIMON management’s experience in implementing previous strategic merger transactions, which supported the board’s determination that integration could generate cost savings; and

•	each company’s emphasis on core values, such as doing business with integrity, a strong commitment to the customers’ needs, being quick and responsive, keeping business practices at leadership levels and a strong commitment to employees’ needs.

DIMON’s board of directors also considered the potential negative factors and risks of the merger and potential conflicts of interest, including the following:

•	the challenges of combining the operations of two global leaf merchants with operations in over 40 countries;

•	the risk that anticipated cost savings will not be achieved when expected or at all;

•	the potential dilution to DIMON’s shareholders if a large portion of the forecasted cost savings are not realized;

•	the estimated $65 to $75 million (pre-tax) in costs expected to be incurred to combine the operations of DIMON and Standard;

•	DIMON’s ability to restructure or refinance existing financing to provide sufficient and manageable credit for future operations;

•	the costs associated with a refinancing or restructuring of the combined company’s debt, and that such costs could mean that the combined company will have increased debt compared to DIMON and Standard;

•	the potential interests of certain DIMON officers and directors that may be different from, or in addition to, the interests of DIMON’s shareholders generally in connection with the merger (see “Interests of Certain Persons in the Merger—Interests of DIMON’s Directors and Officers in the Merger” below); and

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the DIMON board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the DIMON board may have given different weight to different factors. The DIMON board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, DIMON’s management and DIMON’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. Although DIMON and its financial advisors considered the financial projections exchanged (described above under “—Background of the Merger”), the DIMON board did not believe these projections alone to be a material factor in assessing the benefits of the merger compared to the material intrinsic factors described above, on which it primarily relied.

The DIMON board also relied on the experience and expertise of PJSC, its financial advisor. See “—Opinions and Presentations of Financial Advisors—Opinion of DIMON’s Financial Advisor” below.

The DIMON board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of DIMON and its shareholders and unanimously approved the merger agreement.

The DIMON board unanimously recommends that DIMON shareholders vote “FOR” adoption of the merger agreement and the plan of merger.

In considering this recommendation, you should also consider that certain members of DIMON’s board of directors will directly benefit from the merger. Benefits to DIMON’s directors and officers are described in detail under the heading “Interests of Certain Persons in the Merger—Interests of DIMON’s Directors and Officers in the Merger.”

Standard’s Reasons for the Merger; Recommendation of the Merger by the Standard Board of Directors

The Standard board of directors approved the merger because it believes the combined company will create more value for Standard’s shareholders over the long term than could be realized if Standard remained independent. The leaf tobacco industry is facing challenges due to, among other things, the increasingly globalized nature of the business and the increasing consolidation among tobacco manufacturers. Standard’s board believes the combined company will provide the following benefits:

•	Greater operating expertise, purchasing power and logistics

The merger should strengthen Standard’s and DIMON’s positions in the worldwide leaf tobacco merchant business. Alliance One will source tobacco from over 40 countries, representing every major tobacco producing region of the world. The combined company will have increased global resources, greater financial strength and increased operational agility that should allow it to more effectively operate in a low-cost provider model and position itself for long term growth. The combined company also should be better able to develop and provide value-enhancing services to its customers, including the expansion of information systems and advanced agronomic capabilities. In addition, the combined company will have a broader operating platform for future activities.

•	Economies of scale expected to result in annual pre-tax cost savings of more than $60 million

Before executing the merger agreement, we expected the proposed merger to generate annual pre-tax cost savings of over $40 million. The anticipated savings were prepared with the assistance of Standard’s external financial advisors. This estimate was based upon a review of each company’s financial and operating statistics, an assessment of their processing facilities and regional and corporate offices and an identification of redundant staffing. Since we announced the merger, we have retained an independent consultant to assist DIMON and Standard with those portions of the integration planning process that can be undertaken prior to closing. Together with DIMON, we have completed the initial phases of the ground-up integration design process initiated by that consultant, and now believe that anticipated annual pre-tax cost savings from the merger can exceed $60 million.

We expect over half of the anticipated cost savings to come from more efficient tobacco processing capabilities of the combined companies, which are anticipated to be achieved by combining operations of each company to create the most efficient and technically advanced facilities. We also expect savings to come from reductions in staff and corporate and regional overhead expenses. The combined company intends to phase in these savings over two years, with approximately 65% to be realized in the first full year of combined operations and 100% in the second full year.

•	Creation of value for Standard shareholders through earnings per share accretion

We expect the merger to be accretive, in terms of improved earnings per share, in the first full year of operations after the closing, with a further increase in accretion in the second year.

•	Greater combined management expertise

The merger would allow the combined company to be composed of the best of each company’s senior management and management teams, all of whom have extensive experience and expertise in the leaf tobacco field. This consolidation of the best management personnel should also facilitate succession planning at the senior management level. For example, Standard Chairman and Chief Executive Officer Robert E. (“Pete”) Harrison will become Alliance One’s President and Chief Operating Officer for two years, at which time it is contemplated that he will succeed Brian J. Harker as Chief Executive Officer. In addition, a larger, stronger and more dynamic company should assist in recruiting talented professionals who could become the future leaders of the combined company.

•	Greater market capitalization and liquidity

The combined company would have a market capitalization in excess of $500 million, based on each company’s shares outstanding and DIMON’s closing stock price on November 3, 2004. We believe that having a larger market capitalization should improve liquidity and reduce volatility, as well as provide a better base for potential future financings or strategic transactions.

In addition, the Standard board considered the following additional factors, which it believes support its decision to approve the merger and the rationale outlined above:

•	its understanding of Standard’s business, operations, financial condition, earnings and prospects and those of DIMON, including the report of Standard’s management on the results of Standard’s due diligence review of DIMON, which supported the board’s determination that the combined company would be stronger and more flexible and able to respond to its customers’ requests;

•	management’s assessment that the proposed merger was likely to meet each of the criteria they deemed necessary for a successful merger—strategic and cultural fit, acceptable execution risk and financial benefits to Standard and Standard’s shareholders;

•	the current and prospective competitive environment in which Standard must operate, including the continuing consolidation among cigarette manufacturers and the likely effect of that competitive environment on Standard in light of, and in the absence of, the proposed merger; which supported the board’s determination that a larger, stronger and more flexible company could better respond to changes in the industry;

•	the alternatives reasonably available to Standard if it did not pursue the merger with DIMON, including the possibility of pursuing an acquisition of or merger with another leaf tobacco merchant or maintaining the status quo, and the conclusion that no other reasonably available alternative would be available or would yield greater benefits for Standard and its shareholders;

•	the value of the exchange ratio provided for in the merger agreement relative to the current and historic trading prices of the common stock of each of Standard and DIMON and relative to the analyses prepared by Matrix of comparative valuations for DIMON and Standard and the contributions that each company would make to the combined company in terms of earnings, assets and other key measures;

•	the terms and conditions of the merger agreement, including the fact that the merger agreement is not subject to termination as a result of any change in the trading prices of either company’s stock between signing of the merger agreement and closing;

•	the financial presentation and the opinion delivered to the Standard board of directors by Matrix to the effect that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the exchange ratio was fair from a financial point of view to the holders of shares of Standard common stock (see “—Opinions and Presentations of Financial Advisors—Opinion of Standard’s Financial Advisor” below);

•	the scale, scope and strength of operations, purchasing power and delivery systems that could be achieved by combining Standard and DIMON;

•	the board’s conclusion that the provisions of the merger agreement designed to restrict the ability of the parties to entertain third party acquisition proposals, and the provisions of the merger agreement providing for the payment of termination fees in certain events, were appropriate and reasonable means to increase the likelihood that the transaction will be completed;

•	the likelihood that the merger will be completed, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions;

•	the governance arrangements providing for six directors from the Standard board and seven directors from the DIMON board to sit on the board of the combined company after completion of the merger and that Standard director William S. Sheridan will be the lead independent director and Standard director B. Clyde Preslar will be the chairman of the Audit Committee of the combined company;

•	the arrangements providing for Mr. Harrison of Standard to serve as the Chief Operating Officer and Mr. Harker of DIMON to serve as the Chief Executive Officer of the combined company, and for Mr. Harrison to succeed as Chief Executive Officer on the second anniversary of the completion of the merger (or earlier if Mr. Harker ceases for any reason to serve in the position of Chief Executive Officer), which the Standard board considered to be of significant importance in assuring continuity of management and an effective and timely integration of the two companies’ operations; and

•	each company’s emphasis on core values, such as doing business with integrity, a strong commitment to the customers’ needs, being quick and responsive, keeping business practices at leadership levels and a strong commitment to employees’ needs.

Standard’s board of directors also considered potential risks associated with the merger as part of its deliberations on the proposed merger, including:

•	the challenges of integrating the business, operations and workforce of the two companies, both of which have large, worldwide operations;

•	the risk that the anticipated cost savings will not be achieved when expected or at all;

•	that the fixed exchange ratio would not adjust upward to compensate for declines in DIMON’s stock price prior to completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or termination rights triggered by a decrease in the value of DIMON common stock and therefore the merger consideration;

•	the fact that former Standard shareholders will own less than 50% of the combined company;

•	the estimated $65 to $75 million (pre-tax) in costs expected to be incurred to combine the operations of DIMON and Standard;

•	the potential interests of some Standard officers and directors that may be different from, or in addition to, the interests of Standard’s shareholders generally in connection with the merger (see “—Interests of Certain Persons in the Merger—Interests of Standard’s Directors and Officers in the Merger” below); and

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Standard board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Standard board may have given different weight to different factors. The Standard board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Standard’s management and Standard’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. Although Standard and its financial advisors considered the financial projections exchanged (described above under “—Background of the Merger”), the Standard board did not believe these projections alone to be a material factor in assessing the benefits of the merger compared to the material intrinsic factors described above, on which it primarily relied.

The Standard board also relied on the experience and expertise of Matrix, its financial advisor. See “—Opinions and Presentations of Financial Advisors—Opinion of Standard’s Financial Advisor” below.

The Standard board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Standard and its shareholders and unanimously approved the merger agreement and the plan of merger contained therein.

The Standard board unanimously recommends that Standard shareholders vote “FOR” adoption of the merger agreement and the plan of merger.

In considering this recommendation, you should also consider that certain members of Standard’s board of directors will directly benefit from the merger. Benefits to Standard’s directors and officers are described in detail under the heading “Interests of Certain Persons in the Merger—Interests of Standard’s Directors and Officers in the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger

The following summarizes the material U.S. federal income tax consequences of the merger to U.S. holders of Standard common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon current law, which might change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States of America;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership holds Standard common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Standard common stock, you should consult your tax advisor.

This discussion assumes that you hold your shares of Standard common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. Further, this general discussion does not address all aspects of U.S. federal income taxation that might be relevant to you in light of your particular circumstances, including if you are subject to special treatment under the U.S. federal income tax laws.

The Merger

DIMON and Standard have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that DIMON and Standard each receive a legal opinion that the merger will so qualify. We believe that the material U.S. federal income tax consequences of the merger to you, if you are a U.S. holder of Standard common stock, are as follows:

•	you will not recognize gain or loss on the exchange of your Standard common stock for DIMON common stock;

•	your aggregate tax basis in the DIMON common stock that you receive in the merger will equal your aggregate tax basis in the Standard common stock you surrender; and

•	your holding period for shares of DIMON common stock that you receive in the merger will include your holding period for the shares of Standard common stock that you surrender in exchange.

If you acquired different blocks of Standard common stock at different times and at different prices, you should consult your tax advisor about how your tax basis and holding period in the DIMON common stock you receive in the merger might be determined with reference to each block of Standard common stock.

Closing Condition Tax Opinions

In connection with the initial filing of the registration statement of which this joint proxy statement/prospectus is a part, DIMON and Standard received opinions from Hunton & Williams LLP and Wyrick Robbins Yates & Ponton LLP, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Those opinions are attached as exhibits to such registration statement and are based on certain assumptions contained therein.

In addition, it is a condition to the closing of the merger that DIMON and Standard receive opinions from Hunton & Williams LLP and Wyrick Robbins Yates & Ponton LLP, respectively, to the effect that, as of the closing date, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by DIMON and Standard to be delivered at or shortly before the time of closing and on customary factual assumptions. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so. If either of us does waive this condition and the tax consequences are materially different from those described in this joint proxy statement/prospectus, we will inform you of this decision prior to the date of either special meeting.

Neither of the tax opinions will be binding on the Internal Revenue Service. DIMON and Standard have not and do not intend to seek any ruling from the Internal Revenue Service regarding any matters relating to the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Reporting Requirements

Federal income tax regulations provide that you are to retain records pertaining to your exchange of stock in the merger and are to file with your U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to your exchange of stock in the merger.

The preceding discussion is for general information only and does not address tax consequences that might vary with, or are contingent on, a shareholder’s particular circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Standard as of the effective time of the merger will be recorded at their respective fair values and added to those of DIMON. Any excess of the purchase price over the net fair value of Standard’s assets and liabilities will be recorded as goodwill. Financial statements of Alliance One issued after the merger will reflect these fair values as of the effective date of the merger and earlier periods will not be restated to reflect the historical financial position or results of operations of Standard. See “Unaudited Condensed Combined Pro Forma Financial Data” beginning on page 30.

Regulatory Approvals

To complete the merger, we need to obtain approvals or consents from, or make filings with, U.S. federal antitrust authorities and antitrust authorities in certain foreign jurisdictions. These approvals and filings are described below.

U.S. Antitrust Clearance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and its related rules, the merger could not be completed until both DIMON and Standard filed notification of the proposed transaction with the United States Department of Justice, or DOJ, and the United States Federal Trade Commission, or FTC, and the specified waiting periods expired or were terminated. On November 18, 2004, DIMON and Standard filed their pre-merger notification and report forms pursuant to the Hart-Scott-Rodino Act. The waiting period expired on December 20, 2004 at 11:59 p.m. without the DOJ or FTC taking any action with respect to our filings.

At any time before the merger is completed, the DOJ or FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of DIMON or Standard or their subsidiaries as a condition for not challenging the merger. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, DIMON and Standard believe that the completion of the merger will not violate U.S. antitrust laws. However, we can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that we will prevail.

In addition, the merger might be reviewed by the state attorneys general in the various states in which DIMON and Standard operate. While we believe there are persuasive arguments to the contrary, these authorities might claim that there is authority under state and federal antitrust laws and regulations for there to investigate and/or disapprove the merger under the circumstances. There can be no assurance that one or more state attorneys general will not attempt to file an action to challenge the merger on antitrust grounds.

Competition Approvals Abroad

The merger will require that we comply with notification requirements in a number of countries outside the United States. We believe that competition-related pre-merger notification filings or approvals are required in Argentina, Austria, Brazil, Germany, Norway, Russia, Spain, Turkey and Zimbabwe. The merger cannot be completed until both DIMON and Standard make the required filings in each of these jurisdictions and the applicable waiting periods have expired. All of these filings have been made and we expect that the applicable waiting periods in all jurisdictions will expire no later than March 31, 2005, unless extended by the applicable authorities. Based on our preliminary analysis and discussions with local counsel in these jurisdictions, we believe that the completion of the merger will not violate the laws of these countries. However, we can give no assurance that all required approvals will be obtained.

The local procedural rules in these countries differ from country to country as do the legal tests against which mergers are reviewed to determine if the local competition authority can issue a decision clearing the transaction. Local authorities may have the power to block mergers that breach the substantive test set out in the local jurisdiction and, in some countries, DIMON and Standard may need to obtain approval of the merger prior to closing.

In most cases, the applicable filings require the disclosure of financial and transaction information, which is then reviewed by the competition authority. In most reviews, the competition authority will contact other industry participants, such as customers, suppliers and competitors of the merging parties, to confirm that the information provided is correct and to obtain their opinions on the transaction.

In reaching its decision, each competition authority will usually consider if the merger results in a market concentration that is likely to breach the test for acceptable mergers in its jurisdiction. In the majority of countries this test usually relates either to the creation of a dominant position or market power sufficient to operate against the proper functioning of the market.

While we believe that we will receive the requisite regulatory approvals for the merger, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurance that U.S. or foreign regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. Our obligation to complete the merger is conditioned upon the receipt of all necessary consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities. See “—The Merger Agreement—Conditions to Completion of the Merger” above.

Refinancing

Many of DIMON’s and Standard’s financing arrangements must be amended or refinanced in connection with the closing of the merger because (1) change of control clauses in agreements governing such financings require repayment in connection with a significant transaction such as the merger, or (2) we would not be able to comply with certain of the financial covenants contained in those agreements as of the closing of, or immediately after, the merger. The financing arrangements that must be amended or refinanced are:

•	DIMON’s $150 million senior credit facility, of which $3.6 million was outstanding as of December 31, 2004 (although additional amounts have been drawn since that time);

•	DIMON’s $200 million of 9 5/8% senior notes due 2011;

•	DIMON’s $125 million of 7 3/4% senior notes due 2013;

•	Standard’s $150 million senior credit facility, of which approximately $117.0 million was outstanding as of December 31, 2004; and

•	Standard’s $150 million of 8% senior notes due 2012.

DIMON may also redeem all $73 million of its 6 1/4% Convertible Subordinated Debentures due 2007, although such redemption is not required pursuant to the terms of the agreements governing such debt.

We intend to raise capital to tender for, repay or redeem these financings and pay the costs and expenses of the merger and refinancing through a combination of one or more of a new senior secured revolving credit facility, senior secured term loan, senior notes and senior subordinated notes. The amounts of any senior secured revolving credit facility, senior secured term loan, senior notes or senior subordinated notes are subject to our discussions with financial advisors and lenders and market conditions at the time of the closing of the merger. We anticipate that total indebtedness of the combined company will increase in connection with the refinancing, primarily as a result of approximately $105 million to $110 million of tender premiums, redemption premiums and other costs and expenses we expect to incur in connection with the refinancing and the closing of the merger, a portion of which will be expensed as incurred and a portion of which will be capitalized and amortized over the applicable period.

The closing of the merger is conditioned on DIMON obtaining financing reasonably acceptable to DIMON for all indebtedness that must be repaid in connection with the completion of the merger on terms that (1) are not materially and adversely different than those presented to the Standard board prior to the execution of the merger agreement, and (2) will not have a material adverse effect on the combined company. Neither DIMON nor Standard has obtained any commitment from any lender or investment bank to provide or obtain any of the financing required to close the merger. There can be no assurance that any element of the refinancing can be obtained in a timely manner or on favorable terms.

Exchange of Standard Stock Certificates

Promptly after the merger is completed, our exchange agent will mail to Standard shareholders a letter of transmittal and instructions for use in surrendering your Standard stock certificates in exchange for Alliance One stock. When you deliver Standard stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, those stock certificates will be canceled. If you own Standard common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent.

Standard common shareholders will receive statements indicating book-entry ownership of Alliance One stock and may request stock certificates representing the number of full shares of Alliance One stock to which they are entitled under the merger agreement.

PLEASE DO NOT SUBMIT YOUR STANDARD STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT AFTER THE MERGER IS COMPLETED.

If you hold Standard stock certificates, you are not entitled to receive any dividends or other distributions on DIMON stock before the merger is completed. If there is any dividend or other distribution on DIMON stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your Standard stock certificates in exchange for DIMON stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of DIMON stock issued to you promptly after you surrender your Standard stock certificates and the DIMON shares are issued in exchange. If there is any dividend or other distribution on DIMON stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your Standard stock certificates in exchange for DIMON stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of DIMON stock issued to you promptly on that payment date.

If your Standard stock certificate has been lost, stolen or destroyed, you may receive shares of DIMON stock upon the making of an affidavit of that fact. DIMON may require you to post a bond in a reasonable amount as an indemnity against any claim that might be made against DIMON with respect to the lost, stolen or destroyed Standard stock certificate.

We will only issue stock in a name other than the name in which a surrendered Standard stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

THERE IS NO NEED FOR DIMON SHAREHOLDERS TO SUBMIT THEIR DIMON STOCK CERTIFICATES IN CONNECTION WITH THE MERGER OR OTHERWISE TAKE ANY ACTION AS A RESULT OF THE COMPLETION OF THE MERGER.

Restrictions on Sales of Shares by Affiliates

The shares of DIMON common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an “affiliate” of Standard or DIMON at the time of its special meeting. We expect that each of those affiliates will agree not to transfer any shares of stock received in the merger except in compliance with the Securities Act. This joint proxy statement/prospectus does not cover resales of DIMON common stock issued in the merger by affiliates of Standard or DIMON.

Stock Exchange Listing

It is a condition to the closing of the merger that the shares of DIMON common stock to be issued to Standard shareholders in the merger will be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger.

Appraisal Rights

DIMON shareholders are not entitled to dissenters’ or appraisal rights under Virginia law in connection with the merger because, as of the record date for the special meeting and upon completion of the merger, DIMON common stock was and will be listed on the New York Stock Exchange.

Standard shareholders are not entitled to dissenters’ or appraisal rights under North Carolina law in connection with the merger because, as of the record date for the special meeting, Standard common stock was listed on the New York Stock Exchange and in the merger holders of Standard common stock will receive shares of DIMON common stock that are listed on the New York Stock Exchange.

Delisting and Deregistration of Standard Stock After the Merger

When the merger is completed, the Standard common stock currently listed on the New York Stock Exchange will be delisted from that exchange and deregistered under the Securities Exchange Act of 1934.

Board of Directors and Management After the Merger

Following the merger, the board of directors of Alliance One will consist of 13 directors. The board will include Mr. Harker, currently the Chairman and Chief Executive Officer of DIMON, and six current independent directors of DIMON. The board will also include Mr. Harrison, currently the Chairman, Chief Executive Officer and President of Standard, and five current directors of Standard. Other than Messrs. Harker and Harrison, none of the directors will be employees of the combined company. Directors who serve on the combined company’s board of directors are expected to be compensated for their services in that capacity in accordance with DIMON’s existing director compensation policy.

Following the merger, Mr. Harker will continue to serve as Chairman and Chief Executive Officer of Alliance One and Mr. Harrison will become President and Chief Operating Officer of Alliance One. The parties anticipate that as of March 31, 2007 (or, if earlier, when Mr. Harker ceases for any reason to serve in the position of Chief Executive Officer), Mr. Harrison will become Chief Executive Officer of Alliance One. Mr. Harker will continue to serve as Chairman of the Alliance One board of directors through the 2007 annual shareholders’ meeting. In addition, the parties have agreed to appoint the following members of senior management from each company to senior management positions of the combined company following the merger.

•	James A. Cooley, Executive Vice President—Chief Financial Officer

•	Steven B. Daniels, Executive Vice President—Operations

•	Henry C. Babb, Senior Vice President, Chief Legal Officer and Secretary

•	Michael K. McDaniel, Senior Vice President—Human Resources

We have not yet identified who will serve as Executive Vice President—Sales for the combined company.

Additional information on the directors and officers of Alliance One immediately following the completion of the merger appears under the heading “DIMON Proposal Six: Election of Directors.”

THE MERGER AGREEMENT

The following is a summary of the material terms of the Agreement and Plan of Reorganization between DIMON and Standard, dated as of November 7, 2004, which we refer to as the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the complete merger agreement, which is attached hereto as Annex A. You should review the merger agreement carefully.

Structure; Combined Company

The merger will be structured as a direct merger of Standard with and into DIMON. In the merger, each outstanding share of Standard common stock will be converted into the right to receive three shares of DIMON common stock. This exchange ratio is fixed and will not change. DIMON will be the surviving corporation in the merger, and its articles of incorporation, as amended and restated, and bylaws will be the articles of incorporation and bylaws of the combined company. At the closing of the merger, DIMON will change its name to Alliance One International, Inc.

Closing Matters

The closing of the merger will take place on a date specified by the parties after all closing conditions have been satisfied or, where permitted, waived. See “Shareholder Approval and Other Mutual Conditions to the Parties’ Obligations to Complete the Merger”; “Conditions to DIMON’s Obligation to Complete the Merger” and “Conditions to Standard’s Obligation to Complete the Merger” for a more complete description of these conditions.

As soon as practicable after the satisfaction or waiver, where permitted, of the conditions to the merger, DIMON and Standard will file articles of merger with the State Corporation Commission of the Commonwealth of Virginia in accordance with the relevant provisions of the Virginia Stock Corporation Act, or “VSCA,” and with the North Carolina Secretary of State in accordance with the North Carolina Business Corporation Act. The merger will become effective when both articles of merger are filed or at such later time as DIMON and Standard agree and specify in the articles of merger.

Treatment of Outstanding Stock Options and Other Equity Grants

At the effective time of the merger, each outstanding option to purchase shares of Standard common stock and each outstanding equity-based employee award will be converted into an equivalent option or equity-based award to acquire DIMON common stock based on the exchange ratio in the merger. Outstanding options to purchase shares of DIMON common stock and outstanding equity-based awards to DIMON employees will not be effected by the merger.

The merger will not accelerate the vesting of outstanding options to purchase shares of common stock or other equity-based delayed vesting rewards with respect to either Standard or DIMON common stock, but vesting will automatically accelerate in full for any employees who are terminated without cause or who resign with good reason within two years following the closing of the merger.

DIMON has agreed to file a registration statement with the SEC as soon as practicable after the closing of the merger registering the shares of DIMON common stock underlying the Standard options or equity-based awards assumed by DIMON in the merger.

Covenants

Each of DIMON and Standard have agreed to covenants regarding the operation of its business between the signing of the merger agreement and the closing of the merger. Generally, each party must operate its business in the ordinary course of business and consistent with past practice, and, except as contemplated in the merger agreement or without the consent of the other party, cannot take certain actions or enter into certain transactions, such as:

•	issuing of equity securities;

•	amending its articles of incorporation or bylaws;

•	declaring or paying any extraordinary dividend;

•	entering into, canceling or amending any material contract;

•	entering into severance plans or materially increasing employee compensation;

•	making a material acquisition;

•	settling any material litigation;

•	making a material change in accounting policies; and

•	incurring or assuming indebtedness.

Governance of Alliance One

The merger agreement provides that, as of the effective time of the merger, the board of directors of Alliance One will be comprised of:

•	Brian J. Harker, the current Chairman and Chief Executive Officer of DIMON, and six independent directors of DIMON as of the effective time; and

•	Robert E. (“Pete”) Harrison, the current Chairman, President and Chief Executive Officer of Standard, and five independent directors of Standard as of the effective time.

The merger agreement also provides that the following individuals will serve in the following key director roles as of the effective time of the merger:

•	William S. Sheridan, a current independent director of Standard, will serve as lead independent director;

•	B. Clyde Preslar, a current independent director of Standard, will serve as the Chairman of the Audit Committee;

•	Norman A. Scher, a current independent director of DIMON, will serve as Chairman of the Committee on Executive Compensation; and

•	Joseph L. Lanier Jr., a current independent director of DIMON, will serve as Chairman of the Governance & Nominating Committee.

The merger agreement further provides that, prior to the effective time of the merger, DIMON and Standard shall agree on a mutually acceptable name for the combined company, and location for the corporate headquarters of the combined company.

Shareholder Approval and Other Mutual Conditions to the Parties’ Obligations to Complete the Merger

Each of DIMON’s and Standard’s obligations to close the merger is subject to the satisfaction or, where permitted, waiver on or prior the closing date of the following conditions:

•	the approval of the plan of merger by Standard shareholders holding at least two-thirds of the outstanding shares of Standard common stock;

•	the approval of the plan of merger by DIMON shareholders holding at least two-thirds of the outstanding shares of DIMON common stock;

•	shareholder approval of the amendment and restatement of DIMON’s articles of incorporation as described herein;

•	approval by all applicable U.S. and foreign antitrust authorities;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the NYSE’s approval of the listing of the additional shares of DIMON common stock to be issued to Standard’s shareholders in the merger; and

•	the non-existence of any statute, rule, regulation order or injunction enacted by any governmental authority or court of competent jurisdiction which prohibits or restricts the merger.

Conditions to DIMON’s Obligation to Complete the Merger

DIMON’s obligation to close the merger is also subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the representations and warranties made by Standard in the merger agreement that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects as of the closing date;

•	the representations and warranties made by Standard in the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct in all respects as of the closing date;

•	Standard shall have performed its obligations under the merger agreement in all material respects;

•	DIMON shall have received a legal opinion to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes; and

•	financing for all DIMON and Standard indebtedness required to be repaid or refinanced in connection with the merger shall have been obtained on terms reasonably acceptable to DIMON.

The term “material adverse effect” as it relates to Standard, means:

•	any change or effect (or development that is likely to result in a change or effect) that is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of Standard and its subsidiaries taken as a whole; and, without in any way limiting the foregoing,

•	the occurrence of certain specified adverse effects relating to Standard’s ongoing attempt to dispose of its wool operations.

Conditions to Standard’s Obligation to Complete the Merger

Standard’s obligation to close the merger is also subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the representations and warranties made by DIMON in the merger agreement that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects as of the closing date;

•	the representations and warranties made by DIMON in the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct in all respects as of the closing date;

•	DIMON shall have performed its obligations under the merger agreement in all material respects;

•	Standard shall have received a legal opinion to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes; and

•	DIMON shall have obtained the financing for all DIMON and Standard indebtedness required to be repaid or refinanced in connection with the merger that is not materially and adversely different than the proposed financing alternatives presented to the Standard board prior to the execution of the merger agreement and is not likely to have a material adverse effect on the combined company.

The term “material adverse effect”, as it relates to DIMON, means any change or effect (or development that is likely to result in a change or effect) that is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of DIMON and its subsidiaries taken as a whole.

No Solicitation; Restrictions on Alternative Transactions

Each of DIMON and Standard have agreed that, prior to completion of the merger or any earlier termination of the merger agreement, neither it, nor any of its subsidiaries or affiliates, nor any of their respective directors, officers, employees, agents or representatives, will, directly or indirectly:

•	solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving it or the acquisition of all or substantially all of its assets or capital stock; or

•	negotiate, explore or otherwise engage in discussions with any person with respect to any acquisition transaction, or which may reasonably be expected to lead to a proposal for an acquisition transaction, or enter into any agreement, arrangement or understanding with respect to any such acquisition transaction.

However, Standard may, in response to an unsolicited written proposal from a third party that its board of directors determines in good faith is reasonably likely to result in a Standard Superior Proposal (as defined below), furnish information to and engage in discussions and negotiations with such third party, but only if the board of directors determines in good faith, after consultation with its financial advisors and after receiving advice from outside and independent counsel, that failing to take such action would result in a breach of the board’s duties under applicable law.

As used herein, “Standard Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any person with respect to an acquisition transaction on terms which, as determined by the board of directors of Standard in good faith and in the exercise of reasonable judgment (after receiving advice of independent financial advisors), are more favorable from a financial point of view to Standard and its shareholders than the transactions contemplated by the merger agreement and is reasonably likely to be completed.

In addition, DIMON may, in response to an unsolicited written proposal from a third party that its board of directors determines in good faith is reasonably likely to result in a DIMON Superior Proposal (as defined below), furnish information to and engage in discussions and negotiations with such third party, but only if the board of directors determines in good faith, after consultation with its financial advisors and after receiving advice from outside and independent counsel, that such action is consistent with its duties under applicable law.

As used herein, “DIMON Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any person with respect to an acquisition transaction on terms which, as determined by the board of directors of DIMON in good faith and in the exercise of its good faith business judgment (after receiving advice of independent financial advisors), are more favorable from a financial point of view to DIMON and its shareholders than the transactions contemplated by the merger agreement and is reasonably likely to be completed.

Termination Rights

The merger agreement may be terminated at any time by the written agreement of DIMON and Standard. In addition, the merger agreement may be terminated by either DIMON or Standard acting unilaterally if:

•	the merger has not closed by June 30, 2005 (or September 30, 2005, if the only remaining unsatisfied condition to closing is approval of the requisite anti-trust authorities);

•	any U.S. or foreign governmental entity has issued a final non-appealable order, decree or ruling or taken final non-appealable action prohibiting the merger; or

•	either the DIMON or Standard shareholders fail to approve the merger.

The merger agreement may be terminated by Standard, acting unilaterally, if:

•	the Standard board of directors exercises its right to accept a Standard Superior Proposal; provided that it gives DIMON the opportunity to match that proposal, and, if DIMON does not do so, it pays DIMON the termination fee described under the heading “—Termination Fee; Fees and Expenses” below;

•	DIMON breaches any representation or warranty in a material respect or fails to perform a covenant in a material respect; or

•	the DIMON board of directors fails to recommend that its shareholders approve the merger.

The merger agreement may be terminated by DIMON, acting unilaterally, if:

•	the DIMON board of directors exercises its right to accept a DIMON Superior Proposal; provided that it gives Standard the opportunity to match that proposal, and, if Standard does not do so, it pays Standard the termination fee described under the heading “—Termination Fee; Fees and Expenses” below;

•	Standard breaches any representation or warranty in a material respect or fails to perform a covenant in a material respect; or

•	the Standard board of directors fails to recommend that its shareholders approve the merger.

Termination Fee; Fees and Expenses

Standard must pay DIMON a termination fee of $17.5 million, plus all of DIMON’s reasonable out-of-pocket fees and expenses incurred in connection with the merger, if:

•	the Standard board of directors terminates the merger agreement to accept a Standard Superior Proposal;

•	the Standard shareholders fail to approve the merger, but only if an alternative transaction to acquire Standard has been publicly announced prior to the date of the Standard special shareholders meeting; or

•	the Standard board fails to recommend that its shareholders approve the merger.

DIMON must pay Standard a termination fee of $17.5 million, plus all of Standard’s reasonable out-of-pocket fees and expenses incurred in connection with the merger, if:

•	the DIMON board of directors terminates the merger agreement to accept a DIMON Superior Proposal;

•	the DIMON shareholders fail to approve the merger, but only if an alternative transaction to acquire DIMON has been publicly announced prior to the date of the DIMON special shareholders meeting; or

•	the DIMON board fails to recommend that its shareholders approve the merger.

If Standard terminates the merger agreement because DIMON’s shareholders fail to approve the merger although no alternative transaction to acquire DIMON has been publicly announced prior to such vote, DIMON shall reimburse Standard for Standard’s reasonable out-of-pocket fees and expenses incurred in connection with the merger.

If DIMON terminates the merger agreement because Standard’s shareholders fail to approve the merger although no alternative transaction to acquire Standard has been publicly announced prior to such vote, Standard shall reimburse DIMON for DIMON’s reasonable out-of-pocket fees and expenses incurred in connection with the merger.

In all other instances, each of DIMON and Standard shall be responsible for their respective fees and expenses incurred in connection with the merger.

Representations and Warranties

Each of DIMON and Standard have agreed to reciprocal representations and warranties concerning their structure, business, financial condition and operations. Such representations and warranties include those relating to:

•	corporate organization and ownership of subsidiaries and other companies;

•	capitalization;

•	authorization and enforceability of the merger agreement;

•	absence of violations or conflict with laws and other documents as a result of entering into the merger agreement;

•	documents filed with the SEC;

•	the absence of undisclosed liabilities;

•	inventory and accounts;

•	the absence of violations of law;

•	compliance with the Foreign Corrupt Practices Act and anti-money laundering and similar laws;

•	title to assets;

•	absence of material litigation;

•	absence of changes or events that could have a material adverse effect on the company;

•	performance of contracts;

•	ERISA matters;

•	filing and payment of taxes;

•	labor and employment matters;

•	permits and licenses;

•	intangible assets;

•	environmental matters;

•	shareholder votes required to approve the merger;

•	receipt of opinions of financial advisors;

•	acceleration of vesting and triggering of change in control provisions in equity-based compensation plans, employment agreements, leases and contracts;

•	the absence of finders or brokers other than the financial advisor engaged by the company to advise it on the merger; and

•	inapplicability of anti-takeover statutes and provisions in the company’s articles of incorporation or bylaws.

Director and Officer Indemnification and Insurance

The merger agreement provides that the combined company shall obtain a policy of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the closing of the merger covering each present and former officer and director of Standard currently covered by Standard’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement and extending for no less than five years from the closing of the merger.

The merger agreement also provides that the combined company will indemnify each present and former director and officer of Standard against losses in connection with any claim, action, suit, proceeding or investigation relating to any action or omission in their capacity as a director or officer of Standard. The combined company will indemnify such officers and directors to the fullest extent permitted by law and to the extent such officers and directors are otherwise indemnified at the time of the merger. The indemnification obligations of the combined company will continue after the completion of the merger.

Amendments and Waivers

The merger agreement may be amended by action taken by the boards of directors of both DIMON and Standard at any time before or after submission of the plan of merger to the respective shareholders of DIMON and Standard, but, after any such submission, no amendment shall be made that would (1) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for any of the shares of Standard common stock without the approval of the Standard shareholders; (2) alter or change any of the terms and conditions of the plan of merger if such alteration or change would adversely affect the shares of any class or series of either company without the approval of the impacted company’s shareholders; or (3) alter or change any term of the articles of incorporation of either company without the approval of the impacted company’s shareholders. In addition, no material amendment may be made without the approval of Standard’s shareholders. No amendment, supplement, modification, waiver or termination of the merger agreement shall be binding unless executed in writing by the party to be bound thereby.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The unaudited condensed combined pro forma financial data presented below gives effect to the merger as if it had occurred on (1) December 31, 2004 for purposes of the unaudited condensed combined pro forma balance sheet, (2) April 1, 2003 for purposes of the unaudited condensed combined pro forma statement of income for the nine months ended December 31, 2004 and (3) April 1, 2003 for purposes of the unaudited condensed combined pro forma statement of income for the twelve months ended March 31, 2004. The unaudited condensed combined pro forma balance sheet and statements of income include the historical amounts of DIMON and Standard, adjusted to reclassify Standard’s information to a consistent presentation format and to reflect the pro forma adjustments related to the merger of Standard with and into DIMON. The DIMON historical consolidated statement of income for the twelve month period ended March 31, 2004 is derived from the audited historical statement of income for the nine month period ended March 31, 2004 and the unaudited statement of income for the three month period ended June 30, 2003, in each case, as amended and appearing in the Current Report on Form 8-K dated December 10, 2004. This unaudited condensed combined pro forma financial data should be read in conjunction with the historical consolidated financial statements and other data of DIMON and Standard included or incorporated by reference in this joint proxy statement/prospectus. See “Summary Selected Historical Financial Information” beginning on page S-10, and “Where You Can Find More Information” on page 101.

This information is provided for illustrative purposes only and is not necessarily indicative of what DIMON’s results of operations or financial position would have been if the merger had actually occurred on the dates specified. In addition, the unaudited condensed combined pro forma financial data is based on estimates and assumptions described in the notes accompanying the following statements, which estimates are preliminary and have been made solely for the purpose of developing such pro forma information for inclusion in this joint proxy statement/prospectus. The unaudited condensed combined pro forma income statement does not include any of the anticipated efficiencies, inefficiencies or cost savings expected to result from the integration of DIMON and Standard after completion of the merger.

Under the terms of the merger agreement, Standard shareholders will receive three shares of DIMON common stock for each share of Standard common stock outstanding. The unaudited condensed combined pro forma financial data assumes that DIMON has issued 41.2 million shares of DIMON common stock to Standard shareholders in the merger based on 13.7 million shares of Standard common stock outstanding, which amount includes certain assumptions regarding vesting of restricted shares of Standard common stock and options to purchase shares of Standard common stock. For purposes of the unaudited condensed combined pro forma financial data, the fair value of the DIMON common stock issued in the merger is $262.2 million, which is based on the average closing price of DIMON common stock for the five trading days ranging from two days before to two days after November 8, 2004, the date the merger was announced, of $6.36 per share. As a result of these transactions, former Standard shareholders will own approximately 48% of the common stock of the combined company and the shareholders of DIMON will own approximately 52% of the common stock of combined company immediately following the closing of the merger.

Many of DIMON’s and Standard’s financing arrangements must be amended or refinanced in connection with the closing of the merger because (1) change of control clauses in agreements governing such financing require repayment in connection with a significant transaction such as the merger, or (2) Alliance One would not be able to comply with certain of the financial covenants contained in the agreements governing such financing as of the closing of, or immediately after, the merger. Neither DIMON nor Standard has obtained any commitment from any lender to provide or obtain any of the financing required to close the merger, and the effects of such refinancing are therefore not reflected in the unaudited condensed combined pro forma financial data.

DIMON will account for the merger using the purchase method of accounting. DIMON will record the assets (including identifiable intangible assets) and liabilities of Standard at their estimated fair value. The difference between the purchase price and the estimated fair value of Standard’s net assets and liabilities will result in goodwill.

Alliance One International, Inc. and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

As of December 31, 2004

	As of December 31, 2004
(in thousands)	DIMON	Standard	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash	$25,075	$39,609			$64,684
Accounts receivable	181,447	127,214			308,661
Inventories	504,403	267,510	$15,000	(a)	786,913
Advances on purchases of tobacco	80,691	104,659			185,350
Assets of discontinued operations—wool	—	66,285			66,285
Assets of discontinued operations—tobacco	21,254	57,146			78,400
Prepaid expenses and other	44,271	10,712	(4,160	)(m)	50,823

Total current assets	857,141	673,135	10,840		1,541,116
Investments and other assets	53,086	10,181			63,267
Goodwill and other intangibles	163,140	9,003	97,699	(b)	269,842
Property, plant & equipment	225,246	161,647	82,521	(c)	469,414
Other long term assets	73,058	45,487	(5,002	)(e)	113,543

TOTAL ASSETS	$1,371,671	$899,453	$186,058		$2,457,182

Liabilities and Shareholders’ Equity
Short term borrowings	$235,748	$242,064			$477,812
Current portion of long term debt	3,373	19,975			23,348
Accounts payable and accrued liabilities	73,470	118,234	$10,530	(d)	202,234
Advances from customers	110,576	56,316			166,892
Liabilities of discontinued operations—wool	—	39,686			39,686
Liabilities of discontinued operations—tobacco	2,576	7,213			9,789
Income taxes accrued	9,653	4,464			14,117

Total current liabilities	435,396	487,952	10,530		933,878
Long term debt	412,145	175,026	2,013	(e)	589,184
Compensation and other benefits	92,869	21,639	20,012	(f)	134,520
Deferred income taxes	5,038	1,473	100,919	(g)	107,430
Minority interest	849	2,023			2,872
Shareholders’ equity	425,374	211,340	52,584	(h)	689,298

TOTAL LIABILITIES AND EQUITY	$1,371,671	$899,453	$186,058		$2,457,182

See “Notes to Unaudited Condensed Combined Pro Forma Financial Data”

Alliance One International, Inc. and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF CONSOLIDATED INCOME

Nine Months Ended December 31, 2004

	Nine Months Ended December 31, 2004
(in thousands, except per share amounts)	DIMON	Standard	Pro Forma Adjustments		Pro Forma Combined
Sales and other operating revenues	$992,166	$650,614			$1,642,780
Cost of goods and services sold	843,824	548,355	$5,380	(i)	1,397,559

Gross profit	148,342	102,259	(5,380)		245,221
Selling, administrative and general expenses	92,312	68,081	1,220	(j)	161,613
Other income	(5,236)	(740)			(5,976)
Restructuring and asset impairment costs	1,977				1,977

Operating income	59,289	34,918	(6,600)		87,607
Interest expense	38,006	18,423			56,429
Interest income	2,429	—			2,429
Derivative financial instruments recovery	(9,671)	—			(9,671)

Income before income taxes and equity in net income of investee companies,	33,383	16,495	(6,600)		43,278
Income tax expense	11,016	3,015	(2,310	)(k)	11,721

Income after income taxes	22,367	13,480	(4,290)		31,557
Equity in net income of investee companies	122	700			822
Minority interests (income)	(277)	185			(92)

Income from continuing operations	$22,766	$13,995	$(4,290)		$32,471

Basic Earnings Per Share
Income from continuing operations	$0.51				$0.38

Diluted Earnings Per Share
Income from continuing operations	$0.50				$0.37

Average number of shares outstanding:
Basic	44,879		41,229	(l)	86,108
Diluted	45,426		42,021	(l)	87,447

Cash Dividends Per Share	$0.225				$0.225

See “Notes to Unaudited Condensed Combined Pro Forma Financial Data”

Alliance One International, Inc. and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF CONSOLIDATED INCOME

Twelve Months Ended March 31, 2004

	Twelve Months Ended March 31, 2004
(in thousands, except per share amounts)	DIMON	Standard	Pro Forma Adjustments		Pro Forma Combined
Sales and other operating revenues	$1,150,303	$738,640			$1,888,943
Cost of goods and services sold	976,288	608,670	$7,040	(i)	1,591,998

Gross profit	174,015	129,970	(7,040)		296,945
Selling, administrative and general expenses	125,361	71,424	1,760	(j)	198,545
Other income	—	(2,840)			(2,840)
Restructuring and asset impairment costs	22,539	—			22,539

Operating income	26,115	61,386	(8,800)		78,701
Interest expense	44,786	16,360			61,146
Interest income	6,871	—			6,871
Derivative financial instruments recovery	(4,484)	—			(4,484)

Income (loss) before income taxes and equity in net income of investee companies	(7,316)	45,026	(8,800)		28,910
Income tax expense	4,384	11,203	(3,080	)(k)	12,507

Income (loss) after income taxes	(11,700)	33,823	(5,720)		16,403
Equity in net income of investee companies	40	1,343			1,383
Minority interests (income)	(3,075)	77			(2,998)

Income (loss) from continuing operations	$(8,585)	$35,089	$(5,720)		$20,784

Basic Earnings Per Share
Income (loss) from continuing operations	$(0.19)				$0.24

Diluted Earnings Per Share
Income (loss) from continuing operations	$(0.19)				$0.24

Average number of shares outstanding:
Basic	44,677		41,229	(l)	85,906
Diluted	44,677		42,683	(1)	87,360

Cash Dividends Per Share	$0.300				$0.300

See “Notes to Unaudited Condensed Combined Pro Forma Financial Data”

Notes to Unaudited Condensed Combined Pro Forma Financial Data

Note 1—Basis of Pro Forma Presentation

The unaudited condensed combined pro forma financial data has been prepared using the purchase method of accounting for the merger and is based upon the historical financial statements of DIMON and Standard.

In accordance with rules for presentation of pro forma financial information, Standard historical amounts in the unaudited condensed combined pro forma statements of income have been reclassified to conform to financial reporting expected to be used prospectively by the combined company.

While DIMON and Standard have completed a preliminary review of their respective accounting and financial reporting policies, this review is ongoing and will continue throughout the merger process. Throughout that process, additional reclassifications or pro forma adjustments may be identified.

The unaudited condensed combined pro forma financial data is based on certain assumptions and adjustments as discussed in the following notes, including assumptions relating to the allocation of the consideration paid to Standard shareholders in connection with the merger, based on previous historical acquisition activities of DIMON and preliminary estimates of the fair value of the assets and liabilities of Standard. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be determined when all information is received, but not later than one year from the date of the completion of the merger, and will be reflected in the combined company’s SEC filings for periods presented after the completion of the merger.

The unaudited condensed combined pro forma financial data does not reflect the operating efficiencies or inefficiencies that may result from the completion of the merger, does not include the effect of refinancing, any transition costs, restructuring costs or recognition of compensation expenses related to accelerated vesting of DIMON’s stock benefit plans, or other one-time charges that will be incurred in connection with integrating the operations of DIMON and Standard, and does not give effect to any possible divestitures that may be effected in order to obtain required regulatory approvals. Therefore, this unaudited condensed combined pro forma financial data is not necessarily indicative of results of operations or financial position that would have been achieved if the businesses had been combined at the beginning of the periods indicated, or the results of operations or financial position that Alliance One will experience after the merger is completed. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited condensed combined pro forma financial data. Actual results could differ materially from these estimates and assumptions.

DIMON expects to implement a plan to integrate the operations of Standard after the merger is completed. Due to legal limitations on the exchange of information between DIMON and Standard prior to the completion of the merger, estimates of aggregate integration costs are based largely on preliminary estimates and ratios in comparable transactions, and may approximate $65 to $75 million, approximately 30% to 40% of which are expected to be non-cash in nature. These preliminary estimates may change as we continue the integration planning process. If the parties are able to finalize certain integration plans prior to the closing of the merger, some of these amounts relating to Standard will be reflected as increases in goodwill rather than expenses of Alliance One after the merger. No pro forma adjustment for these items has been made. Certain costs incurred under this plan may result in a decrease to the consideration allocated to the Standard assets and liabilities to the extent that they relate to severance or relocation benefits paid to Standard employees or to certain costs incurred to exit activities of Standard that meet the criteria of EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” such as contract or lease termination penalties. To the extent that these costs do not meet the criteria of EITF No. 95-3, the amounts will be expensed by DIMON in the period incurred, or capitalized as fixed assets. Because of the preliminary nature of the integration plan and its estimated costs, it is not possible to provide an estimate of the costs that will be reported as expenses in future statements of operations. Such estimated expenses include, among other things, consulting fees for integration services, travel related to integration activities, severance and related benefits of eliminated former DIMON positions, relocation of DIMON employees remaining with DIMON and hardware

Notes to Unaudited Condensed Combined Pro Forma Financial Data—(Continued)

and software costs related to integration activities. Such estimated capitalized costs include, among other things, relocation of Standard equipment used in DIMON operations and renovation of DIMON facilities to accommodate the integration of Standard operations.

Upon completion of the merger, DIMON intends to determine the fair value of the net assets of Standard. The purchase price will then be allocated to the fair value of Standard’s net assets, including identified intangible assets. For purposes of the unaudited condensed combined pro forma financial statements, preliminary values and lives have been assigned to these intangible assets consistent with the methodology used in DIMON’s previous acquisitions.

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (in thousands, except per share data):

Value of DIMON common stock issued to Standard shareholders (based on the average closing price of DIMON common stock for the five trading days ranging from two days before to two days after the merger announcement):	$6.36
13,743 shares of Standard common stock to be exchanged at a ratio of 3 to 1	41,229

Total value of shares exchanged	$262,216

Conversion of outstanding options to purchase 261 shares of Standard common stock into options to purchase 783 shares of DIMON common stock, at fair value determined using the Black-Scholes valuation model	1,708
Estimated transaction costs	11,790

Assumed total purchase price	$275,714

Purchase price allocated to:
Net assets of Standard at December 31, 2004	$211,340
Less elimination of Standard goodwill	(9,003)

Add (subtract) fair value adjustments:
Inventory	15,000
Property, plant and equipment	82,521
Identified intangibles	20,000
Pension liabilities	(19,899)
Senior notes payable	(7,015)
Other accrued benefits	(3,013)
Deferred taxes	(100,919)
Goodwill	86,702

$275,714

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Standard’s net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

Intercompany balances or transactions between DIMON and Standard were not significant. No pro forma adjustments were required to conform Standard’s accounting policies to DIMON’s accounting policies. Certain reclassifications have been made to conform Standard’s historical amounts to DIMON’s presentation.

The combined entity expects cost savings that are not reflected in the unaudited pro forma combined statements of income. We estimate that the combined company can realize at least $60 million in net pre-tax cost

Notes to Unaudited Condensed Combined Pro Forma Financial Data—(Continued)

savings, with approximately 65% to be realized in the first twelve months after the completion of the merger, with the remainder to be realized in the second twelve months.

Note 2—Preliminary Consideration Allocation and Related Adjustments

Under the purchase method of accounting, DIMON will allocate the consideration received by Standard to the assets and liabilities of Standard. The allocation set forth in Note 1 above is preliminary. The pension and postretirement obligations reflect determinations as of March 31, 2004 with no adjustments for future settlements, curtailments or the effect, if any, resulting from the completion of the merger. Such actions could have an adverse effect on the financial condition of DIMON.

The allocation of consideration to acquired identifiable intangible and tangible assets is preliminary, is subject to the outcome of studies and evaluations to be performed by independent valuation consultants which will be finalized after completion of the merger, is based on preliminary expectations of the types and amounts of these assets to be acquired and is made only for the purpose of presenting the unaudited condensed combined pro forma financial data. The residual amount of the consideration has been allocated to goodwill. The actual amounts recorded after the merger is completed may differ materially from the pro forma amounts presented herein.

Note 3—Elimination of Standard’s Historical Assets and Liabilities

Under the purchase method of accounting, the historical book value of goodwill and deferred taxes will be eliminated upon the completion of the merger and the other acquired assets and assumed liabilities and unrecorded intangibles will be reevaluated following the completion of the merger as described in note 4 below. Deferred taxes will then be established based upon the difference between the recorded bases of assets and liabilities and their tax bases. Any purchase price in excess of the recorded fair value of identified assets and liabilities, net of related deferred taxes, will be ascribed to goodwill. In addition, the total stockholders’ equity of DIMON will be increased as described in note 4 below.

Note 4—Adjustments to Reflect the Pro Forma Combination of DIMON and Standard

The pro forma adjustments included in the unaudited condensed combined pro forma financial statements are as follows:

Balance Sheet

(a)—Inventories

Packed inventory is estimated at the fair market value which is the estimated selling price less the sum of the (a) cost of disposal and (b) reasonable profit allowance for the selling effort. Inventory in process is estimated at the fair market value which is the estimated selling price less the sum of (a) costs to complete, (b) costs of disposal and (c) a reasonable profit margin for the completing and selling effort.

(b)—Goodwill and Other Intangibles

Adjustment to eliminate Standard’s historical goodwill and to reflect intangible assets with indefinite lives at a preliminary estimate of fair value and to record the residual amount of the consideration as goodwill.

The preliminary purchase price allocation, for pro forma purposes, resulted in an estimated $20.0 million of identifiable intangible assets with definite lives. Amortization of these intangible assets will be recognized in the income statement using a straight line method over a term of ten years. The pro forma amortization expense resulting from the $20.0 million of identifiable intangible assets was $1.5 million for the nine months ended December 31, 2004 and $2.0 million for the twelve months ended March 31, 2004.

Notes to Unaudited Condensed Combined Pro Forma Financial Data—(Continued)

(c)—Property, Plant & Equipment

Adjustment to record the preliminary estimate of the fair value of Standard’s property, plant and equipment.

(d)—Accounts Payable and Accrued Liabilities

Adjustment to reflect estimated unpaid transaction costs and certain other accrued benefits of Standard at a preliminary estimate of their fair values.

(e)—Long Term Debt

Adjustment to reflect the long term debt of Standard at a preliminary estimate of fair value.

(f)—Compensation and Other Benefits

Adjustment to reflect the long term pension liabilities of Standard at a preliminary estimate of fair values, including recognition of net pension benefits obligations and post retirement health and welfare benefits.

(g)—Deferred Income Taxes

The pro forma adjustment to deferred tax assets and liabilities represents the difference between the pro forma fair value of assets acquired and liabilities assumed, including a provision of $71.7 million for the undistributed earnings of foreign subsidiaries and their historical carryover tax basis using DIMON’s expected statutory tax rate of 35.0%.

(h)—Shareholders’ Equity

Adjustments to Shareholders’ Equity:

To eliminate Standard’s historical Shareholders’ Equity	$(211,340)
Assumed total purchase price	275,714
Less transaction costs	(11,790)

Net adjustment to Shareholders’ Equity	$52,584

Income Statement

(i)—Cost of goods and services sold

Adjustment to record depreciation expense resulting from the fair value adjustment to property, plant and equipment as noted in (c) above.

(j)—Selling, administrative and general expenses

Adjustment to record the amortization of intangibles as noted in (b) above, the amortization of certain fees related to the merger and for the depreciation expense resulting from the fair value adjustment to property, plant and equipment as noted in (c).

(k)—Income tax expense

The pro forma adjustment to provision for (benefit from) income taxes represents the application of an expected effective rate of 35.0% to the pro forma adjustments. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had DIMON and Standard filed consolidated income tax returns during the periods presented.

Notes to Unaudited Condensed Combined Pro Forma Financial Data—(Continued)

(l)—Average number of shares outstanding

The pro forma earnings per share reflect the weighted average number of DIMON shares that would have been outstanding had the transaction occurred at the beginning of the periods presented. Standard shares outstanding were converted at the exchange ratio of three to one.

(m)—Prepaid expenses and other

Represents capitalized acquisition costs on DIMON’s historical balance sheet. Upon consummation of the merger, these costs will be included in goodwill.

Note 5—Refinancing

Many of DIMON’s and Standard’s financing arrangements must be amended or refinanced in connection with the closing of the merger because (1) change of control clauses in agreements governing such financings require repayment in connection with a significant transaction such as the merger, or (2) we would not be able to comply with certain of the financial covenants contained in those agreements as of the closing of, or immediately after, the merger. The financing arrangements that must be amended or refinanced are:

•	DIMON’s $150 million senior credit facility, of which $3.6 million was outstanding as of December 31, 2004 (although additional amounts have been drawn since that time);

•	DIMON’s $200 million of 9 5/8% senior notes due 2011;

•	DIMON’s $125 million of 7 3/4% senior notes due 2013;

•	Standard’s $150 million senior credit facility, of which approximately $117.0 million was outstanding as of December 31, 2004; and

•	Standard’s $150 million of 8% senior notes due 2012.

DIMON may also redeem all $73 million of its 6 1/4% Convertible Subordinated Debentures due 2007, although such redemption is not required pursuant to the terms of the agreements governing such debt.

We intend to raise capital to tender for, repay or redeem these financings and pay the costs and expenses of the merger and refinancing through a combination of one or more of a new senior secured revolving credit facility, senior secured term loan, senior notes and senior subordinated notes. The amounts of any senior secured revolving credit facility, senior secured term loan, senior notes or senior subordinated notes are subject to discussions with financial advisors and lenders and market conditions at the time of the closing of the merger. We anticipate that total indebtedness of the combined company will increase in connection with the refinancing, primarily as a result of approximately $105 million to $110 million of tender premiums, redemption premiums and other costs and expenses we expect to incur in connection with the refinancing and the closing of the merger, a portion of which will be expensed as incurred and a portion of which will be capitalized and amortized over the applicable period.

The closing of the merger is conditioned on DIMON obtaining financing reasonably acceptable to DIMON for all indebtedness that must be repaid in connection with the completion of the merger on terms that (1) are not materially and adversely different than those presented to the Standard board prior to the execution of the merger agreement, and (2) will not have a material adverse effect on the combined company. Neither DIMON nor Standard has obtained any commitment from any lender or investment bank to provide or obtain any of the financing required to close the merger, and the effects of such refinancing are therefor not reflected in the unaudited condensed combined pro forma financial data. There can be no assurance that any element of the refinancing can be obtained in a timely manner or on favorable terms.

OPINIONS AND PRESENTATIONS OF FINANCIAL ADVISORS

Opinion of DIMON’s Financial Advisor

The DIMON board of directors retained Peter J. Solomon Company, L.P., or PJSC, to advise it with respect to the fairness, from a financial point of view, of the exchange ratio in the merger with Standard. PJSC has acted as financial advisor to DIMON’s board of directors in connection with the merger. At the November 6, 2004, meeting of DIMON’s board of directors, PJSC delivered its valuation analysis with respect to the merger and gave its oral opinion, subsequently confirmed in a written opinion dated November 6, 2004, that, based upon and subject to various considerations set forth in such opinion, as of November 6, 2004, the exchange ratio is fair from a financial point of view to DIMON. The full text of the PJSC opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations on and scope of the review by PJSC in rendering the PJSC opinion, is attached to this joint proxy statement/prospectus as Annex D and is incorporated herein by reference.

The merger agreement does not provide for updated or additional fairness opinions prior to closing. Because the exchange ratio has been set pursuant to the terms of the merger agreement and is not subject to change, DIMON does not anticipate obtaining an updated fairness opinion.

The PJSC opinion is directed to the Board of Directors of DIMON and addresses only the fairness from a financial point of view of the exchange ratio to DIMON. PJSC’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any of the DIMON shareholders as to how any shareholder should vote on the merger. PJSC did not express any opinion as to the prices at which DIMON’s or Standard’s common stock will trade at any future time. In addition, the PJSC opinion does not address DIMON’s underlying business decision to proceed with the merger. The summary of the PJSC opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. We urge you to read the PJSC opinion carefully and in its entirety.

In arriving at its opinion, PJSC, among other things:

•	reviewed publicly available financial statements and other information of DIMON and Standard;

•	reviewed internal financial statements and other financial and operating data concerning DIMON and Standard prepared by management of DIMON and Standard;

•	reviewed financial projections for DIMON prepared by the management of DIMON; reviewed financial projections for Standard, prepared by the management of Standard and reviewed by DIMON management; and reviewed estimates of potential benefits of the merger, prepared by the management of DIMON and Standard;

•	discussed the past and current operations, financial condition and prospects of DIMON and Standard with management of DIMON and Standard;

•	reviewed the reported prices and trading activity of DIMON common stock and Standard common stock;

•	compared the financial performance and condition of DIMON and Standard and the reported prices and trading activity of DIMON common stock and Standard common stock with that of other comparable publicly traded companies;

•	reviewed publicly available information regarding the financial terms of transactions that are comparable, in whole or in part, to the merger;

•	participated in discussions among representatives of DIMON and Standard;

•	reviewed a draft of the merger agreement dated November 5, 2004 and other ancillary documents; and

•	performed other financial studies and analyses, and reviewed and considered other information, as PJSC deemed appropriate for the purposes of its opinion.

PJSC assumed and relied upon the accuracy and completeness of the information reviewed by it for the purposes of its opinion and did not assume any responsibility for the independent verification of that information.

PJSC further relied on the assurances of management of DIMON and Standard that they were not aware of any facts that would make the information inaccurate or misleading. With respect to the financial projections prepared by management of DIMON, the financial projections prepared by management of Standard and reviewed by management of DIMON, and estimates made by DIMON’s and Standard’s management of certain potential benefits of the merger, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of DIMON and Standard. These projections were based on numerous variables and assumptions that are inherently uncertain and might not be within the control of the management of DIMON or Standard, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in these projections. PJSC expressed no opinion with respect to such financial projections. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of DIMON or Standard, nor was PJSC furnished with any such valuation or appraisal. In addition, PJSC did not review any of the books and records of DIMON or Standard (except as set forth above), or conduct any physical inspection of the properties or facilities of DIMON or Standard.

The PJSC opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, November 5, 2004. Subsequent developments or changes in such conditions may affect the opinion and PJSC does not have an obligation to update, revise or reaffirm it. For purposes of rendering its opinion, PJSC assumed, in all aspects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and complete, that each party to the merger agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the completion of the merger will be satisfied without waiver thereof. PJSC relied, without any independent verification, upon the assessment of DIMON and Standard’s legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the merger. In this regard, PJSC assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The PJSC opinion does not constitute an opinion, nor does PJSC assume any responsibility, with respect to the ability of DIMON to obtain financing for the merger.

For the purposes of its financial analyses, PJSC relied upon the following financial projections: (1) DIMON financial projections for the fiscal years ending March 31, 2005 through 2008 as prepared by DIMON management (the “DIMON Management Case”); (2) Standard financial projections for the fiscal years ending March 31, 2005 through 2008 as prepared by Standard management and reviewed by DIMON management (the “Standard Base Case”); and (3) Standard financial projections for the fiscal years ending March 31, 2005 through 2008, as prepared by DIMON management using more conservative margin assumptions than used in the Standard Base Case (the “Standard Sensitivity Case”).

Additionally, when reviewing the implied offer value per share of the exchange ratio, PJSC utilized two different per share values for DIMON common stock. The first value, $5.88 per DIMON share, represented the average closing price of DIMON common stock for the 30 day period between October 6, 2004, and November 5, 2004 (the “DIMON Average Price”), which implies an offer value per share of Standard common stock of $17.64 based on the 3.0 exchange ratio provided for in the merger. The second value, $6.22 per DIMON share, represented the closing price of DIMON common stock on November 5, 2004 (the “DIMON Closing Price”), which implies an offer value per share of Standard common stock of $18.66 based on the 3.0 exchange ratio provided for in the merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. DIMON’s board of directors selected PJSC to deliver an opinion with respect to the merger on the basis of that experience. In the past, PJSC has provided financial advisory services to DIMON and has received fees for rendering these services. PJSC also may provide financial advisory services to DIMON or Standard in the future.

Pursuant to the engagement letter between DIMON and PJSC, DIMON agreed to pay PJSC a cash fee equal to a percentage of the aggregate consideration payable in the merger (with such percentage varying based upon the range of values of aggregate consideration). The aggregate fee earned by PJSC is based on Standard’s average total debt and market capitalization for a period ending on the closing date and is currently estimated to be $5.3 million. DIMON paid PJSC $1.25 million of its fee upon delivery of the PJSC opinion, and the remainder will be payable upon completion of the merger. DIMON has also agreed to reimburse PJSC for reasonable out-of-pocket expenses as incurred. In addition, DIMON agreed to indemnify PJSC and its affiliates, counsel and other professional advisors, and their respective directors, officers, controlling persons, agents and employees, against certain liabilities and expenses arising out of PJSC’s engagement. Under a previous engagement letter, PJSC received a $150,000 fee earlier in 2004 in connection with an assessment of the feasibility of a transaction with Standard.

In addition to the compensation described above, DIMON will pay PJSC $1.0 million as a fee for PJSC’s services rendered with respect to its assessment of financing alternatives and any new financing or amendments to existing financing obtained in connection with the merger.

Board Presentation of DIMON’s Financial Advisor

The following is a summary of the material financial analyses performed by PJSC and reviewed with the board of directors of DIMON on November 6, 2004, in connection with the delivery of the PJSC opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by PJSC, the tables must be read together with the text of each summary.

Contribution Analysis

PJSC calculated the implied relative equity contributions of DIMON and Standard to the pro forma combined company based on the respective contributions of net income for the twelve months ended March 31, 2004, and the projected fiscal years ending March 31, 2005 through March 31, 2007. Estimated financial data for DIMON consisted of the DIMON Management Case, while estimated financial data for Standard comprised the Standard Base Case and the Standard Sensitivity Case. This analysis indicated the following implied percentage net income contributions for DIMON and Standard:

	Management Case / Base Case		Management Case / Sensitivity Case
	DIMON	Standard	DIMON	Standard
LTM 3/31/04	22.5%	77.5%	22.5%	77.5%
FYE 3/31/05	49.8	50.2	54.4	45.6
FYE 3/31/06	51.1	48.9	57.5	42.5
FYE 3/31/07	54.2	45.8	58.4	41.6

PJSC then compared these percentages to the implied relative ownership of each company’s shareholders in the combined company as a result of the merger. PJSC noted that the implied ownership of DIMON and Standard shareholders in the combined company was approximately 52.3% and 47.7%, respectively, based on the 3.0 exchange ratio provided for in the merger.

Historical Exchange Ratio Analysis

PJSC reviewed DIMON’s daily closing stock prices on November 5, 2004 and for other periods ending November 5, 2004. This analysis indicated the following implied exchange ratios for the periods listed below, as compared to the 3.0 exchange ratio provided for in the merger:

Specified Period	Low		Average		High
November 5, 2004	—		2.637	x	—
7 Days	2.579	x	2.626		2.666	x
30 Days	2.579		2.694		2.760
90 Days	2.569		2.674		2.765
180 Days	2.436		2.755		3.275
One Year	2.424		2.801		3.339
Three Years	2.091		2.741		3.491

Premiums Paid Analysis

PJSC reviewed the one day, one week and one month premiums paid in 172 transactions involving U.S. publicly traded companies (other than target companies that were commercial and credit institutions, insurance agencies or real estate companies) with transactions above $500 million between October 29, 2001 and October 29, 2004 focusing on 63 of these transactions in which the consideration was all stock. PJSC also reviewed the one day, one week and one month premiums paid in nine transactions between January 1, 2001 and October 29, 2004 involving U.S. publicly traded companies (other than target companies that were commercial and credit institutions, insurance agencies or real estate companies) with a transaction value above $500 million in which the acquiror’s shareholders’ pro forma equity ownership position fell within a range of approximately 50–60%. PJSC compared the premiums implied in these two sets of transactions with: (1) the premium implied in the merger, based on the 3.0 exchange ratio, the DIMON Average Price, the DIMON Closing Price, and the closing price of Standard common stock on November 5, 2004, referred to as the one day premium; (2) the premium implied in the merger, based on the closing price of Standard common stock on October 29, 2004, five trading days immediately preceding November 5, 2004, referred to as the one week premium; and (3) the premium implied in the merger, based on the closing price of Standard common stock on October 8, 2004, 20 trading days immediately preceding November 5, 2004, referred to as the one month premium.

This analysis indicated the following implied premiums, as compared to the premiums implied in the merger:

	Premiums Paid
	One Day		One Week		One Month
Type of Transaction	Median	Mean	Median	Mean	Median	Mean
All-stock Consideration:	18.4%	23.2%	17.4%	23.1%	18.2%	25.2%
Transactions with Resulting Acquiror Ownership between 50 -60%:	8.8	12.3	8.0	10.1	4.2	7.9

Implied Premium in the Merger:
DIMON Average Price	7.6%	10.7%	10.9%
DIMON Closing Price	13.8	17.1	17.4

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate the net present value per share of Standard common stock based on (i) the Standard Base Case and (ii) the Standard Sensitivity Case. Utilizing the net present value per share of Standard common stock, PJSC then calculated implied exchange ratio reference ranges, assuming both the DIMON Average Price and the DIMON Closing Price. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with the management of DIMON and Standard of Standard’s prospects and risks.

PJSC calculated the estimated unlevered, after-tax free cash flows (operating income less income taxes, plus depreciation and amortization, less changes in working capital and capital expenditures) that Standard was expected to generate during the six months ending March 31, 2005 and the fiscal years ending March 31, 2006 through 2008, based on the Standard Base Case and Standard Sensitivity Case. PJSC calculated an implied range of terminal values for Standard by applying a range of multiples of 6.0x to 9.0x to Standard’s estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for fiscal year 2008. In selecting this range of multiples, PJSC considered a number of variables, including the perpetuity growth rates implied by such multiples. PJSC then discounted the cash flows and terminal values to present value using a range of discount rates of 7.0% to 11.0%, which was based on the weighted average cost of capital of Standard. PJSC then adjusted the present value of the cash flows and terminal values for Standard’s estimated cash and cash equivalents and estimated total debt outstanding of Standard as of September 30, 2004.

When reviewing this information, you should note that EBITDA is a non-GAAP financial measure, and you should not consider it in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with GAAP. EBITDA, as presented by DIMON or Standard, may not be comparable to similarly titled measures of other companies. EBITDA was considered by PJSC because DIMON believes it is a useful measure of financial performance and is used by securities analysts, investors and other interested parties in the evaluation of companies in the leaf tobacco industry.

The analysis indicated the following implied exchange ratio reference ranges, both with and without synergies, assuming both the DIMON Average Price and the DIMON Closing Price, as compared to the 3.0 exchange ratio provided for in the merger:

	Implied Exchange Ratio
Standard Projections	Low		High
Excluding Savings and Synergies:
Base Case	1.849	x	4.252	x
Sensitivity Case	1.367		3.571

Including Savings and Synergies:
Base Case	4.341	x	7.908	x
Sensitivity Case	3.859		7.313

Analysis of Selected Publicly Traded Comparable Companies

Using the DIMON Management Case and the Standard Base and Sensitivity Cases, as well as publicly available estimates from First Call Investment Research as of November 5, 2004, and publicly available earnings per share, or EPS, guidance from DIMON management, PJSC reviewed and compared selected financial data of DIMON and Standard with similar data of Universal Corporation, an independent leaf tobacco merchant with operations in agri-products and in the distribution of lumber and building products.

Using closing stock prices on November 5, 2004, PJSC calculated and compared various financial multiples and ratios, including, among other things:

•	enterprise value calculated as total equity value plus book values of total debt less cash as a multiple of revenue, earnings before interest and taxes, or EBIT, and EBITDA for the latest twelve months, or LTM, ended June 30, 2004; and

•	the stock price, or EPS, per share as a multiple of EPS for the LTM ended June 30, 2004, and estimated EPS for the fiscal year ending March 31, 2005.

These multiples are summarized in the chart below:

	Ratio of Enterprise Value to LTM					Ratio of Stock Price to EPS
	Net Sales	EBITDA		EBIT		LTM		FY2005
DIMON	85.0%	12.0	x	21.9	x	NM		12.4	x
Standard	80.7	11.0		16.7		13.1	x	8.2
Universal Corp.	83.1	8.0		10.1		9.9		12.5
PJSC Reference Range
Low	83.1%	8.0	x	10.1	x	9.9	x	12.0	x
High	85.0%	12.0	x	21.9	x	13.1	x	13.0	x

PJSC then applied these reference range multiples to the corresponding Standard financial measure for the LTM ended September 30, 2004, and for the EPS for the fiscal year ending March 31, 2005, under the Standard Base and Sensitivity Cases. Using the resulting range of implied values per share of Standard common stock, PJSC then calculated implied exchange ratio reference ranges, assuming both the DIMON Average Price and the

DIMON Closing Price. The analysis indicated the following implied exchange ratio reference range, as compared to the 3.0 exchange ratio provided for in the merger:

	Implied Exchange Ratio
	Low		High
Selected Publicly Traded Comparable Companies	2.090	x	3.741	x

Analysis of Selected Precedent Transactions

PJSC reviewed the purchase prices paid in five precedent merger and acquisition transactions in the merchant tobacco processing and commodity processing industries with transaction values in excess of approximately $100 million. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. PJSC then calculated the ratio of enterprise value to LTM net sales, EBITDA and EBIT, and the ratio of equity value to LTM net income for each selected transaction. PJSC then developed a reference range of multiples for each financial measure:

	Ratio of Enterprise Value to LTM					Ratio of Equity Value to LTM
	Net Sales	EBITDA		EBIT		Net Income
Low	26.1%	8.0	x	7.5	x	9.6	x
High	110.0%	10.0	x	13.0	x	18.8	x

PJSC then applied these multiples to the corresponding Standard financial measure for the LTM ended September 30, 2004. Using the resulting range of implied values per share of Standard common stock, PJSC then calculated implied exchange ratio reference ranges, assuming both the DIMON Average Price per share and the DIMON Closing Price. The analysis indicated the following implied exchange ratio reference range, as compared to the 3.0x exchange ratio provided for in the merger:

	Implied Exchange Ratio
	Low		High
Selected Precedent Transactions	0.804	x	3.061	x

Pro Forma Merger Analysis

PJSC analyzed the potential pro forma impact of the merger on DIMON’s projected EPS for the fiscal years ending March 31, 2006 and 2007, with and without giving effect to potential synergies. Projected financial data included: for DIMON, the DIMON Management Case; for Standard, the Standard Base and Sensitivity Cases; and for synergies, estimates of certain potential benefits of the merger, prepared by the management of DIMON and Standard. For purposes of this analysis, PJSC utilized the 3.0 exchange ratio provided for in the merger and assumed a closing date of the merger of March 31, 2005.

This analysis indicated the following range of EPS accretion to DIMON’s projected EPS during the period analyzed:

	DIMON EPS Accretion/(Dilution)
	Low	High
DIMON Management Case/Standard Base Case	(23.0)%	28.5%
DIMON Management Case/Standard Sensitivity Case	(29.8)%	21.7%

Actual results may vary from projected results and the variations may be material.

In arriving at the PJSC opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Additionally, PJSC did not make a determination that any specific factor or specific analysis either supported or did not support its conclusion as to the fairness of the exchange ratio. Rather, PJSC performed numerous analyses that it considered as a whole, in light of the terms of the transaction, in arriving at the PJSC opinion. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of them, could create an incomplete view of the process underlying the PJSC opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of DIMON and Standard and made numerous judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of DIMON and Standard. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC were prepared solely as a part of PJSC’s analysis of the fairness from a financial point of view of the exchange ratio to DIMON and were provided to DIMON’s board of directors in connection with the delivery of the PJSC opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Since such estimates are inherently subject to uncertainty, none of DIMON, Standard, PJSC or any other person assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to DIMON, Standard or the merger. Accordingly, this analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions. In addition, as described above, the PJSC opinion and the information provided by PJSC to DIMON’s board of directors were two of many factors taken into consideration by DIMON’s board of directors in making its determination to approve the merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of DIMON’s board of directors with respect to the value of the merger.

Opinion of Standard’s Financial Advisor

In August 2003, Standard engaged Matrix Private Equities, Inc. to act as its financial advisor with respect to a potential transaction whereby Standard would acquire DIMON. Pursuant to the agreement, Matrix also was to render an opinion to Standard on the fairness of any consideration to be paid by Standard in such a transaction. In October 2003, Standard and Matrix amended the agreement to allow it to cover the acquisition of Standard by DIMON. The agreement was subsequently amended in June and November 2004 to adjust the compensation to be received by Matrix and to extend the term of the agreement, respectively.

The merger agreement does not provide for updated or additional fairness opinions prior to closing. Because the exchange ratio has been set pursuant to the terms of the merger agreement and is not subject to change, Standard does not anticipate obtaining an updated fairness opinion.

As part of its investment banking activities, Matrix is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Standard board of directors selected Matrix to act as its financial advisor and deliver an opinion with respect to this transaction on the basis of that experience.

On November 5, 2004, Matrix rendered its oral opinion, which was subsequently confirmed in writing, to the Standard board of directors that as of that date and, based upon and subject to the matters set forth in its opinion, from a financial point of view, the consideration to be received by the shareholders of Standard in the combination was fair to those shareholders.

The full text of Matrix’s written opinion, dated November 5, 2004, is attached as Annex E to this joint proxy statement/prospectus. Shareholders of Standard should read Matrix’s opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Matrix in rendering its opinion. The summary set forth below of Matrix’s opinion is qualified in its entirety by reference to the full text of the opinion.

Matrix’s advisory services and opinion were provided for the information and assistance of the Standard board of directors in connection with and for the purposes of evaluation of the merger. Matrix’s opinion is not intended to be and does not constitute a recommendation to any shareholder of Standard as to how such shareholder should vote with respect to the merger.

In delivering its opinion, Matrix assumed, based on information provided by Standard, that the merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended.

For purposes of its opinion, Matrix:

•	reviewed publicly available financial statements and other business and financial information of Standard and DIMON, respectively;

•	reviewed internal financial statements and other financial and operating data concerning Standard and DIMON, respectively;

•	analyzed financial forecasts prepared by the managements of Standard and DIMON, respectively;

•	reviewed information relating to strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Standard and DIMON, respectively;

•	discussed the past and current operations, financial condition and prospects of Standard with senior executives of Standard and discussed the past and current operations, financial condition and prospects of DIMON with senior executives of DIMON;

•	reviewed and discussed with senior executives of Standard and DIMON information relating to strategic, financial and operational benefits anticipated from the merger;

•	reviewed the pro forma impact of the merger on DIMON’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Standard’s common stock and DIMON’s common stock;

•	compared the financial performance of Standard and DIMON and the prices and trading activity of Standard’s common stock and DIMON’s common stock with that of other publicly traded companies Matrix deemed relevant;

•	compared financial terms, to the extent publicly available, of other business combination transactions Matrix deemed relevant;

•	participated in discussions and negotiations among representatives of Standard and DIMON and their financial and legal advisors;

•	reviewed the November 4, 2004, draft and prior drafts of the merger agreement and certain related documents; and

•	conducted other financial studies, analyses and considered other factors as Matrix deemed appropriate.

In arriving at its opinion, Matrix, with Standard’s consent, assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Matrix for the purposes of its opinion. Matrix has not assumed any responsibility for the accuracy, completeness or reasonableness of, or for the independent verification of, such information. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger, Matrix assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Standard and DIMON. Matrix has not made any independent valuation or appraisal of the assets or liabilities of Standard, nor was Matrix furnished with any such appraisals.

Matrix assumed that in connection with the receipt of all necessary regulatory approvals for the merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Matrix assumed with Standard’s consent that there are no legal issues with regard to Standard or DIMON that would affect Matrix’s opinion, and Matrix relied on this assumption without undertaking any independent investigation or inquiry.

Matrix was not requested to, and did not, solicit any expressions of interest from any other parties with respect to the sale of all or any part of Standard or any other alternative transaction. Consequently, Matrix assumed the proposed terms are the most beneficial terms, from Standard’s perspective, that could, under the circumstances, be negotiated between the parties to the merger, and no opinion is expressed as to whether any alternative transaction might produce consideration for Standard’s shareholders in an amount in excess of that contemplated in the merger agreement. Matrix expressed no opinion as to the underlying decision by Standard to engage in the merger. Matrix assumed that the executed merger agreement was substantially similar to the last draft reviewed by Matrix. Matrix has not been asked to, nor did Matrix, offer any opinion as to the material terms of the merger agreement or the form of the merger.

Matrix’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Matrix as of, the date thereof. It should be understood that subsequent developments may affect the opinion and Matrix expressly disclaims any obligation to update, revise, or reaffirm its opinion. Matrix’s opinion does not in any manner address the prices at which Alliance One common stock will trade following completion of the Merger. In addition, Matrix expresses no opinion or recommendation as to how the shareholders of Standard should vote at the shareholders’ meeting to be held in connection with the merger.

As compensation for its services in connection with the merger transaction, Standard paid Matrix $50,000 as a retainer and an additional $50,000 when DIMON expressed a willingness to consider a transaction with Standard. Standard also paid Matrix $600,000 upon the delivery of Matrix’s opinion. Standard will pay Matrix $2,400,000 upon completion of the merger. In addition, Standard has agreed to reimburse Matrix for reasonable out-of-pocket expenses, including counsel fees, incurred in connection with the merger and to indemnify Matrix for all losses, liabilities and expenses that may arise out of the merger, including the rendering of Matrix’s opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth in its opinion, Matrix delivered its opinion as of November 5, 2004, that the exchange ratio to be received by Standard’s shareholders in the merger is fair from a financial point of view to Standard’s shareholders.

Board Presentation of Standard’s Financial Advisor

The following is a summary of the material financial analyses used by Matrix in connection with providing its opinion dated November 5, 2004, to the Standard board of directors in connection with the merger. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Matrix, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all of them, could create a misleading or incomplete view of the process underlying the opinion of Matrix.

Analysis of Selected Publicly Traded Companies

Matrix reviewed and compared selected financial data of Standard with similar data of DIMON and Universal Corporation, both independent leaf tobacco merchants like Standard, and Altria Group, Inc. (formerly known as Philip Morris Companies) and Reynolds American, Inc. (the entity resulting from the merger of R. J. Reynolds and Brown & Williamson), each tobacco manufacturers that are customers of both Standard and DIMON. Matrix relied on historical published financial information for fiscal 2004 and interim period 2005 data, published estimates of Standard’s management for fiscal 2005 and Standard’s management’s internal estimates for fiscal 2006.

Matrix compared various financial multiples and ratios for the latest fiscal year, or LFY, and latest twelve months, or LTM, as summarized below:

	Aggregate Value to EBITDA				Stock Price to EPS
	LFY		LTM		LFY		LTM
DIMON	9.6	x	11.3	x	30.1	x	Not Meaningful
Universal Corporation	7.7		8.0		10.3		10.4x
Altria Group, Inc.	7.1		7.1		11.0		10.8
Reynolds American, Inc.	8.1		NA		15.3		NA

Average	8.1	x	8.8	x	16.7	x	10.6x

Standard	8.1	x	10.0	x	6.8	x	11.1x

Matrix then applied the respective financial multiples to historical published financial information and published and internal estimates to determine a per share equity value range as set forth below:

	Low	High
Reference Range—Published	$15.00	$19.50
Reference Range—Internal	$14.50	$19.00

Merger Consideration based on DIMON 20 trading day average price as of 11/03/04		$17.52
Merger Consideration based on DIMON closing price on 11/03/04		$18.60

Analysis of Selected Transactions

Matrix reviewed 12 transactions completed since 2003 involving U.S. publicly traded companies with equity value between $150 million and $6 billion and with minimum target ownership of 30%. An additional larger transaction was included because of the similar structure of the transaction and similar arrangement for the acquiror’s and the target’s CEO, despite it falling outside of the range stated in the preceding sentence. Matrix reviewed the premium at announcement and 30 days prior in addition to the board composition and executive management positions.

Matrix applied the premiums implied in these transactions to Standard’s closing stock price of $16.16 on November 3, 2004, and $15.78 on October 4, 2004, which was 30 days prior to the execution of the merger agreement.

This analysis indicated the following per share equity value range:

	Low	High
Reference Range—One Day Prior	$16.16	$18.42
Reference Range—30 Days Prior	$15.78	$18.47

Merger Consideration based on DIMON 20 trading day average price as of 11/03/04		$17.52
Merger Consideration based on DIMON closing price on 11/03/04		$18.60

Discounted Cash Flow Analysis

Matrix performed a discounted cash flow analysis to calculate the estimated net present value of the stand-alone unlevered, after-tax free cash flows (operating income less income taxes, plus depreciation and amortization, less changes in capital expenditures and working capital) that Standard expects to generate during the fiscal years ending March 31, 2006 through 2010, based on management’s projections. Matrix calculated an implied range of terminal values for Standard by applying a range of multiples of 7.0x to 9.0x to Standard’s estimated EBITDA for fiscal year 2010. The cash flows and terminal values were then discounted to present value using a range of discount rates of 10.0% to 14.0%.

The analysis indicated the following implied per share price range:

	Low	High
Reference Range	$16.00	$21.00

Merger Consideration based on DIMON 20 trading day average price as of 11/03/04		$17.52
Merger Consideration based on DIMON closing price on 11/03/04		$18.60

Share Price Trading Range Analysis

Matrix reviewed the share price trading range of Standard stock over various periods of time, including the 52 week trading range, the 60 trading day range and the 20 trading day range. In addition, Matrix reviewed the average share price over various periods of time including the 10 day prior, 20 day prior, 30 day prior and the 52 week prior averages.

The analysis indicated the following implied per share price range:

	Low	High
Reference Range	$14.50	$18.50

Merger Consideration based on DIMON 20 trading day average price as of 11/03/04		$17.52
Merger Consideration based on DIMON closing price on 11/03/04		$18.60

Historical Exchange Ratio Analysis

Matrix calculated the average exchange ratio of DIMON common stock and Standard common stock as of November 3, 2004 for a range of periods from a one month to a two-year average ended on November 3, 2004.

This analysis indicated the following implied exchange ratios as compared to the 3.0 exchange ratio as provided for in the merger.

1 Month Average	2.707	x
3 Month Average	2.675
6 Month Average	2.755
1 Year Average	2.799
2 Year Average	2.710

Contribution Analysis

Matrix calculated and analyzed the relative contributions of DIMON and Standard to the pro forma combined company based on the respective contributions of net book value, EBITDA and income from continuing operations for the fiscal years ended March 31, 2003 and 2004 and the projected fiscal years ending March 31, 2005 through March 31, 2007. Financial data for the fiscal year ending March 31, 2005, is based on DIMON’s and Standard’s 2005 estimated earnings. Financial data for the fiscal years ending March 31, 2006 and 2007 is based on projected earnings of each company.

This analysis indicated the following implied percentage contributions for DIMON and Standard as compared to the implied ownership of DIMON and Standard shareholders in the combined company of approximately 52.5% and 47.5%, respectively:

	DIMON	Standard
Net Book Value
FYE 3/31/03	55%	45%
FYE 3/31/04	53%	47%
FYE 3/31/05	56%	44%
FYE 3/31/06	58%	42%
FYE 3/31/07	57%	43%

	DIMON	Standard
EBITDA
FYE 3/31/03	57%	43%
FYE 3/31/04	56%	44%
FYE 3/31/05	64%	36%
FYE 3/31/06	61%	39%
FYE 3/31/07	61%	39%

	DIMON	Standard
Income from Continuing Operations
FYE 3/31/03	47%	53%
FYE 3/31/04	22%	78%
FYE 3/31/05	50%	50%
FYE 3/31/06	51%	49%
FYE 3/31/07	54%	46%

When reviewing this information, you should note that EBITDA is a non-GAAP financial measure, and you should not consider it in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with GAAP. EBITDA, as presented by DIMON or Standard, may not be comparable to similarly titled measures of other companies. EBITDA was considered by Matrix because Standard believes it is a useful measure of financial performance and is used by securities analysts, investors and other interested parties in the evaluation of companies in the leaf tobacco industry.

Pro Forma Merger Analysis

Matrix analyzed the potential pro forma financial impact of the merger. Based on this analysis, Matrix calculated the resulting accretion/dilution to the combined company’s earnings per share estimates for the fiscal years ending March 31, 2006, and 2007, before and after taking into account the net effect of estimated operating synergies, new interest expense and other recurring expenses relating to the merger as prepared by the management of DIMON and Standard. Matrix noted that after taking into account the net effect of estimated operating synergies, new interest expense and other recurring expenses the merger would be approximately 28.4% accretive and 34.7% accretive to the combined earnings per share for the fiscal years ending March 31, 2006 and 2007 respectively.

The foregoing summary of the material financial analyses rendered by Matrix does not purport to be a complete description of the analyses or data presented by Matrix to the Standard board of directors. Actual results may vary from projected results and the variations might be material.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Matrix believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of them as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. Matrix did not consider any single factor or analysis as determinative of its fairness determination. Instead, Matrix considered the totality of the factors and analyses performed in determining its opinion. Matrix based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. Any other principal assumptions upon which Matrix based its analyses have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of DIMON and Standard and their advisors. Accordingly, forecasts and analyses used or made by Matrix are not necessarily indicative of actual or future results, which might be significantly more or less favorable than suggested by those analyses. Moreover, Matrix’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses or securities actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to DIMON or Standard, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Matrix’s analysis, might be considered similar or related to those of DIMON and Standard. The transactions selected were similarly chosen because their structure, size and other factors, for purposes of Matrix’s analysis, might be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the comparable companies and transactions.

Finally, as described above, the Matrix opinion and the information provided by Matrix to Standard’s board of directors were two of many factors taken into consideration by Standard’s board of directors in making its determination to approve the merger. Consequently, the Matrix analyses described above should not be viewed as determinative of the opinion of Standard’s board of directors with respect to the value or advisability of the merger.

DESCRIPTION OF ALLIANCE ONE CAPITAL STOCK

DIMON will be the surviving corporation after the completion of the merger, and, simultaneously with the closing of the merger, will change its name to “Alliance One International, Inc.” As part of and as a condition to the merger, DIMON shareholders are being asked to approve and adopt the amended and restated articles of incorporation of DIMON, attached hereto as Annex C. See DIMON Proposals Two through Five relating to the Amended and Restated Articles of Incorporation. Upon completion of the merger, Standard shareholders will receive common stock of Alliance One subject to the terms of the amended and restated articles of incorporation, and the capital stock of existing DIMON shareholders will also be subject to these terms.

The following is a summary of the material terms of the common stock of Alliance One immediately following the merger. Because it is only a summary, it might not contain all of the information that may be important to you. Accordingly, you should read carefully the amended and restated articles of incorporation of Alliance One, which are attached hereto as Annex C. See “Comparison of Shareholder Rights” beginning on page 55.

Authorized Capital Stock

Effective upon the completion of the merger and the amendment and restatement of DIMON’s articles of incorporation, Alliance One’s authorized capital stock will consist of 250,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value.

Common Stock

Voting Rights

Holders of Alliance One common stock are entitled to one vote per share on all matters submitted to a vote at any meeting of shareholders.

Except as otherwise required by the VSCA, the board of directors acting pursuant to Section 13.1-707 of the VSCA, or the provisions of the amended and restated articles of incorporation (as identified below), shareholder action is effective if the votes cast in favor of the action exceed the votes cast against the action. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election.

An amendment or restatement of the articles of incorporation, a merger, a statutory share exchange dissolution or the sale or other disposition of all or substantially all Alliance One’s assets other than in the usual and regular course of business requires the approval of a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

Dividend Rights

Subject to the rights of holders of preferred stock, if any, and subject to any other provisions of the amended and restated articles of incorporation, holders of shares of Alliance One common stock are entitled to receive dividends and other distributions in cash, stock or property of Alliance One as may be declared by Alliance One’s board of directors from time to time.

Exchange Listing

DIMON common stock is presently listed on the New York Stock Exchange under the symbol “DMN” and the common stock of Alliance One is expected to be listed on the New York Stock Exchange under the symbol “AOI,” which has been reserved for our use.

Preferred Stock

The Alliance One board of directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of preferred stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The preferred stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Prior to the issuance of any shares of a class or series of preferred stock, the board of directors must establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof.

As of the closing of the merger, no shares of preferred stock of Alliance One will be issued or outstanding.

Transfer Agent and Registrar

Wachovia Bank, N.A., is presently the transfer agent and registrar for DIMON common stock and is expected to be the transfer agent for Alliance One common stock.

Preemptive and Preferred Rights

Holders of any class of Alliance One capital stock have no preemptive or preferential right to purchase or to subscribe to any shares of any class of Alliance One, whether now or hereafter authorized, any warrants, rights, or options to purchase any such shares or any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

Anti-Takeover Provisions

Alliance One’s amended and restated articles of incorporation, amended and restated bylaws and the VSCA contain provisions that may have the effect of impeding the acquisition or control of Alliance One by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by board of directors. These provisions are designed to reduce, or have the effect of reducing, Alliance One’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of Alliance One’s assets or an unsolicited takeover attempt that is unfair to Alliance One’s shareholders.

Authority to Issue Preferred Stock

Under Alliance One’s amended and restated articles of incorporation, the board of directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of preferred stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Under this authority, the board of directors could create and issue a class or series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of Alliance One capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of Alliance One’s common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or discourage an attempt by, a potential acquiror to obtain control of Alliance One by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Alliance One management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Alliance One without any further action by Alliance One’s shareholders.

Classified Board of Directors

The amended and restated articles of incorporation of Alliance One provide that the board of directors of Alliance One shall be divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be apportioned among the classes by the board of directors to make all classes as nearly equal in number as possible. Unless otherwise provided in the bylaws of Alliance One, if any director resigns or retires as a member of the board of directors of Alliance One or otherwise becomes unable or unwilling to serve as a director, the remaining directors shall fill such vacancy by appointing a director, and such newly elected director shall hold office for a term expiring at the next annual meeting of the shareholders.

The classified board of directors is intended to provide continuity of directors and to retain directors with in-depth knowledge of our business. The classified board of directors will not prevent an acquisition that is approved by the board of directors. However, the classified board of directors could have anti-takeover effects by preventing the removal of a majority of directors at any one annual meeting of shareholders.

Shareholder Rights Plan

DIMON has adopted a shareholder protection rights plan, commonly referred to as a poison pill, that could have anti-takeover effects or prevent the removal of directors and management. The rights plan was adopted by DIMON in 1995 and will expire by its terms on March 31, 2005. The rights plan will not prevent an acquisition that is approved by the board of directors.

Affiliated Transactions Statute

The VSCA contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, referred to as an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•	the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must be at a “fair price,” as statutorily defined or must be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder.

The Virginia affiliated transaction statute may have the effect of deterring a potential acquisition of the combined company that could be beneficial to our shareholders, unless approved by the board of directors.

See “Comparison of Shareholder Rights—Anti-Takeover Statutes” beginning on page 60.

Control Share Acquisitions Statute

The VSCA also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed specified threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

As permitted by the VSCA, the amended and restated bylaws of DIMON, and upon the completion of the merger, of Alliance One, contain a bylaw opting out of the control share acquisitions provisions the VSCA.

Limitation of Liability and Indemnification Matters

Alliance One’s amended and restated articles of incorporation provide that in any proceeding brought by a shareholder of Alliance One in the right of Alliance One or brought by or on behalf of shareholders of Alliance One, no director or officer of Alliance One shall be liable to Alliance One or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date hereof, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Alliance One’s amended and restated articles of incorporation require the corporation to indemnify (1) any person who is, was or is threatened to be made a party to any proceeding, including a proceeding brought by a shareholder in the right of Alliance One or brought by or on behalf of shareholders of Alliance One, by reason of the fact that such person is or was a director or officer of Alliance One, and (2) any director or officer of Alliance One who is or was serving at the request of Alliance One as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by such person in connection with such proceeding, except that Alliance One shall make no indemnity against the willful misconduct or knowing violation of the criminal law of any director or officer. A person is considered to be serving an employee benefit plan at Alliance One’s request if such person’s duties to Alliance One also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan. Alliance One shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligations to make any indemnity under its amended and restated articles of incorporation and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such person in connection with such actions and determinations or proceedings of any kind arising therefrom.

Pursuant to Alliance One’s amended and restated articles of incorporation, the board of directors of the corporation must take action to indemnify a person seeking indemnification pursuant to its amended and restated articles of incorporation unless the corporation determines, within a reasonable time following such person’s demand upon the corporation for indemnification, that such person is not entitled to indemnification. The determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel or (4) by the holders of common stock, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling pursuant to the foregoing provisions, Alliance One has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF SHAREHOLDER RIGHTS

DIMON is, and Alliance One will be, a Virginia corporation subject to the provisions of the VSCA. Standard is a North Carolina corporation subject to the provisions of the North Carolina Business Corporation Act, or NCBCA. Upon completion of the merger, Standard shareholders, whose rights are currently governed by Standard’s articles of incorporation and bylaws and the NCBCA, will become shareholders of Alliance One and their rights will be governed by Alliance One’s amended and restated articles of incorporation, amended and restated bylaws and the VSCA.

The following summarizes material differences that might affect the rights of holders of Alliance One common stock and Standard common stock. This summary is not intended to be a complete discussion of all those differences or a complete description of the specific provisions referred to in this summary, and is qualified in its entirety by reference to the VSCA, the NCBCA and the various documents of Alliance One and Standard that are referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Alliance One common stock, you should read the section of this joint proxy statement/prospectus entitled “Description of Alliance One Capital Stock” beginning on page 52. You should read carefully the relevant provisions of the VSCA and the NCBCA, as well as the amended and restated articles of incorporation and amended and restated bylaws of Alliance One and the restated articles of incorporation and bylaws of Standard, which are incorporated by reference into this joint proxy statement/prospectus.

Authorized Capital Stock

Standard

Standard’s authorized capital stock consists of 100,000,000 shares of Standard common stock and 1,000,000 shares of Standard preferred stock, each with a par value of $1.65 per share. Standard’s articles of incorporation authorize the Standard board of directors to issue shares of Standard preferred stock in one or more series and to fix the designations, powers, preferences, and rights of the shares of Standard preferred stock in each series. As of December 31, 2004, there were 13,858,774 shares of Standard common stock outstanding. No shares of Standard preferred stock were issued and outstanding as of that date.

Alliance One

Effective upon completion of the merger, Alliance One’s authorized capital stock will consist of 250,000,000 shares of Alliance One common stock, without par value per share, and 10,000,000 shares of Alliance One preferred stock, without par value per share. Alliance One’s articles of incorporation will authorize the Alliance One board of directors to issue shares of Alliance One preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Alliance One preferred stock in each series. As of December 31, 2004, there were 45,366,454 shares of DIMON common stock outstanding. No shares of DIMON preferred stock were issued and outstanding as of that date, nor will any be upon completion of the merger. Upon completion of the merger, a total of 86,942,776 shares of Alliance One common stock, and no shares of Alliance One preferred stock, are expected to be outstanding.

Special Meetings of Shareholders

Standard

Special meetings of the shareholders of Standard may be called at any time by Standard’s board of directors, the Chairman of the Board, President or Secretary or by the written request of holders of record of at least 50% of the outstanding shares of Standard common stock entitled to vote at such meeting.

Alliance One

Alliance One’s bylaws will provide that special meetings of the shareholders may be called by the Chairman of the board of directors, the Chief Executive Officer, or a majority of the board of directors.

Directors

Standard

Standard’s articles of incorporation and bylaws provide for a board of directors having not less than nine nor more than 15 members, with the exact number to fixed from time to time by resolution adopted by the shareholders or by the board of directors. Currently, the Standard board of directors consists of nine directors. The Standard board of directors is divided into three classes, with directors serving staggered three-year terms.

Under Standard’s bylaws, Standard directors may be removed with or without cause by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

Alliance One

Alliance One’s articles of incorporation will provide that the number of directors shall be fixed by the bylaws, which may be amended from time to time and, as of the effective time of the merger, will provide that there shall be 13 directors. The Alliance One board of directors will be divided into three classes with directors serving staggered three-year terms.

The VSCA provides that shareholders may remove directors with or without cause by the affirmative vote of the holders of at least a majority of the stock entitled to vote generally in the election of directors. Alliance One’s articles of incorporation and bylaws do not address the topic of removal of directors.

Dividends and Other Distributions

Standard

The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business or that would result in its total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The declaration, payment and amount of any such future dividends would depend on business conditions, compliance with covenants in debt agreements, operating results, capital, reserve requirements and the consideration of other relevant factors by the Standard board of directors.

Standard’s articles of incorporation permit the Standard board of directors to issue preferred stock with terms set by the Standard board of directors, which terms may include the right to receive dividends ahead of the holders of Standard common stock.

Alliance One

The holders of Alliance One common stock will be entitled to share ratably in dividends when and if declared by the Alliance One board of directors out of legally available funds. Pursuant to the VSCA, a Virginia corporation may declare and pay dividends to its shareholders, unless, after giving the effect to the dividends, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The declaration, payment and amount of any such future dividends will depend on business conditions, compliance with covenants in debt agreements, operating results, capital, reserve requirements and the consideration of other relevant factors by the Alliance One board of directors.

Alliance One’s articles of incorporation permit the Alliance One board of directors to issue preferred stock with terms set by the Alliance One board of directors, which terms may include the right to receive dividends ahead of the holders of Alliance One common stock.

Shareholder Nominations and Shareholder Proposals

Standard

Pursuant to Standard’s bylaws, at any annual or special meeting of shareholders, proposals by shareholders and persons nominated for election as directors by shareholders shall be considered only if advance notice thereof has been timely given as provided in Standard’s bylaws and such proposals or nominations are otherwise proper for consideration under applicable law and Standard’s articles of incorporation and bylaws. Notice of any proposal to be presented by any shareholder or of the name of any person to be nominated by any shareholder for election as a director of Standard at any meeting of shareholders shall be delivered to the Secretary of Standard at its principal executive office not less than 120 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 70 days in advance of the special meeting if Standard shall have previously disclosed, in its bylaws or otherwise, that the special meeting in each year is to be held on a determinable date, unless and until the board determines to hold the meeting on a different date. Any shareholder who gives notice of any such proposal shall deliver the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal and setting forth such shareholder’s name and address, the number and class of all shares of each class of stock of Standard beneficially owned by such shareholder and any material interest of such shareholder in the proposal (other than as a shareholder). Any shareholder desiring to nominate any person for election as a director of Standard shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the corporation beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to the corporation), such person’s signed consent to serve as a director of Standard if elected, such shareholder’s name and address and the number and class of all shares of each class of stock of Standard beneficially owned by such shareholder. The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given.

In accordance with SEC Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Standard at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the SEC rules, if the special meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Standard begins to print and mail its proxy materials.

Alliance One

Pursuant to Alliance One’s bylaws, a shareholder of Alliance One may submit a shareholder proposal for consideration at the annual meeting by delivering written notice to the Secretary not less than 60 days before the first anniversary of the date of Alliance One’s proxy statement in connection with the last annual meeting. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the special meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and record address of the shareholder proposing such business, (3) the class, series and number of the Alliance One’s shares that are beneficially owned by the shareholder, and (4) any material interest of the shareholder in such business. In the event that a shareholder attempts to bring business before an annual meeting without complying with the provisions of the amended and restated bylaws, the chairman of the meeting may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the foregoing procedures, and, if he shall so determine, he shall so declare to the meeting and such business shall not be transacted.

These advance notice requirements are separate from and in addition to the requirements the shareholder must meet to have a proposal included in Alliance One’s proxy statement. In each case, the notice must be given to the Secretary of Alliance One at its principal executive offices.

In accordance with the SEC Rule 14a-8 under the Securities and Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Alliance One at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Alliance One begins to print and mail its proxy material.

Discharge of Director Duties; Exculpation and Indemnification

Standard

The NCBCA requires that a director of a North Carolina corporation discharge his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care.

Standard’s articles of incorporation provide that no director of the corporation shall have personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of his duty as a director, provided that such limitation on liability shall not be effective with respect to (1) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation, (2) any liability under Section 5532 of the General Statutes of North Carolina, (3) any transaction from which the director derived an improper personal benefit, or (4) acts or omissions occurring prior to the date of effectiveness of the articles. If the laws of North Carolina are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by law.

Standard’s bylaws provide that every person who is or was a director or officer of the corporation, including the legal representative of each director or officer, shall be indemnified to the fullest extent permitted by the NCBCA.

Alliance One

The VSCA requires that a director of a Virginia corporation discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interest of the corporation.

The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Alliance One’s articles of incorporation provide that in any proceeding brought by a shareholder of the corporation in the right of the corporation or brought by or on behalf of shareholders of the corporation, no director or officer of the corporation shall be liable to the corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date hereof, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under the VSCA, a Virginia corporation may indemnify a director or officer against liability if the director or officer conducted himself in good faith and believed that his official conduct was in the best interest of the corporation and all other non-official conduct was not opposed to the corporation’s best interest, or in the case of a criminal proceeding, had no reasonable basis to believe his conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding in which the director or officer is adjudged liable on the basis that he received an improper personal benefit. A director or officer also cannot be indemnified in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation. In addition, under the VSCA, any corporation may indemnify, including an indemnity with respect to a proceeding by or in the right of the corporation, and may provide for advances or reimbursement of expenses to, any director, officer, employee or agent that is authorized by the articles of incorporation or any bylaw approved by the shareholders or any resolution adopted before or after the subject event by the shareholders, except an indemnity against willful misconduct or a knowing violation of criminal law.

Alliance One’s articles of incorporation provide that Alliance One shall indemnify any director or officer of the corporation against any liability incurred by such person to the fullest extent permitted by applicable law, except that the corporation shall make no indemnity against the willful misconduct or knowing violation of the criminal law of any director or officer.

Mergers, Share Exchanges and Sales of Assets

Standard

The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. However, Standard’s articles of incorporation provide that in furtherance, and not in limitation, of the powers conferred by statute, the board of directors is expressly authorized pursuant to the affirmative vote of the holders of two-thirds of the stock issued and outstanding, at a shareholders’ meeting duly called for that purpose, to sell, assign, transfer or otherwise dispose of the property of the corporation as an entirety, provided that a majority of the board approves the transaction.

Alliance One

The VSCA provides that, unless a corporation’s articles of incorporation provide for a higher or lower vote, specified significant corporate actions must be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring at least a two-thirds vote include an amendment to a corporation’s articles of incorporation, adoption of plans of merger or exchange, sales of all or substantially all of the corporation’s assets other than in the ordinary course of business and adoption of plans of dissolution. The VSCA provides that a corporation’s articles may either increase the vote required to approve these actions or may decrease the required vote to not less than a majority of the votes entitled to be cast. Alliance One’s articles of incorporation provide that, unless the board of directors sets a higher vote, the vote required to approve such actions will be a simple majority of the votes entitled to be cast on the matter.

Anti-Takeover Statutes

Standard

The North Carolina Control Share Acquisition Act applies to Standard. The Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to some types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

The North Carolina Shareholder Protection Act requires that business combinations with existing shareholders holding more than 20% of the voting shares either be approved by a supermajority of the other shareholders or meet “fair price” requirements.

Alliance One

The VSCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases or other dispositions of material assets, issuances of securities, dissolutions and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the day a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote by the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. The foregoing requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approved the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to insure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

In addition, under the VSCA’s Control Share Acquisitions law, voting rights of shares of a stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of one-fifth, one-third and one-half of the outstanding shares may, under some circumstances, be denied. The voting rights may be denied unless conferred by special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation, or among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof. Alliance One’s bylaws provide that the VSCA’s Control Share Acquisition law shall not apply to it.

Amendments to Articles of Incorporation and Bylaws

Standard

The NCBCA provides generally that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. Standard’s articles of incorporation and bylaws impose a higher approval level and require the affirmative vote of at least two-thirds of the outstanding shares entitled to vote to approve an amendment that would amend, alter, or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of the Standard board of directors, removal of directors or any requirement for a supermajority vote on such an amendment.

The NCBCA provides that a North Carolina corporation’s bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders. Standard’s articles of incorporation and bylaws authorize the Standard board of directors to amend Standard’s bylaws and set forth the procedures for doing so.

Alliance One

The VSCA generally requires that any amendment to the articles of incorporation be approved by each voting group entitled to vote on the proposed amendment by at least two-thirds of all the votes entitled to be cast by that voting group, unless the VSCA otherwise requires a greater vote or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups, so long as the vote provided for is not less than a majority of all the votes cast on the amendment by each voting group entitled to vote. Alliance One’s articles of incorporation provide that the articles of incorporation may be amended by the affirmative vote of a majority of all votes entitled to be cast by each voting group of Alliance One entitled to vote on the amendment at a meeting at which a quorum of each voting group exists.

Under the VSCA, unless other provision is made in the articles of incorporation or bylaws, a majority of the directors or a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws. Alliance One’s bylaws do not alter these provisions of the VSCA.

Shareholders’ Rights of Dissent and Appraisal

Standard

The NCBCA provides that dissenters’ rights are not available to the holders of shares of a corporation, such as Standard, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange, or sale or exchange of property unless the articles of incorporation of the corporation that issued the shares provide otherwise or, in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders, or (3) a combination of cash and such shares. Standard’s articles of incorporation do not authorize any special dissenters’ rights. Holders of Standard common stock do not have appraisal rights in connection with the merger with DIMON because, as of the record date, Standard common stock was, and Alliance One common stock will be, listed on the New York Stock Exchange.

Alliance One

The VSCA provides that appraisal rights are not available to holders of common stock of a constituent corporation in a merger when such stock is either listed on a national securities exchange or is held by at least 2,000 record shareholders. Despite this exception, appraisal rights will be available to holders of common stock of a constituent corporation in a merger if: (1) the articles of incorporation provide otherwise (Alliance One’s articles of incorporation do not authorize such special dissenters’ rights); (2) in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for the shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by record by more than 2,000 shareholders, or a combination of cash or such shares; or (3) the merger is an “affiliated transaction”, as described under “Anti-Takeover Statutes” above, and it has not been approved by a majority of the disinterested directors. Holders of DIMON common stock do not have appraisal rights in connection with the merger with Standard because, as of the record date, DIMON common stock and Standard common stock were, and following the merger, Alliance One common stock will be listed on the New York Stock Exchange.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of DIMON’s Directors and Officers in the Merger

In considering the recommendation of DIMON’s board of directors with respect to the merger proposal, DIMON shareholders should be aware that some DIMON executive officers, including one executive officer who is also a director, may have interests in the merger that are in addition to or different from their interests as DIMON shareholders generally. DIMON’s board of directors was aware of these interests and considered them, among other matters, in approving the merger.

Employment Agreement Between DIMON and Brian J. Harker

Mr. Harker has an existing employment agreement with DIMON that was originally entered into April 1995 and was amended and restated in October 1996 and amended again in 2004. Mr. Harker’s existing employment agreement provided for the employment of Mr. Harker until October 31, 2003, and has been renewed for successive one-year terms through October 31, 2005. The material terms of Mr. Harker’s existing employment agreement are summarized in DIMON’s proxy statement for its 2004 annual meeting, which is incorporated herein by reference.

In connection with the execution of the merger agreement, Mr. Harker’s existing employment agreement was extended, amended and restated in the form of a new employment agreement, which will be effective as of the closing of the merger. A summary of the material differences between the new employment agreement and the existing employment agreement is set forth below. Except as described below, Mr. Harker’s new employment agreement is substantially similar to his existing employment agreement. For a complete understanding of the terms of Mr. Harker’s new employment agreement, you are encouraged to review the actual agreement, a copy of which was filed as an exhibit to DIMON’s Current Report on Form 8-K filed on November 8, 2004, and is incorporated herein by reference.

Term:	Mr. Harker will serve as Alliance One’s Chief Executive Officer through March 31, 2007, and as Chairman of the Board of Directors through the 2007 annual meeting of shareholders.

Base Salary:	The new employment agreement increases Mr. Harker’s annual base salary from $500,000 to $550,000.

Annual Bonus:	Mr. Harker’s target annual bonus will be at least 75% of his annual base salary and his maximum annual bonus will be two times his target bonus. The bonus criteria will be established each year by the Committee on Executive Compensation of the board of directors. Mr. Harker’s existing employment agreement does not specify target or maximum bonus levels; however, effective April 1, 2004, Mr. Harker’s target annual bonus was 65% of his annual base salary and his maximum annual bonus was 130% of his annual base salary.

Special Incentive:	Mr. Harker will be entitled to receive a special one-time incentive bonus of up to $1.1 million based on the achievement of certain cost savings and growth in earnings per share between the closing of the merger and March 31, 2007.

Early Retirement Compensation:	If he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason, Mr. Harker will receive an annual retirement benefit equal to 50% of his base salary plus 50% of his target bonus through age 65. Mr. Harker is 54 years old. His existing employment agreement provides that, if he remains in the employ of DIMON through age 60 or if his employment is terminated without cause or he resigns for good reason, he would receive an annual early retirement benefit of 50% of his three-year average base salary for six years.

Retirement Medical Benefits:	Mr. Harker will be entitled to retiree medical benefits if he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason. Mr. Harker’s existing employment agreement provides that he would be entitled to the same retiree medical benefits if he remains in the employ of DIMON through age 60 or if his employment is terminated without cause or he resigns for good reason.

Enhanced SERP:	Mr. Harker will be entitled to supplemental retirement benefits based on amounts earned under the new employment agreement using the formula in DIMON’s Supplemental Executive Retirement Plan, or SERP. The new employment agreement provides that he will receive these benefits if he remains in the employ of Alliance One through March 31, 2007, or if his employment is terminated without cause or he resigns for good reason. Under Mr. Harker’s existing employment agreement and the terms of SERP, he would receive SERP benefits based on his highest three years’ average compensation if he worked until age 60.

Severance:	If Mr. Harker’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive his annual base salary and target bonus amount through March 31, 2007. In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards will automatically vest and become exercisable upon such termination. Under the existing employment agreement, Mr. Harker would be entitled to receive his base annual salary and actual bonus amount through the expiration of the term of the agreement (the next October 31 after such termination).

Restrictive Covenants:	Mr. Harker is subject to a world-wide non-competition provision for three years following the termination of his employment other than by Alliance One without cause or by Mr. Harker with good reason. In addition, Mr. Harker will be subject to a prohibition on solicitation of employees, customers and vendors for a period of one year after such termination. In the existing agreement, Mr. Harker is subject to a one year non-competition provision in the Commonwealth of Virginia only, and is not subject to any prohibition on solicitation of employees, customers and vendors.

Reduction and Gross Up of Benefits:	If retirement, severance and other benefits payable to Mr. Harker are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code: (1) if such payments are less than 110% of the amount that would cause Mr. Harker to incur excise tax liability, such payments shall be reduced to the maximum amount that would avoid such excise tax liability; or (2) if they exceed 110% of the amount that would cause Mr. Harker to incur excise tax liability, Alliance One will pay Mr. Harker a gross-up payment to compensate him for the amount of such excise tax liability. Mr. Harker would be entitled to a gross-up payment under his existing agreement if the payments would be subject to excise tax.

Arbitration:	Mr. Harker’s new employment agreement provides that disputes between Mr. Harker and Alliance One shall be submitted to binding arbitration. Mr. Harker’s existing employment agreement does not include a binding arbitration provision.

Change in Control Agreements With DIMON Officers

In considering the merger, DIMON’s board of directors determined that it was essential that DIMON be managed and operated efficiently and effectively through the merger and the subsequent integration of the two companies. To provide an incentive for certain key executive officers to remain in Alliance One’s employ through the second anniversary of the closing of the merger, immediately prior to the execution of the merger agreement DIMON entered into change in control agreements with:

•	Steven B. Daniels, DIMON’s President and Chief Operating Officer;

•	James A. Cooley, DIMON’s Senior Vice President—Chief Financial Officer;

•	Don C. Hare, DIMON’s Vice President—Human Resources;

•	Thomas C. Parrish, DIMON’s Senior Vice President—Chief Legal Officer; and

•	others of DIMON’s management team.

The change in control agreements for each of Messrs. Daniels, Cooley, Hare and Parrish provide that if his employment is terminated by DIMON without cause or if he resigns for good reason within the 24 month period immediately following the closing of the merger, he shall be entitled to receive:

•	a one-time payment equal to two times the sum of his annual base salary plus the greater of his target or actual bonus;

•	full compensation through the date of termination, including pro rated annual incentive bonus equal to the greater of his target or actual bonus for the partial year; and

•	continued welfare benefits for 24 months following the date of termination.

In addition, all unvested options to purchase DIMON common stock with an exercise price less than the common stock’s fair market value and restricted stock awards owned by such employees will automatically vest and become exercisable. Options with an exercise price greater than the common stock’s fair market value will be canceled. The amounts payable to such executives are subject to reduction in order to avoid excise tax liability pursuant to Section 280G of the Internal Revenue Code.

DIMON also entered into similar change in control agreements with other members of DIMON’s management team; however, those agreements provide for such benefits based on either 2.0 or 1.0 times annual base salary and the greater of target or actual bonus compensation and 24 or 12 months of welfare benefits continuation.

H. Peyton Green, III, DIMON’s Executive Vice President—Sales Director, has an existing employment agreement with DIMON that requires, in the event of termination of employment by DIMON other than for cause, by Mr. Green for good reason or upon the expiration of the agreement, Mr. Green will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and incentive payments for the employment year most recently completed. In addition, Mr. Green’s employment agreement provides for an annual supplemental retirement benefit equal to 50% of his average base salary for a period of ten years upon termination for reasons other than death, disability or cause. The terms of Mr. Green’s existing employment agreement are described in more detail in DIMON’s proxy statement for its 2004 annual meeting, which is incorporated herein by reference.

Amendment to DIMON’s PEP and SERP Plans

DIMON’s existing Pension Equalization Plan, or PEP, and Supplemental Executive Retirement Plan, or SERP, are described in more detail in DIMON’s proxy statement for its 2004 annual meeting, which is incorporated herein by reference. Prior to the execution of the merger agreement, the Committee on Executive Compensation of the DIMON board of directors approved amendments to the PEP and SERP to provide that the merger will not be a change in control for purposes of the plans, which would have triggered immediate vesting of participants and the funding of a trust. The PEP and SERP also were amended to provide that any participant on the date of the completion of the merger shall be entitled to benefit payments in accordance with such plan if, within 24 months after the completion of the merger, the participant’s employment is terminated without cause or the participant resigns with good reason.

Messrs. Daniels, Cooley and Green are participants in the PEP, and Messrs. Harker, Hare and Parrish are not. Each of DIMON’s executive officers are participants in the SERP.

Interests of Standard’s Directors and Officers in the Merger

In considering the recommendation of Standard’s board of directors with respect to the merger proposal, Standard shareholders should be aware that some Standard executive officers, including two executive officers who are also directors, may have interests in the merger that are in addition to or different from their interests as Standard shareholders generally. Standard’s board of directors was aware of these interests and considered them, among other matters, in approving the merger.

Employment Agreement Between DIMON and Robert E. Harrison

Mr. Harrison has an employment agreement with Standard that was originally entered into in March 1997. Mr. Harrison’s existing employment agreement provides for the employment of Mr. Harrison as Chief Executive Officer of Standard until at least March 2006. The material terms of Mr. Harrison’s existing employment are summarized in Standard’s proxy statement for its 2004 annual meeting, which is incorporated herein by reference.

In connection with the execution of the merger agreement, DIMON entered into an employment agreement with Mr. Harrison to serve as President and Chief Operating Officer of Alliance One, which agreement will be effective as of the closing date of the merger. A summary of the material differences between Mr. Harrison’s new employment agreement with DIMON and his existing employment agreement with Standard is set forth below. Except as described below, Mr. Harrison’s new employment agreement is substantially similar to his existing employment agreement. For a complete understanding of the terms of Mr. Harrison’s new employment agreement with Alliance One, you are encouraged to review the actual agreement, a copy of which was filed as an exhibit to DIMON’s current report on Form 8-K filed on November 8, 2004, and is incorporated herein by reference.

Duties; Term:	Mr. Harrison will serve as Alliance One’s President and Chief Operating Officer from the closing of the merger through March 31, 2007. The parties anticipate that Mr. Harrison will replace Mr. Harker as Chief Executive Officer effective as of March 31, 2007. If Mr. Harrison does not become Chief Executive Officer as of such date, he will be entitled to resign for good reason as of such date and receive the amounts described under “Severance” below.

Base Salary:	Mr. Harrison’s annual base salary is increased from $515,000 to $525,000.

Annual Bonus:	Mr. Harrison’s target annual bonus will be at least 75% of his annual base salary and his maximum annual bonus will be two times his target bonus. The bonus criteria will be established each year by the Committee on Executive Compensation of the board of directors. Mr. Harrison’s existing employment agreement specifies that his target annual bonus would be 90% of his annual base salary and that his maximum annual bonus would be two times his target bonus.

Special Incentive:	Mr. Harrison will be entitled to receive a special one-time incentive bonus of up to $1.1 million based on the achievement of certain cost savings and growth in earnings per share between the closing of the merger and March 31, 2007.

Long Term Incentives:	Mr. Harrison will receive restricted shares of Alliance One common stock and options to purchase Alliance One common stock in an amount no less than such awards to Alliance One’s Chief Executive Officer.

Severance:	If Mr. Harrison’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive a multiple of his annual base salary and target bonus amount. If such termination occurs within the 24 months following closing of the merger, the multiple is three; if in the third year following closing of the merger, the multiple is two and a half; and if after the third year following the merger, the multiple is two. Mr. Harrison will be entitled to continued participation in welfare plans for 36 months if termination occurs in the first two years following the closing of the merger, or 30 months if termination occurs after the first two years following the closing of the merger. In addition, all unvested options to purchase Alliance One common stock with an exercise price less than the common stock’s fair market value and restricted stock awards will automatically vest and become exercisable upon such termination.

Under his existing employment agreement, Mr. Harrison would be entitled to receive two times his annual base annual salary and most recent bonus through the expiration of the term of the agreement.

Restrictive Covenants:	Mr. Harrison is subject to a world-wide non-competition provision for three years following the termination of his employment other than by Alliance One without cause or by Mr. Harrison with good reason. In addition, Mr. Harrison will be subject to a prohibition on solicitation of Alliance One’s employees, customers and vendors for a period of one year after such termination. In the existing agreement, Mr. Harrison was subject to a one-year, world-wide non-competition provision and a one-year prohibition on solicitation of employees, customers and vendors.

Reduction and Gross Up of Benefits:	If retirement, severance and other benefits payable to Mr. Harrison are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code: (1) if such payments are less than 110% of the amount that would cause Mr. Harrison to incur excise tax liability, such payments shall be reduced to the maximum amount that would avoid such excise tax liability; or (2) if they exceed 110% of the amount that would cause Mr. Harrison to incur excise tax liability, Alliance One will pay Mr. Harrison a gross-up payment to compensate him for the excise tax liability. Under Mr. Harrison’s existing agreement, parachute payments would have been reduced to avoid excise tax liability.

Arbitration:	Mr. Harrison’s new employment agreement provides that disputes between Mr. Harrison and Alliance One shall be submitted to binding arbitration. Mr. Harrison’s existing employment agreement does not include a binding arbitration provision.

Standard’s Executive Employment Agreements

In December 1997, Standard entered into an employment agreement with Henry C. Babb, its Senior Vice President—Public Affairs, Secretary and General Counsel. The agreement provides for an initial base salary of $224,000, subject to annual review, and eligibility to participate in other employee benefit programs. The agreement also provides that in the event Mr. Babb’s employment is terminated without cause, including in connection with a change in control, he will receive termination pay equal to two years’ base salary.

In March 1999, Standard entered into an employment agreement with Robert A. Sheets, its Executive Vice President of Finance and Chief Financial Officer. The agreement provides for an initial base salary of $150,000, subject to annual review, and the eligibility to participate in other employee benefit programs. The agreement provides that in the event of a change in control, Mr. Sheets will receive termination pay in one lump sum equal to two years’ base salary, and that in the event of termination without cause, he will continue to receive his base pay plus benefits for one year.

Change in Control Agreements With Standard’s Executive Officers

In considering the merger, Standard’s board of directors determined that it was essential that Standard be managed and operated efficiently and effectively through the merger and the subsequent integration of the two companies. To provide an incentive for certain key executive officers to remain in Standard’s and the combined company’s employ through the second anniversary of the closing of the merger, immediately prior to the execution of the merger agreement, Standard entered into certain change in control agreements with:

•	Henry C. Babb, Senior Vice President, Public Affairs and Secretary;

•	Simon J. P. Green, Senior Vice President, Europe and CIS;

•	Ery W. Kehaya, II, Senior Vice President, Information Systems and Chief Information Officer;

•	Robin H. Kilner, Senior Vice President, Africa;

•	Michael K. McDaniel, Senior Vice President, Global Human Resources;

•	Timothy S. Price, Vice President, Treasurer and Director of Investor Relations;

•	Alfred F. Rehm, Jr., Executive Vice President, Global Sales and Customer Relations;

•	John H. Saunders, Senior Vice President, Americas;

•	Robert A. Sheets, Executive Vice President, Finance and Chief Financial Officer; and

•	J. Peter Sikkel, Senior Vice President, Asia.

The change in control agreements for each of Messrs. Babb, Green, Kilner, McDaniel, Rehm, Saunders, Sheets and Sikkel provide that if his employment is terminated by Standard without cause or if he resigns for “good reason” within the 24 month period immediately following the closing of the merger, he will be entitled to receive:

•	a one-time payment equal to two times the sum of his annual base salary plus the greater of his target or actual bonus;

•	full compensation through the date of termination, including pro rated annual incentive bonus equal to the greater of his target or actual bonus for the partial year; and

•	continued welfare benefits for the 24 months following the date of termination.

In addition, all unvested options to purchase Standard common stock with an exercise price less than the common stock’s fair market value and restricted stock awards owned by such employees will automatically vest and become exercisable. Options with an exercise price greater than the common stock’s fair market value will be canceled. The amounts payable to such executives is subject to reduction in order to avoid excise tax liability pursuant to Section 280G of the Internal Revenue Code.

The control agreements with Messrs. Kehaya and Price provide for such benefits based on 1.0 times annual base salary and the greater of target or actual bonus compensation and 24 months of welfare benefits.

Standard Stock Options and Stock Awards

Pursuant to the merger agreement, outstanding and unexercised options to purchase shares of Standard common stock granted under Standard’s stock option plans, including those held by Standard’s executive officers and directors, will be converted into options to purchase three shares of Alliance One common stock for each underlying Standard share at a per share exercise price of one-third the price before the merger, but otherwise subject to the same terms and conditions as the Standard options, except as described below.

Similarly, as of the closing of the merger, each share of restricted Standard common stock will be converted into three shares of restricted Alliance One common stock, subject to the restrictions, terms and conditions of the Standard common stock award plans.

Prior to the merger, Standard’s equity compensation plans allowed its board or compensation committee to provide for acceleration of vesting of options and restricted stock in the event of a change of control of Standard. In considering the merger, the board of directors decided to provide only for acceleration of vesting for any person whose employment or service with Alliance One is terminated by Alliance One other than for cause within two years after the effective date of the merger.

Indemnification; Insurance

Under the merger agreement, the combined company must indemnify and hold harmless each present and former director and officer of Standard against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the closing of the merger, whether asserted or claimed prior to, at or after the closing, in each case to the fullest extent permitted under applicable law and to the extent Standard had any such obligation, whether under its articles of incorporation or bylaws, individual indemnity agreements or otherwise (and shall pay any expenses in advance of the final disposition of such action or proceeding to each such director or officer to the fullest extent permitted under applicable law, upon receipt from any such director or officer to whom expenses are advanced of an undertaking to repay such advances as required under applicable law) and such obligations shall survive the merger and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any such claims against such persons.

In addition, the merger agreement provides that DIMON must obtain, prior to the closing of the merger, a policy of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the closing covering each present and former officer and director of Standard currently covered by Standard’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement and extending for no less than five years from the closing.

NOTE REGARDING DIMON PROPOSALS TWO THROUGH FIVE

DIMON proposals two through five each relate to changes to DIMON’s articles of incorporation and are reflected in the amended and restated articles of incorporation attached to this joint proxy statement/prospectus as Annex C. DIMON proposal two relating to the name of the combined company and DIMON proposal three relating an increase in the number of authorized shares of common stock of the combined company relate to the merger. DIMON proposal four relating to the amendment of certain shareholder voting requirements and DIMON proposal five relating to various other amendments do not relate to the merger.

The merger agreement provides that as of the effective time of the closing, the amended and restated articles of incorporation attached as Annex C shall become the articles of incorporation of the combined company. If all proposals relating to the merger and the amended and restated articles of incorporation are approved by the requisite majority of shareholders, DIMON will file such amended and restated articles as an exhibit to the plan of merger. If DIMON proposal one relating to the merger is not approved, none of the changes to DIMON’s articles of incorporation will be made, even if approved by the requisite majority of shareholders at the DIMON special meeting. If DIMON proposal one relating to the merger is approved by the requisite majority, but one or more of the proposals related to the amended and restated articles is not approved by the requisite majority, DIMON may seek the agreement of Standard to file amended and restated articles that reflect only those proposals that are approved by the DIMON shareholders.

DIMON PROPOSAL TWO: THE NAME CHANGE

Proposal

DIMON is seeking shareholder approval to change its name to “Alliance One International, Inc.” effective upon the closing of the merger. The new name is reflected in the amended and restated articles of incorporation attached as Annex C. If the merger does not close, the articles of incorporation will not be amended and restated, even if this proposal is approved by holders of the requisite majority of the shares represented at the special meeting.

Approval of DIMON’s name change is a condition to the completion of the merger. However, if the DIMON shareholders fail to approve the name change, DIMON and Standard may waive that condition and proceed with the closing of the merger.

Vote Required

Approval of the proposal to approve DIMON’s name change requires the affirmative vote of the holders of a majority of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting.

Recommendation of the DIMON Board of Directors

The DIMON board of directors recommends that you vote FOR the approval of the name change to “Alliance One International, Inc.”

DIMON PROPOSAL THREE: AN INCREASE IN

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Proposal

DIMON is seeking shareholder approval to increase the number of its authorized shares of common stock from 125 million to 250 million, to be effective upon completion of the merger. This increase in the number of authorized shares is reflected in the amended and restated articles of incorporation attached as Annex C. If the merger does not close, the articles of incorporation will not be amended and restated, even if this proposal is approved by holders of the requisite majority of the shares represented at the special meeting.

Approval of the increase in the number of authorized shares of DIMON common stock is a condition to the completion of the merger. However, if the DIMON shareholders fail to approve the increase in the number of authorized shares of DIMON common stock, DIMON may seek Standard’s agreement to waive that condition and proceed with the closing of the merger, provided that DIMON has a sufficient number of authorized but unissued shares of DIMON common stock available for issuance to Standard shareholders in the merger. DIMON estimates that it will have a sufficient number of such shares available and does not have any current plans, proposals or arrangements to issue a number of shares of DIMON common stock such that it will not have a sufficient number of shares available for issuance in the merger. If DIMON and Standard were to proceed with the merger without increasing the number of authorized shares of DIMON common stock, after the merger Alliance One will not have a substantial number of authorized but unissued shares of common available for any future issuances it may later consider.

Vote Required

Approval of the proposal to increase the number of authorized shares of DIMON common stock requires the affirmative vote of the holders of a majority of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting.

Recommendation of the DIMON Board of Directors

The DIMON board of directors recommends that you vote FOR the increase in the number of authorized shares of DIMON common stock.

DIMON PROPOSAL FOUR: THE AMENDMENT OF

CERTAIN SHAREHOLDER VOTING REQUIREMENTS

Proposal

DIMON is seeking shareholder approval of the amendment of certain shareholder approval requirements in its articles of incorporation described below, to be effective upon the closing of the merger. The amendment of these shareholder voting requirements is reflected in the amended and restated articles of incorporation included as Annex C. If the merger does not close, the articles of incorporation will not be amended and restated, even if this proposal is approved by holders of the requisite majority of the shares represented at the special meeting.

Vote Required

Amendment of these shareholder voting requirements in the amended and restated articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting.

Summary of the Amended Shareholder Voting Requirements

The terms and provision of DIMON’s amended and restated articles of incorporated are described above under the headings “Description of Alliance One Capital Stock” and “Comparison of Shareholder Rights.” In addition, this section describes certain of the proposed amendments. You should read the entire amended and restated articles of incorporation, which are included as Annex C hereto.

DIMON proposes to eliminate the following provisions contained in Article III, Section A, 2. of its articles of incorporation:

“(c) An amendment or restatement of these Articles, other than an amendment or restatement described, or involved in a transaction described, in subsections (d), (e) or (f) of this section, shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter;

(d) In addition to any vote required pursuant to Section 13.1-725.1 of the VSCA, any transaction with the Corporation or any subsidiary that constitutes or involves an “affiliated transaction” with an “interested shareholder,” as such terms are defined in Section 13.1-725 of the VSCA as in effect at the effective time of these Amended and Restated Articles of Incorporation (the “Effective Time”), shall be approved by a majority of the votes entitled to be cast by the members of each voting group that is entitled to vote on such transaction other than votes entitled to be cast by such interested shareholder and all “affiliates” and “associates,” as such terms are defined in Section 13.1-725 of the VSCA as in effect at the Effective Time, of such interested shareholder, unless such affiliated transaction is approved in advance by the vote of a majority of the members of the Board of Directors (other than such interested shareholder and any of his affiliates and associates who may be directors at the time of such vote) in which event this subsection (d) shall not apply to such transaction;

(e) A merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution, other than any such transaction to which Section 13.1-725.1 of the VSCA or subsection (d) of this section applies, shall be approved by at least two-thirds of the votes entitled to be cast by each voting group that is entitled to vote on such transaction; and

(f) An amendment to these Articles that amends or affects subsection (d), (e) or (f) of this subsection (f) of Article III(A)(2) or Article V of these Articles shall be approved by at least two-thirds of the votes entitled to be cast by each voting group that is entitled to vote on the matter. An amendment to these Articles that amends or affects subsection (d) of this section also shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter other than votes entitled to be cast by the person or persons proposing such amendment and by “associates” or “affiliates” of such person or persons, as such terms are defined in Section 13.1-725 of the VSCA, as in effect at the Effective Time, unless such amendment is approved in advance by the vote of a majority of the members of the Board of Directors (other than such interested shareholder and any of his affiliates and associates who may be directors at the time of such vote) in which event this subsection (f) shall not apply to such amendment.”

In place of these provisions, DIMON proposes to insert the following language:

“(c) An amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets other than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.”

The effect of these amendments is that the transactions and other matters described in the deleted provisions, including certain amendments to the articles of incorporation and major transactions such as a merger, share exchange or sale of all or substantially all of the assets of DIMON, would require the approval of majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, rather than any larger percentage specified in the deleted provisions.

Rationale and Recommendation of the DIMON Board of Directors

As part of its continuing review of corporate governance generally, DIMON is proposing the elimination of certain super-majority voting requirements described above. DIMON adopted these super-majority voting requirements in connection with the merger of Dibrell Brothers and Monk-Austin in 1995, and those provisions were specifically negotiated by the parties to that merger. At the time of that merger, DIMON was concerned about the possibility of a third party attempting to gain control of or acquire DIMON in a hostile setting or without the approval of the DIMON board. However, super-majority voting requirements may also have the effect of preventing or making more difficult or expensive changes or transactions that are in the best interests of the shareholders. DIMON is now less concerned about the possibility of a hostile transaction and now believes that it is in the best interest of the shareholders and important to reduce the requisite majority required to approve these transactions and to facilitate transactions or other changes that are approved by a simple majority of shareholders. Under Virginia law, the DIMON board retains the right to require super-majority approval for certain transactions if the board determines that such a vote is in the best interest of the corporation and its shareholders.

The DIMON board of directors recommends that you vote FOR the elimination of the super-majority approval voting requirements in the amended and restated articles of incorporation.

DIMON PROPOSAL FIVE: ADDITIONAL

AMENDMENTS TO THE ARTICLES OF INCORPORATION UNRELATED TO THE MERGER

Proposal

DIMON is seeking shareholder approval for certain amendments to its articles of incorporation described below, to be effective upon the closing of the merger. These amendments are reflected in the amended and restated articles of incorporation attached as Annex C. If the merger does not close, the articles of incorporation will not be amended and restated, even if this proposal is approved by holders of the requisite majority of the shares represented at the special meeting.

Vote Required

Approval of these amendments described below and reflected in the amended and restated articles of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting.

Summary of the Miscellaneous Amendments

The terms and provision of DIMON’s amended and restated articles of incorporated are described above under the headings “Description of Alliance One Capital Stock” and “Comparison of Shareholder Rights.” The following table sets forth a summary of the amendments to the shareholder voting requirements. You should read the entire amended and restated articles of incorporation, which are included as Annex C hereto.

DIMON proposes to eliminate the following provisions contained in Article V of its articles of incorporation:

“A. Board of Directors.

The number of directors shall be set forth in the Bylaws, but in the absence of such a provision in the Bylaws, the number of directors of the Corporation shall be 12. Immediately after the Effective Time, the Board of Directors shall consist of the persons designated by Dibrell Brothers, Incorporated (“Dibrell”) and the persons designated by Monk-Austin, Inc. (“Monk-Austin”), Dibrell and Monk-Austin being the sole shareholders of the Corporation prior to the Effective Time, and elected by such shareholders of the Corporation, in accordance with the Agreement and Plan of Reorganization, dated as of October 22, 1994 and amended and restated as of December 9, 1994 and as of February 22, 1995, between Dibrell and Monk-Austin. The persons designated by Dibrell, together with any successors of such persons determined in accordance with this Article V, are hereinafter referred to as the “Dibrell Designees,” and the persons designated by Monk-Austin, together with any successors of such persons determined in accordance with this Article V, are hereinafter referred to as the “Monk-Austin Designees.” At the Effective Time, the Board of Directors of the Corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. Directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1995 annual meeting of shareholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 1996 annual meeting of shareholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1997 annual meeting of shareholders. At each annual meeting of shareholders, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.”

and

“B. Removal of Directors

Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, a director may be removed with or without cause at a meeting called expressly for that purpose at which a quorum is present (1) by the vote of at least two-thirds of the votes entitled to be cast by each voting group entitled to vote in the election of directors generally, if the Board of Directors has not approved such removal in accordance with this Article V(B), or (2) by the vote of at least a majority of the votes represented at such meeting and entitled to be cast by each voting group entitled to vote in the election of directors generally, if the Board of Directors has approved such removal in accordance with this Article V(B). For purposes of this Article V(B), the Board of Directors shall be deemed to have approved the removal of a director if at least two-thirds of the directors then in office vote to remove such director.”

In place of these provisions, DIMON proposes to insert the following language:

“Board of Directors

The number of directors shall be set forth in the bylaws of the Corporation, as may be amended from time to time (the “Bylaws”), but in the absence of such a provision in the Bylaws, the number of directors of the Corporation shall be 13. The Board of Directors of the Corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. Unless otherwise provided in the Bylaws of the Corporation, if any director resigns or retires as a member of the Board of Directors of the Corporation or otherwise becomes unable or unwilling to serve as a director, the remaining directors shall fill such vacancy by appointing a director, and such newly elected director shall hold office for a term expiring at the next annual meeting of the shareholders.”

The effect of these amendments is to eliminate requirements regarding the composition of the board of directors by individuals who served on the boards of directors of DIMON’s predecessor companies, Monk Austin and Dibrell Brother and eliminate an impediment to the removal of a director by the shareholders of the corporation.

DIMON also proposes to eliminate the following provisions contained in Article VI of its articles of incorporation:

“F. Determination of Availability

The Corporation shall take action to indemnify a person seeking indemnification pursuant to this Article VI unless the Corporation determines, within a reasonable time following such person’s demand upon the Corporation for indemnification, that such person is not entitled to indemnification pursuant to the terms of this Article VI and applicable law. Such determination may be made only by the vote of a majority of the directors who are not, and are not threatened to be made, defendants or respondents in the proceeding with respect to which indemnification is being sought with the advice of special legal counsel selected by the affirmative vote of 80 percent of all directors then in office, regardless of whether any director is, or is threatened to be made, a party to the proceeding with respect to which indemnification is being sought.”

In place of this provision, DIMON proposes to insert the following language:

“F. Determination of Availability

The Corporation shall take action to indemnify a person seeking indemnification pursuant to this Article VI unless the Corporation determines, within a reasonable time following such person’s demand upon the Corporation for indemnification, that such person is not entitled to indemnification pursuant to the terms of this Article VI and applicable law. The determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b) if a quorum cannot be obtained under clause (a) of this ArticleVI(F), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or

(c) by special legal counsel

(i) selected by the Board of Directors or its committee in the manner prescribed in clause (a) or (b) of this Article VI(F),

(ii) if a quorum of the Board of Directors cannot be obtained under clause (a) of this Article VI(F) and a committee cannot be designated under clause (b) of this Article VI(F), selected by a majority vote of the full Board of Directors, in which selection directors who are parties may participate, or

(iii) by the holders of Common Stock, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed, other than through successor Directors approved by the Board of Directors, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.”

The effect of these changes is to expand upon the procedures that may be employed by DIMON in considering whether its directors and officers are entitled to indemnification under the articles of incorporation and the VSCA and to specify that special legal counsel may be selected to make such determinations.

DIMON will also make changes to clarify that advances of indemnification are available to officers of DIMON as well as directors and to provide that if expense advancement determinations are made by special legal counsel, such counsel must be selected as provided in the additional language.

Rationale and Recommendation of the DIMON Board of Directors

DIMON believes it is appropriate to make these changes to the articles of incorporation (1) to eliminate provisions adopted at the time of the merger of Dibrell Brothers and Monk-Austin which DIMON believes are no longer relevant to the governance of DIMON, (2) to improve DIMON’s corporate governance by eliminating an impediment to the removal of a director by the shareholders of DIMON, and (3) to provide certain procedures pursuant to which directors and officers may be indemnified by the corporation that DIMON believes conform to practices of many Virginia public corporations.

The DIMON board of directors recommends that you vote FOR the amendments discussed above and reflected in the amended and restated articles of incorporation attached as Annex C.

DIMON PROPOSAL SIX: ELECTION OF DIRECTORS

The DIMON board of directors has nominated seven directors for election at its special meeting to hold office from the closing of the merger until their designated terms expire and their successors are elected. Six of the nominees are current Standard directors and one nominee is a current DIMON director. Six current DIMON directors will remain in office after completion of the merger. Six current DIMON directors have tendered resignations to be effective as of the completion of the merger.

DIMON’s implementation of the board of directors specified in the merger agreement is a condition to the completion of the merger. If the nominees for directors for the terms described herein are not approved by the DIMON shareholders, DIMON’s existing board may elect such nominees to replace the resigning DIMON directors to serve until the 2005 annual meeting, thereby satisfying the condition to the completion of the merger.

Vote Required

The nominees for director must be elected by a plurality of the votes cast at the special meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted. Even if the nominees receive the requisite number of votes at the special meeting, such directors will not take office unless and until the merger is completed. If the merger is not completed, the existing DIMON directors will continue to serve for their respective terms.

Although DIMON knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies would vote your DIMON common stock to approve the election of any substitute nominee designated by DIMON’s board of directors, if such person is currently a DIMON director, or designated by Standard’s board of directors, if such person is currently a Standard director. Each of the nominees listed below is currently a director of DIMON or Standard and has indicated a willingness to serve if elected.

Alliance One’s bylaws provide that the board of directors will consist of 13 directors, divided into three classes as nearly equal in number as possible. Each director will serve in the class, and for the term specified below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

The Nominees

	Class II
	Terms expire at 2005 annual meeting

Name	Age	Director of, and commencement of service
Nigel G. Howard	59	Standard since 2004
William S. Sheridan	51	Standard since 1998

	Class III
	Terms expire at 2006 annual meeting

Name	Age	Director of, and commencement of service
Mark W. Kehaya	36	Standard since 2000
Gilbert L. Klemann, II	54	Standard since 2000
Martin R. Wade, III	55	DIMON since 2001

	Class I
	Terms expire at 2007 annual meeting

Name	Age	Director of, and commencement of service
Robert E. Harrison	51	Standard since 1995
B. Clyde Preslar	50	Standard since 1995

Biographies of Nominees for Director

The following information is furnished with respect to nominees for directors to serve on the Alliance One board of directors effective as of the closing of the merger.

Robert E. Harrison

Age 51	Standard Director since 1995

Standard’s President and Chief Executive Officer since August 1996 and its Chairman since August 2003. He joined in July 1995 as Senior Vice President and Chief Financial Officer and served in the latter position until April 1998.

Nigel G. Howard

Age 59	Standard Director since 2004

Retired Deputy Chief Executive, The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials. Deputy Chairman Assam Carbon Products, Ltd., India.

Mark W. Kehaya

Age 36	Standard Director since 2000

Partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January, 2002. President, CEO and COO of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001. He was employed by Standard beginning in April 1993 serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President-Planning, and as Chief Executive Officer of Standard’s tobacco processing facility in St. Petersburg, Russia, until March 2000.

Other directorships: Chairman of the Board, Dunn Paper, Inc. and Director of Johnston Textiles, Inc.

Gilbert L. Klemann, II

Age 54	Standard Director since 2003

Senior Vice President, General Counsel and Secretary of Avon Products, Inc., a seller of beauty and related products, since January 2001. From January 2000 through December 2000, he was Of Counsel at the law firm of Chadbourne & Park LLP. Prior thereto he was an Executive Vice President, General Counsel and a Director of Fortune Brands, Inc. (formerly American Brands, Inc., a manufacturer of home products, spirits and wine, golf products and office products).

Other directorships: North American Galvanizing & Coatings, Inc.

B. Clyde Preslar

Age 50	Standard Director since 1999

Vice President—Finance and Chief Financial Officer, Lance, Inc., a manufacturer, marketer and distributor of snack food products, since 1986. Prior thereto he was Director of Financial Services with Black & Decker Corporation, a manufacturer of power tools and accessories.

Other directorships: Forward Air Corporation.

William S. Sheridan

Age 50	Standard Director since 1998

Executive Vice President and Chief Financial Officer, Sotheby’s Holdings, Inc., an auctioneer of fine arts and antiques, since 1996.

Martin R. Wade, III

Age 55	DIMON Director since 2001

Chief Executive Officer of International Microcomputer Software Inc., a developer and publisher of productivity software in precision design, graphic design and other related business applications, since September 2001. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities Inc., a global securities firm, from May 1998 to June 2000.

Other directorships: Energy Transfer Group; International Microcomputer Software Inc.; Nexmed, Inc.

Continuing Directors

The following current DIMON directors will continue as directors of Alliance One after the merger until their designated terms expire and their successors are elected:

	Class II
	Terms expire at 2005 annual meeting

Name	Age	Commencement of service as director of DIMON
Brian J. Harker	54	1999
Joseph L. Lanier, Jr.	72	1995

	Class III
	Terms expire at 2006 annual meeting

Name	Age	Commencement of service as director of DIMON
John M. Hines	65	1995

	Class I
	Terms expire at 2007 annual meeting

Name	Age	Commencement of service as director of DIMON
C. Richard Green, Jr.	61	2003
Albert C. Monk, III	65	1995
Norman A. Scher	67	1995

Biographies of Continuing Directors

The following information is furnished with respect to the existing DIMON directors who will continue to serve on the Alliance One board of directors after the closing of the merger.

C. Richard Green, Jr.

Age 61	DIMON Director since 2003

Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports, and manufacturing cigarettes and paperboard, since July 1999. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002.

Brian J. Harker

Age 54	DIMON Director since 1999

Chairman and Chief Executive Officer of DIMON since March 2003. President and Chief Executive Officer of DIMON from May 1999 to February 2003. President and Chief Operating Officer of DIMON from March 1999 to May 1999.

John M. Hines

Age 65	DIMON Director since 1995

Private investor and consultant since 1996. Director of Glen Raven, Inc., a private textile manufacturing company, since May 2001. Consultant to DIMON from July 1996 to June 1998. Executive Vice President of DIMON from April 1995 to June 1996.

Joseph L. Lanier, Jr.

Age 72	DIMON Director since 1995

Chairman of the Board of Dan River, Inc., a textile manufacturer, since 1989 and Chief Executive Officer of Dan River, Inc., from November 1989 to February 2005. Non-Executive Chairman of the Board of DIMON from May 1999 to February 2003.

Other directorships: Dan River, Inc.; Flowers Foods Inc.; Torchmark Corporation.

Albert C. Monk, III

Age 65	DIMON Director since 1995

Retired since January 2001. Consultant to DIMON from January 2000 to December 2000. Vice Chairman of the Board of DIMON from March 1999 to December 1999. President of DIMON from April 1995 to February 1999.

Norman A. Scher

Age 67	DIMON Director since 1995

President and Chief Executive Officer of Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, since September 2001. Executive Vice President and Chief Financial Officer of Tredegar Corporation from July 1989 to September 2001.

Other directorships: Tredegar Corporation.

Board of Directors of the Combined Company

If all the current nominees are elected to the board of directors, the director classes as of the completion of the merger will be as follows:

	Class II
	Terms expire at 2005 annual meeting

Name	Age	Former director of
Brian J. Harker	54	DIMON
Joseph L. Lanier, Jr.	72	DIMON
Nigel G. Howard	59	Standard
William S. Sheridan	50	Standard

	Class III
	Terms expire at 2006 annual meeting

Name	Age	Former director of
John M. Hines	65	DIMON
Martin W. Wade	55	DIMON
Mark W. Kehaya	36	Standard
Gilbert L. Klemann, II	54	Standard

	Class I
	Terms expire at 2007 annual meeting

Name	Age	Former director of
C. Richard Green, Jr.	61	DIMON
Albert C. Monk, III	65	DIMON
Norman A. Scher	67	DIMON
Robert E. Harrison	50	Standard
B. Clyde Preslar	50	Standard

Biographies of DIMON Directors Not Nominated For Election to the Alliance One Board

The following information is furnished with respect to current DIMON directors who are not nominated to serve on the Alliance One board of directors after the merger.

Hans B. Amell

Age 52	DIMON Director since 2002

Chairman and Chief Strategic Officer of Intrepid Learning Solutions, a corporate training outsourcing company, since January 2003. Chairman and Chief Executive Officer of Catalyst LLC, a professional services company, from June 1996 to present.

Other directorships: Intrepid Learning Solutions; Platinum Equity Holdings; WaterLife Foundation.

R. Stuart Dickson

Age 75	DIMON Director since 1995

Director and Chairman of the Executive Committee of Ruddick Corporation, a holding company, since February 1994.

Henry F. Frigon

Age 70	DIMON Director since 1995

Private investor and consultant since February 2000. Chairman of the Board of CARSTAR, Inc., a collision repair service company, since June 1995. Chief Executive Officer of CARSTAR from June 1998 to February 2000.

Other directorships: Buckeye Technologies, Inc.; H&R Block Inc.; Packaging Corporation of America; Sypris Solutions, Inc.; Tuesday Morning Corporation.

James E. Johnson, Jr.

Age 75	DIMON Director since 1995

Retired Partner of Womble Carlyle Sandridge & Rice, PLLC, a law firm, since February 2002. Partner of Womble Carlyle Sandridge & Rice, PLLC, from February 1989 to February 2002.

Thomas F. Keller

Age 73	DIMON Director since 1995

R. J. Reynolds Professor Emeritus and Dean Emeritus, Fuqua School of Business, Duke University, since September 2004. R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University, from July 1974 to August 2004. Dean, Fuqua School of Business Europe from July 1999 to June 2001.

Other directorships: Biogen Idec, Inc.; Hatteras Income Securities, Inc.; Nations Funds; Nations Life Goal Fund; Wendy’s International, Inc.

William R. Slee

Age 65	DIMON Director since 2003 and from 1996 — 1999

Vice-Chairman of Singulus Technologies AG, a manufacturer in the optical disc storage industry listed on the Frankfurt Stock Exchange, since October 1997.

Other directorships: Ecofin Water & Power Opportunities Plc; Game Group Plc; Singulus Technologies AG.

Independence

The DIMON board of directors has adopted categorical standards to assist it in determining whether directors are independent, as that term is defined under the Corporate Governance Standards of the New York Stock Exchange. With the exception of Mr. Harker and Mr. Harrison, each nominee listed above meets the categorical standards.

Board Meetings

Four regular meetings of DIMON’s board of directors were held during fiscal year 2004. Each DIMON director attended at least 75% of the aggregate of all meetings held by the full board of directors and each committee of the board on which the director served.

DIMON’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with DIMON’s Corporate Governance Guidelines, the lead independent director presides at all executive sessions of non-management directors. Mr. Joseph L. Lanier, Jr. is currently DIMON’s lead independent director. The board of directors makes the Lead Independent Director determination annually in conjunction with the committee assignments. Pursuant to the merger agreement, Mr. William S. Sheridan will serve as the lead independent director of Alliance One as of the closing of the merger.

Board Committees

The DIMON board of directors has standing Audit, Executive, Executive Compensation and Governance & Nominating Committees. Each of the Audit, Executive Compensation and Governance & Nominating Committees operates under a charter approved by the Board. The charters of each of the committees are available on DIMON’s website, www.dimon.com, and it is anticipated that the Alliance One committees will operate under these charters upon completion of the merger. All of the current and proposed members of the Audit, Executive Compensation and Governance & Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange.

The following table provides an overview of the current and proposed membership and responsibilities for each committee of the Board.

Current DIMON Committee Members	Proposed Alliance One Committee Members	Responsibilities
Audit
Thomas F. Keller, Chair C. Richard Green, Jr. James E. Johnson, Jr. Martin R. Wade, III	B. Clyde Preslar, Chair C. Richard Green Gilbert L. Klemann, II Martin R. Wade, III

•    Oversee financial reporting, policies and procedures.

•    Select, oversee, evaluate, compensate and replace independent auditors.

•    Oversee internal audit function.

•    Evaluate adequacy and effectiveness of internal controls and risk management policies.

•    Oversee compliance with legal and regulatory requirements.

•    Provide for the receipt, retention and treatment of concerns and complaints regarding internal accounting controls or auditing matters.

•    Prepare an audit committee report for inclusion in the annual proxy statement.

Executive
Joseph L. Lanier, Jr., Chair Brian J. Harker Albert C. Monk, III	Brian J. Harker Robert E. Harrison Albert C. Monk, III William S. Sheridan	• Generally empowered to act with the authority of the full board when the full board is not in session.

Current DIMON Committee Members	Proposed Alliance One Committee Members	Responsibilities
Executive Compensation
Norman A. Scher, Chair R. Stuart Dickson Joseph L. Lanier, Jr.	Norman A. Scher, Chair Nigel G. Howard Gilbert L. Klemann, II Joseph L. Lanier, Jr.

•    Review and approve incentive compensation and equity-based plans, consistent with shareholder approved plans.

•    Where appropriate, make recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval.

•    Review and approve salaries and incentive awards of executive officers.

•    Review and approve corporate goals and objectives relevant to CEO compensation.

•    Evaluate CEO performance.

•    As a Committee, or together with the other independent directors, as directed by the Board, set CEO compensation, including base salary and incentive awards.

•    Prepare compensation committee report on executive compensation for inclusion in the annual proxy statement.

Governance & Nominating
Henry F. Frigon, Chair R. Stuart Dickson Joseph L. Lanier, Jr. Norman A. Scher	Joseph L. Lanier, Jr., Chair John M. Hines B. Clyde Preslar William S. Sheridan

•    Analyze structure, size and composition of the Board.

•    Develop and monitor use of director selection criteria.

•    Identify and recruit qualified director candidates; receive recommendations of potential nominees; recommend to the Board the nominees for election at the annual meeting of shareholders.

•    Recommend Corporate Governance Guidelines to the Board.

•    Oversee adoption and periodic review of committee charters.

•    Recommend to the Board removal of a director when appropriate.

•    Annually recommend to the Board directors to serve as Chairman, lead independent director, committee chairs and committee members.

•    Recommend to the Board the retirement policy and remuneration of non-employee directors.

•    Provide for Board and committee self-evaluations. Report to the Board conclusions regarding the effectiveness and performance of the Board.

A complete description of the responsibilities of the Audit, Executive Compensation and Governance & Nominating Committees can be found in the committee charters, which are available on DIMON’s website at www.dimon.com.

Governance Matters

The DIMON and Standard boards of directors foster and encourage a corporate environment of strong disclosure controls and procedures, including internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining governance practices and setting new standards is an ongoing process for each board. Similarly, the area of corporate governance continues to evolve. Therefore, the Alliance One board of directors will review and modify these governance practices and documents as needed upon the recommendation of the Governance & Nominating Committee.

Shareholder Access to Governance Documents

All of DIMON’s governance-related documents, which will be Alliance One’s governance documents immediately after the merger, are available on its website at www.dimon.com. Available documents include DIMON’s Corporate Governance Guidelines, Code of Conduct, and charters of the Audit, Executive Compensation and Governance & Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Copies of DIMON’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, DIMON Incorporated, 512 Bridge Street, Danville, Virginia 24541.

Code of Conduct

DIMON’s Code of Conduct, formerly the Compliance Guide, was first adopted in 1997. The present version of the Code of Conduct is DIMON’s, and will be Alliance One’s guide to ethical and lawful conduct immediately after the merger. It clearly defines the expectations for legal and ethical behavior on the part of every director, officer and employee.

The Code of Conduct also governs DIMON’s principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical conduct in all aspects of DIMON’s affairs.

Any waiver of the Code of Conduct, for any director, officer or employee, would require approval by the board of directors and would be disclosed immediately thereafter to shareholders via DIMON’s website, www.dimon.com.

Corporate Governance Guidelines

The DIMON board of directors adopted Corporate Governance Guidelines effective April 1, 2004. The Guidelines, in conjunction with the charters of key board committees, inform shareholders, employees, customers and other constituents of the board’s principles as a governing body.

Governance & Nominating Committee Processes

DIMON’s board of directors has a Governance & Nominating Committee that is composed entirely of independent directors and governed by a charter. The Committee charter, which will be the Committee charter for Alliance One immediately after the merger, is available on DIMON’s website, www.dimon.com. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on DIMON’s board of directors. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations, or a third party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chair of the Governance & Nominating Committee, and other directors as appropriate, prior to being recommended for election to the board.

The invitation to join the board of directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the board for approval, and the board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the board by the Chairman.

The Committee may engage the services of a third party to assist in the recruitment of directors as necessary. To date, the Committee has not engaged the services of such a firm.

Minimum Director Qualifications

In order to qualify for service on DIMON’s board of directors, an individual must possess the following characteristics: integrity; international business experience; the ability to actively participate in and contribute to the deliberations of the board; the capacity and desire to represent the balanced, best interests of the shareholders; and sufficient time available to devote to the responsibilities of a director. Determination of whether an individual meets these qualifications are made in the business judgment of the board.

Categorical Standards for Director Independence

For a director to be deemed “independent,” the board of directors must affirmatively determine that the director has no material relationship with DIMON either directly or as a partner, shareholder or officer of an organization that has a relationship with DIMON. In making this determination, the board applies the following standards.

•	A director who is an employee, or whose immediate family member is an executive officer, of DIMON, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•	A director who receives (or whose immediate family member, serving as an executive officer, receives) more than $100,000 per year in direct compensation from DIMON is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $100,000 limitation.

•	A director who is affiliated with or employed by (or whose immediate family member is affiliated with or employed by) a present or former internal or external auditor of DIMON is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

•	A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of DIMON’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•	A director who is an executive officer or an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, DIMON for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Shareholder Nominations—2005 Annual Meeting

Shareholders may propose nominees for consideration by the Governance & Nominating Committee. DIMON’s bylaws mandate that certain procedures and deadlines be adhered to in order for nominations to be considered:

•	Nominations must be sent to the Corporate Secretary, DIMON Incorporated, 512 Bridge Street, Danville, Virginia, 24541.

•	Nominations must include, to the extent known by the nominating shareholder: the nominee’s name, age, address and principal occupation.

•	Nominations must include the nominating shareholder’s name, address and number of shares owned.

•	Nominations for the 2005 annual meeting must be received not earlier than June 12, 2005, nor later than July 7, 2005.

The Governance & Nominating Committee will consider all nominations that are received from shareholders in accordance with the stated guidelines. Shareholder nominations will be evaluated in view of the current composition of the board of directors and the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. The Committee will thereafter make its recommendation to the board of directors as to whether a candidate should be nominated for election to the board.

Shareholder Proposals—2005 Annual Meeting

To be considered for inclusion in DIMON’s proxy statement for the 2005 annual meeting, or Alliance One’s proxy statement if the merger is completed prior thereto, shareholder proposals must be submitted in writing to the Corporate Secretary, DIMON Incorporated, 512 Bridge Street, Danville, Virginia, 24541, by March 16, 2005. Shareholder proposals must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia, and DIMON’s Bylaws.

Shareholder Communications with the Board

Shareholders may communicate with the board of directors, any committee of the board, the lead independent director or any individual director as appropriate. Shareholder communications must be made in writing to the Corporate Secretary, DIMON Incorporated, 512 Bridge Street, Danville, Virginia 24543. The Secretary will determine in his good faith judgment, as instructed by the board, which shareholder communications to relay to the applicable directors.

Director Attendance at Annual Meetings of Shareholders

It is DIMON’s policy that directors attend the annual meetings of shareholders. Twelve of the thirteen directors then in office attended the 2004 annual meeting.

Audit Matters

Audit Committee Members and Meetings

DIMON’s board of directors has an Audit Committee that is composed of Dr. Keller (Chairman) and Messrs. C. R. Green, Johnson and Wade. After the completion of the merger, the Audit Committee will be composed of Mr. Preslar (Chairman), Green, Klemann and Wade. The board has determined that each of the existing and proposed Audit Committee members meets the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual and by the SEC in Exchange Act Rule 10A-3. The Committee met eight times during fiscal year 2004.

Audit Committee Charter

The Audit Committee is governed by a written charter adopted by the board of directors. The Audit Committee charter is available on DIMON’s website, www.dimon.com.

Financial Literacy and Expertise

The board, upon recommendation of the Governance & Nominating Committee, has determined that each current and proposed member of the Audit Committee is financially literate, as that term is interpreted by the board in its business judgment. The board has further determined that each of Dr. Keller from the existing audit committee and Messrs. Wade and Preslar from the proposed audit committee meet the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 401(h) of Regulation S-K. As stated above, each of the present and proposed audit committee members is deemed to be independent from management.

Other Audit Committee Service

DIMON currently does not limit the number of audit committees on which its Audit Committee members may serve. Dr. Keller currently serves on the audit committees of seven companies, including DIMON. The Board has determined that Dr. Keller’s audit committee service does not impair his ability to serve on DIMON’s Audit Committee based on the following factors: (1) four of the seven audit committee memberships are with publicly traded closed-end registered investment companies within a single fund complex; (2) the extent of his financial expertise; and (3) the time constraints related to his other professional endeavors are minimal.

Audit Committee Functions

The primary function of the Audit Committee is to assist the board in fulfilling its oversight responsibilities with respect to DIMON’s accounting and financial reporting practices, and the quality and integrity of DIMON’s financial reports. This includes: (1) the oversight of DIMON’s financial statements provided to any governmental or regulatory body, the public, or other users; (2) the effectiveness of DIMON’s internal control process; and (3) DIMON’s engagement of independent auditors. The Committee’s functions are described more fully in the section on Board Committees, above.

Audit Committee Report

The Audit Committee oversees DIMON’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with DIMON’s management audited financial statements in DIMON’s Annual Report on Form 10-K for the transitional fiscal year ended March 31, 2004, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of DIMON’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61.

The Committee has discussed with the independent auditors the auditors’ independence from management and DIMON, including the matters in the written disclosures required by the Independence Standards Board, including Board Standard No. 1, and considered whether the provision of non-audit services (as described below under Audit and Non-Audit Fees) is compatible with maintaining the auditors’ independence.

The Committee discussed with DIMON’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of DIMON’s internal controls, and the overall quality of DIMON’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the transitional fiscal year ended March 31, 2004 for filing with the SEC.

Audit Committee:

Thomas F. Keller, Chairman

C. Richard Green, Jr.

James E. Johnson, Jr.

Martin R. Wade, III

Independent Auditors

The Board of Directors, upon recommendation of the Audit Committee, selected Ernst & Young LLP as DIMON’s independent registered public accounting firm for the fiscal year ending March 31, 2005.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances might arise when it becomes necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

The Committee’s pre-approval policy was effective May 6, 2003, as required by the applicable regulations. All engagements of the independent auditors since that date have been pre-approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

Audit and Non-Audit Fees

During the fiscal years ended June 30, 2003, and March 31, 2004, Ernst & Young LLP, DIMON’s independent auditors, billed DIMON the fees set forth below in connection with services rendered:

	FY 2003	FY 2004
Audit Fees (1)	$1,310,843	$1,838,410
Audit-Related Fees (2)	3,765	36,402
Tax Fees (3)	72,154	38,288
All Other Fees (4)	—	—

Total	$1,396,762	$1,913,100

(1)	Audit Fees. Audit Fees consist of professional services rendered in the audit of DIMON’s annual financial statements, review of DIMON’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.
(2)	Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and might include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, and consultation regarding financial accounting and reporting standards.
(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning, and tax advice.
(4)	All Other Fees. There were no fees billed or services rendered by Ernst & Young during fiscal years 2003 and 2004 other than those described above.

Executive Officers of Alliance One

Set forth below is a table of the persons expected to serve as executive officers of Alliance One immediately following the completion of the merger:

Name and Age	Position	Current Position and Business Experience
Brian J. Harker (54)	Chairman and Chief Executive Officer	Described above under “—Continuing Directors”

Robert (“Pete”) E. Harrison (51)	President and Chief Operating Officer	Described above under “—The Nominees”

James A. Cooley (54)	Executive Vice President—Chief Financial Officer	Mr. Cooley currently serves as Senior Vice President—Chief Financial Officer of DIMON, a position he has held since March 1999. Mr. Cooley has held various finance-related titles with DIMON and its predecessors since 1982. He was named Vice President and Treasurer of DIMON in 1995 and was elected Senior Vice President and Treasurer in 1997, a position he held until becoming CFO in 1999.

Steven B. Daniels (47)	Executive Vice President—Operations	Mr. Daniels currently serves as President and Chief Operating Officer of DIMON, a position he has held since March 2003. Mr. Daniels has held various positions in the leaf buying and processing operations of DIMON or its predecessors for his entire career. In 1995, Mr. Daniels was appointed Senior Vice President—Regional Director for Central and South America and, in 1999, also assumed responsibility for the African region. From October 2001 to February 2003, Mr. Daniels served as Senior Vice President—Operations Director of DIMON.

Henry C. Babb (59)	Senior Vice President, Chief Legal Officer and Secretary	Mr. Babb currently serves as Senior Vice President—Public Affairs, General Counsel and Secretary of Standard. Mr. Babb joined Standard in December 1997 as Vice President—Public Affairs and General Counsel, was appointed Secretary in June 1998 and was appointed Senior Vice President for Legal in April 2004. Prior to joining Standard, Mr. Babb practiced law for 28 years, including 27 years as a partner with a law firm in Wilson, North Carolina.

Michael K. McDaniel (54)	Senior Vice President—Human Resources	Mr. McDaniel currently serves as Senior Vice President—Human Resources of Standard. Mr. McDaniel joined Standard as Director-Human Resources in November 1996, was elected Vice President—Human Resources in June 1997, and was appointed Senior Vice President for Human Resources in April 2004. From 1995 to November 1996 he was a partner in a human resources consulting firm, and from 1978 to 1995 he was Director of Human Resources and Organizational Development for the City of Wilson, North Carolina.

We have not yet identified who will serve as Executive Vice President—Sales for Alliance One immediately following completion of the merger.

Employment and Consulting Agreements and Certain Business Relationships

Messrs. Harker and H. Peyton Green currently have employment agreements with DIMON that were entered into prior to the reorganization of Dibrell Brothers and Monk-Austin in April 1995. The agreements provide for the employment of Messrs. Harker and Green until October 31, 2003. The agreements are renewable for successive one-year terms. The agreements may be terminated early in certain circumstances.

Under the agreements, Messrs. Harker and Green are entitled to annual base salaries of $250,000 and $155,000, respectively, subject to increases, and are eligible for cash payments under DIMON’s Management Incentive Plan. The agreements also provide for (1) an annual supplemental retirement benefit equal to 50% of the executive officer’s average base salary for a period of up to ten years upon termination of the agreements for reasons other than death, disability or cause; (2) an annual death benefit equal to 25% of the executive officer’s average base salary payable to a beneficiary designated by the executive for a period of up to five years; and (3) annual disability payments under the Long Term Disability Plan.

The agreements further provide that from the time of termination of the executive’s employment (other than by virtue of death or for cause) until his death, he will be entitled to participate in any group health plan or program provided by DIMON at the time of termination, and DIMON must use its best efforts to provide the executive with an individual health insurance policy if he is unable to participate in the existing plan.

The agreements may be terminated by DIMON for cause or by the officer for “good reason,” generally related to a failure by the board to elect the officer to a responsible executive position, material modifications of the officer’s duties, functions and responsibilities, or breach of the agreement by DIMON.

In the event of termination of employment by DIMON other than for cause, by the executive for good reason or upon the expiration of the agreement, each agreement provides that the executive officer will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and incentive payments for the employment year just completed. The agreements further provide for the reimbursement by DIMON of reasonable business expenses. DIMON is obligated to pay additional amounts for any taxes the executive officers would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

In connection with executing the merger agreement, DIMON and Mr. Harker entered into a new employment agreement, effective only upon completion of the merger, that increases his compensation and changes his rights under a change in control, among other things. The new agreement is more fully discussed under “Interests of Certain Persons in the Merger—Employment Agreement Between DIMON and Brian J. Harker” on page 63 above.

Messrs. Hines and Monk also had employment agreements with DIMON prior to their retirements, effective July 1, 1996 and December 31, 1999, respectively. Under his employment agreement, Mr. Hines was entitled to receive an annual retirement benefit of $180,000 through 2008. Effective July 1, 2003, with the approval of the board’s Committee on Executive Compensation, DIMON and Mr. Hines agreed to decrease the amount of those payments but continue to receive them for a longer term. As a result, Mr. Hines will now be entitled to receive annual payments of $120,000 through October 31, 2011. Based on a present value calculation by independent consultants, the present value of the modified payments is substantially equivalent to Mr. Hines’ prior benefits. Mr. Monk is entitled to receive an annual retirement benefit of $190,000 through 2009 under the terms of his employment agreement. Thereafter, Mr. Monk will be entitled to his SERP retirement benefit.

Mr. C. Richard Green, Jr. is a non-executive director of ITC Limited, a company in India in which British American Tobacco has a minority interest and with which DIMON does an immaterial amount of business.

Stock Ownership

The following table provides information as of December 31, 2004, with respect to the direct and indirect ownership of common stock by (1) each person or group known to DIMON to beneficially own more than 5% of the outstanding DIMON shares; (2) each director of DIMON and nominee for director of Alliance One; (3) each executive officer of DIMON named in the Summary Compensation Table; and (4) all directors and executive officers of DIMON, and nominees for directors of Alliance One, as a group. On February 10, 2005, there were 45,368,324 shares of DIMON common stock outstanding.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power(1)	Number of Shares with Shared Voting and Investment Power	Total Number of Shares(1)	Percent of Class (if more than 1%)(1)
Aegis Financial Corporation(2) William S. Berno(2) Paul Gambal(2) Scott L. Barbee(2) 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	0	3,069,227	3,069,227	6.77

Barclays Global Investors, NA.(3) Barclays Global Fund Advisors(3) 45 Fremont Street San Francisco, CA 94105	0	3,289,281	3,289,281	7.25

Dimensional Fund Advisors Inc.(4) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	3,737,746	0	3,737,746	8.24

FMR Corp.(5) Edward C. Johnson III(5) Abigail P. Johnson(5) Fidelity Management & Research Company(5) Fidelity Low Priced Stock Fund(5) 82 Devonshire Street Boston, MA 02109	0	2,590,300	2,590,300	5.71

Franklin Resources, Inc.(6) Charles B. Johnson(6) Rupert H. Johnson, Jr.(6) One Franklin Parkway San Mateo, CA 94403	0	3,144,200	3,144,200	6.93

Franklin Advisory Services, LLC(6) One Parker Plaza Sixteenth Floor Fort Lee, NJ 07024

Merrill Lynch & Co., Inc.(7) Merrill Lynch Investment Managers(7) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	0	2,479,216	2,479,216	5.46

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power(1)	Number of Shares with Shared Voting and Investment Power	Total Number of Shares(1)	Percent of Class (if more than 1%)(1)
Hans B. Amell	14,700	0	14,700
James A. Cooley	170,209	66	170,275
Steven B. Daniels	226,545	468	227,013
R. Stuart Dickson	31,341	0	31,341
Henry F. Frigon	33,700	0	33,700
C. Richard Green, Jr.	9,000	0	9,000
H. Peyton Green III	325,881	2,499	328,380
Brian J. Harker	531,240	2,052	533,292	1.17
Robert E. Harrison	0	0	0
John M. Hines	84,255	17,950	102,205
Nigel G. Howard	0	0	0
James E. Johnson, Jr.	30,884	0	30,884
Mark W. Kehaya	0	0	0
Thomas F. Keller	31,908	0	31,908
Gilbert L. Klemann, II	0	0	0
Joseph L. Lanier, Jr.	73,963	0	73,963
Albert C. Monk III	272,700	533,089	805,789	1.77
Thomas C. Parrish	63,802	0	63,802
B. Clyde Preslar	0	0	0
Norman A. Scher	40,463	0	40,463
William R. Slee	10,367	0	10,367
William S. Sheridan	0	0	0
Martin R. Wade III	24,700	0	24,700

Executive officers and directors of DIMON, and nominees for director of Alliance One, as a group (23 persons)	1,975,658	556,124	2,531,782	5.45

(1)	Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of December 31, 2004, as follows: Mr. Amell, 9,500 shares; Mr. Cooley, 122,198 shares; Mr. Daniels, 148,400 shares; Mr. Dickson, 23,500 shares; Mr. Frigon, 23,500 shares; Mr. C.R. Green, 4,500 shares; Mr. H.P. Green, 114,000 shares; Mr. Harker, 288,000 shares; Mr. Hines, 74,900 shares; Mr. Johnson, 23,500 shares; Dr. Keller, 23,500 shares; Mr. Lanier, 48,500 shares; Mr. Monk, 130,000 shares; Mr. Parrish, 27,700 shares; Mr. Scher, 23,500 shares; Mr. Slee, 4,500 shares; Mr. Wade, 14,500 shares; and the officers, directors and nominees as a group, 1,104,198 shares.

Also includes restricted shares of common stock held as of December 31, 2004, as follows: Mr. Cooley, 40,000 shares; Mr. Daniels, 50,000 shares; Mr. H.P. Green, 30,000 shares; Mr. Harker, 177,500 shares; Mr. Parrish, 27,500 shares; and Messrs. Amell, Dickson, Frigon, C. R. Green, Hines, Lanier, Monk, Scher, Slee and Wade, 2,250 shares each. The shares awarded to executive officers are restricted for three years from the date of the award, provided the recipient remains in the employ of DIMON. The shares awarded to non-employee directors are restricted for one year from the date of the award, provided the recipient remains on the Board of DIMON. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

Also includes shares of common stock granted but deferred pursuant to the DIMON Deferred Compensation Plan and held as of December 31, 2004, as follows: Mr. Johnson, 4,684 shares; Dr. Keller, 4,684 shares; and Mr. Lanier, 13,120 shares. The shares of DIMON common stock held in the deferred compensation plan become payable to the applicable director upon such individuals’ termination of service as a director.

(2)	According to a Schedule 13G filed on February 14, 2005, and reporting information as of December 31, 2004, these shares are beneficially owned by Aegis Financial Corporation (“AFC”), William S. Berno (“Berno”), Paul Gambal (“Gambal”) and Scott Barbee (“Barbee”). Aegis has the sole power to vote and dispose of 3,058,227 shares. Berno shares power to vote and dispose of 3,058,227 shares. Gambal has the sole power to vote and dispose of 2,200 shares and shares power to vote and dispose of 3,060,127 shares. Barbee has the sole power to vote and dispose of 11,000 shares and shares power to vote and dispose of 3,058,227 shares.
(3)	According to a Schedule 13G filed on February 14, 2005, and reporting information as of December 31, 2004, the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G reports that Barclays Global Investors, NA. has the sole power to vote 1,987,988 shares, the sole power to dispose of 2,129,218, and beneficially owns 2,129,218 shares; Barclays Global Fund Advisors has the sole power to vote and dispose of 1,160,063 shares and beneficially owns 1,160,063 shares.
(4)	According to an amended Schedule 13G filed on February 9, 2005, and reporting information as of December 31, 2004, Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to form investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over the shares; however, all shares are owned by the Funds and Dimensional disclaims beneficial ownership of such shares.
(5)	According to an amended Schedule 13G filed on February 14, 2005, and reporting information as of December 31, 2004, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 2,590,300 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (collectively, the “FMR Funds”). The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,590,300 shares.

Edward C. Johnson III, FMR Corp. (through its control of Fidelity), and the FMR Funds each has sole power to dispose of shares owned by the FMR Funds. Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the FMR Funds, which power resides with the FMR Funds’ Boards of Trustees.

Members of the Edward C. Johnson III family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49.0% of the voting power of FMR Corp. Mr. Johnson III owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mrs. Johnson is a Director of FMR Corp. Through their ownership of voting common stock and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(6)	According to an amended Schedule 13G filed February 14, 2005, and reporting information as of December 31, 2004, these shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). The advisory contracts grant the Adviser Subsidiaries all investment and/or voting power over the securities owned by the advisory clients. Therefore, the Adviser Subsidiaries may be deemed to be the beneficial owner of these shares.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10.0% of the outstanding common stock of FRI and are the principal shareholders of FRI. Therefore, FRI and the Principal Shareholders may be deemed to be the beneficial owner of securities held by persons and entities advised by FRI subsidiaries.

FRI, the Principal Shareholders and the Adviser Subsidiaries disclaim any economic interest or beneficial ownership of these shares and are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act. The amended Form 13G reports that Franklin Advisory Services, LLC has the sole power to vote and the sole power to dispose of 3,144,200 shares.

(7)	According to an amended Schedule 13G filed on January 19, 2005, and reporting information as of December 31, 2004, Merrill Lynch & Co., Inc. (“ML&Co.”) is a parent holding company. Merrill Lynch Investment Managers (“MLIM”) is an operating division of ML&Co’s indirectly-owned asset management subsidiaries. The following asset management subsidiaries hold certain of the 2,479,216 shares: FAM (SUB) ADV, Federated Investment Management Co., FAM (SUB) ADV Gartmore Mutual Fund Capital Trust, FAM (SUB) ADV Pacific Life Insurance Company, Fund Asset Management, L.P., Merrill Lynch Investment Managers, L.P., and Merrill Lynch Investment Managers, LLC. The amended Form 13G reports that Merrill Lynch Investment Managers shares the power to vote and dispose of 2,479,216 shares.

Section 16(a) Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that DIMON’s directors and executive officers, and persons who own more than 10% of a registered class of DIMON’s equity securities, file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of DIMON. The same persons are also required to furnish DIMON with copies of all Section 16(a) forms that they file.

Based solely on review of the copies of such reports furnished to DIMON and written representations that no other reports were required during the fiscal year ended March 31, 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met.

DIMON PROPOSAL SEVEN: OTHER BUSINESS, INCLUDING POSSIBLE ADJOURNMENT OF THE DIMON SPECIAL MEETING

If other matters should properly come before the DIMON special meeting or any adjournment thereof, the persons named as proxies in the enclosed DIMON proxy card are seeking authority to vote the shares held by you in accordance with their best judgment with respect to any such matters. This would include the authority to vote in favor of an adjournment of the special meeting, if necessary, including in order to give DIMON the opportunity to solicit additional proxies in favor of the proposal to approve the plan of merger, approve the amended and restated articles of incorporation of DIMON and to elect seven directors of Alliance One. The affirmative vote of the holders of at least a majority of the shares of DIMON common stock present at the DIMON special meeting is required to approve any adjournment of the meeting.

DIMON’s board of directors recommends that you vote “FOR” the proposal to adjourn the DIMON special meeting if necessary or appropriate.

STANDARD PROPOSAL TWO: OTHER BUSINESS, INCLUDING POSSIBLE ADJOURNMENT OF THE STANDARD SPECIAL MEETING

If other matters should properly come before the Standard special meeting or any adjournment thereof, the persons named as proxies in the enclosed Standard proxy card are seeking authority to vote the shares held by you in accordance with their best judgment with respect to any such matters. This would include the authority to vote in favor of an adjournment of the special meeting, if necessary, including in order to give Standard the opportunity to solicit additional proxies in favor of the proposal to approve the plan of merger. The affirmative vote of the holders of at least a majority of the shares of Standard common stock present at the Standard special meeting is required to approve any adjournment of the meeting.

Standard’s board of directors recommends that you vote “FOR” the proposal to adjourn the Standard special meeting if necessary or appropriate.

THE DIMON INCORPORATED SPECIAL MEETING

Date, Time and Place of the Special Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by DIMON in connection with DIMON’s special meeting of shareholders. The DIMON special meeting is scheduled to be held as follows:

[                    ], [                    ,     ], 2005

10:00 A.M., EST

The Carrington Conference Center

503 Bridge Street

Danville, Virginia

Purpose of the Special Meeting

At the DIMON special meeting, DIMON’s shareholders will be asked to consider and vote upon the following proposals:

1. To approve the plan of merger, dated as of November 7, 2004, by and among DIMON Incorporated and Standard Commercial Corporation, the merger contemplated thereby and the issuance of shares of DIMON common stock pursuant thereto.

2. To change the name of DIMON Incorporated to Alliance One International, Inc. effective as of the closing of the merger;

3. To increase the number of authorized shares of DIMON common stock from 125 million to 250 million effective as of the closing of the merger;

4. To amend certain shareholder voting requirements, which will be reflected in the amended and restated articles of incorporation effective as of the closing of the merger;

5. To approve certain other amendments to DIMON’s articles of incorporation which will be reflected in the amended and restated articles of incorporation effective as of the closing of the merger;

6. To elect seven directors of DIMON, each to serve as of the closing of the merger for the terms specified herein.

7. To act with respect to any other business that properly comes before the meeting or any adjournments or postponements thereof, including any decision to adjourn the special meeting, if necessary, to solicit additional proxies in favor of any of the proposals above or for other reasons.

Record Date for the Special Meeting

The board of directors of DIMON has fixed the close of business on Thursday, February 10, 2005, as the record date for determination of shareholders entitled to notice of and to vote at the special meeting of shareholders and any adjournments or postponements thereof. On the record date, there were 45,368,324 shares of DIMON common stock outstanding, held by approximately 860 holders of record.

Votes Required

Approval of the plan of merger, including the issuance of shares of DIMON common stock to Standard shareholders pursuant thereto, and the amendment of certain shareholder voting requirements in DIMON’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting. Approval of the proposal to elect the directors requires the affirmative vote of the holders of a plurality of the votes cast by the shares of DIMON common stock present at the meeting, assuming that a quorum is present. Approval of each of the other proposals at the DIMON special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of DIMON common stock entitled to vote at the DIMON special meeting. The affirmative vote of the holders of at least a majority of the shares of DIMON common stock present at the DIMON special meeting is required to act on any other business that comes before the meeting or to approve any adjournment of the special meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present.

At the DIMON special meeting, each share of DIMON common stock is entitled to one vote on all matters properly submitted to the DIMON shareholders.

As of the record date, DIMON directors and executive officers and their affiliates owned and were entitled to vote approximately 1,427,577 shares of DIMON common stock, representing less than 3.15% of the outstanding shares of DIMON common stock. DIMON’s directors and executive officers are expected to vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Attending the Special Meeting

If you are a holder of record of DIMON common stock and plan to attend the DIMON special meeting, please indicate this when you complete your proxy card. The lower portion of the proxy card is your admission ticket. When you arrive at the DIMON special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of DIMON common stock held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your DIMON common stock held in nominee name in person, you must obtain a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Proxies

All shares of DIMON common stock represented by properly executed proxy cards or voting instruction cards received before or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR each of the proposals at the DIMON special meeting.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your DIMON common stock represented by the proxy will be considered present at the special meeting or any adjournment thereof for purposes of determining a quorum.

If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If you do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. Under applicable New York Stock Exchange rules, your broker or bank does not have discretionary authority to vote on the proposals at the DIMON special meeting. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares through a DIMON 401(k) plan or other stock ownership plan, your shares in these plans may be voted even if you do not instruct the trustee how to vote, as explained in your voting instruction card or plan description.

Abstentions, failures to vote and broker non-votes will have the same effect as votes against the proposals of the special meeting. Accordingly, DIMON urges you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

DIMON does not expect that any matter or proposal other than the proposals described in this joint proxy statement/prospectus will be brought before its special meeting or any adjournment thereof. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

If you are a DIMON shareholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary of DIMON by writing to DIMON Incorporated, 512 Bridge Street, Danville, Virginia 24541, Attention: Corporate Secretary;

•	granting a subsequently dated proxy; or

•	appearing in person and voting at the DIMON special meeting if you are a holder of record.

If you hold your shares of DIMON common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If the special meeting is postponed or adjourned, it will not affect the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Solicitation of Proxies

DIMON and Standard will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, DIMON has retained MacKenzie Partners, Inc., for a fee of $8,500 plus expenses for their services. DIMON and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of DIMON common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of DIMON. No additional compensation will be paid to DIMON’s or Standard’s directors, officers or employees for solicitation.

You should not send in any DIMON stock certificates with your proxy card or voting instruction card. DIMON shareholders should retain their stock certificates and will not need to surrender them for any reason.

THE STANDARD COMMERCIAL CORPORATION SPECIAL MEETING

Date, Time and Place of the Special Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Standard in connection with Standard’s special meeting of shareholders. The Standard special meeting is scheduled to be held as follows:

[                    ], [                    ,     ], 2005

[                    ] A.M., EST

The Wilson County Agricultural Center Auditorium

1806 South Goldsboro Street

Wilson, North Carolina

Purpose of the Special Meeting

At the Standard special meeting, Standard’s shareholders will be asked to consider and vote upon the following proposals:

1. To approve the plan of merger, dated as of November 7, 2004, by and among DIMON Incorporated and Standard Commercial Corporation, and the merger contemplated thereby.

2. To act with respect to any other business that properly comes before the meeting or any adjournments or postponements thereof, including any decision to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval of the plan of merger or for other reasons.

Record Date for the Special Meeting

The board of directors of Standard has fixed the close of business on Thursday, February 10, 2005, as the record date for determination of shareholders entitled to notice of and to vote at the special meeting of shareholders. On the record date, there were 13,742,982 shares of Standard common stock outstanding, held by approximately 520 holders of record.

Votes Required

The quorum requirement for holding the meeting and transacting business is a majority of the outstanding Standard shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Standard common stock is required to approve the plan of merger. The affirmative vote of the holders of at least a majority of the shares present at the Standard special meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the proposals described above, whether or not a quorum is present.

At the Standard special meeting, each share of Standard common stock is entitled to one vote on all matters properly submitted to the Standard shareholders.

As of the record date, Standard directors and executive officers and their affiliates owned and were entitled to vote approximately 1,837,100 shares of Standard common stock, representing approximately 13.37% of the outstanding shares of Standard common stock.

The following shareholders of Standard have signed voting agreements pursuant to which they have agreed to vote shares beneficially owned by them in favor of the merger:

•	Robert E. Harrison, Chairman, President, Chief Executive Officer and Director

•	William A. Ziegler, Director

•	William S. Sheridan, Director

•	B. Clyde Preslar, Director

•	Mark W. Kehaya, Director

•	Robert A. Sheets, Executive Vice President Finance, Chief Financial Officer and Director

•	Alfred F. Rehm, Jr., Executive Vice President Global Sales and Customer Relations

•	Henry C. Babb, Senior Vice President Public Affairs, Secretary and General Counsel

•	Ery W. Kehaya, II, Senior Vice President Information Systems and Chief Information Officer

•	Helga Kehaya, Shareholder

These Standard shareholders collectively beneficially own, directly or indirectly, approximately 24% of the outstanding shares of Standard common stock as of the record date.

Attending the Special Meeting

If you are a holder of record of Standard common stock and plan to attend the Standard special meeting, please indicate this when you complete your proxy card. The lower portion of the proxy card is your admission ticket. When you arrive at the Standard special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of Standard common stock held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your Standard common stock held in nominee name in person, you must obtain a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Proxies

All shares of Standard common stock represented by properly executed proxy cards or voting instruction cards received before or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted:

FOR approval of the plan of merger, and the merger contemplated thereby; and

FOR the authority of the proxies to act on any other business that comes before the meeting or the adjournment of the meeting, if necessary, to solicit additional proxies in favor of any of the proposals above.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Standard common stock represented by the proxy will be considered present at the special meeting or any adjournment thereof for purposes of determining a quorum.

If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If you do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. Under applicable New York Stock Exchange rules, your broker or bank does not have discretionary authority to vote on the proposals at the Standard special meeting. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares through a Standard 401(k) plan or other stock ownership plan, your shares in these plans may be voted even if you do not instruct the trustee how to vote, as explained in your voting instruction card or plan description.

Abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger. Accordingly, Standard urges you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Standard does not expect that any matter or proposal other than the proposals described in this joint proxy statement/prospectus will be brought before its special meeting or any adjournment thereof. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

If you are a Standard shareholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary of Standard by writing to Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893, Attention: Corporate Secretary;

•	granting a subsequently dated proxy; or

•	appearing in person and voting at the Standard special meeting if you are a holder of record.

If you hold your shares of Standard common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If the special meeting is postponed or adjourned, it will not affect the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Solicitation of Proxies

Standard and DIMON will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Standard has retained MacKenzie Partners, Inc., for a fee of $5,000 plus expenses for their services. Standard and DIMON and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Standard common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Standard. No additional compensation will be paid to DIMON’s or Standard’s directors, officers or employees for solicitation.

You should not send in any Standard stock certificates with your proxy card or voting instruction card. Standard shareholders should retain their stock certificates until they receive instructions from DIMON’s transfer agent for the exchange of stock certificates

LEGAL MATTERS

The validity of the shares of DIMON common stock to be issued in the merger has been passed upon by Hunton & Williams LLP, legal counsel to DIMON. It is a condition to the closing of the merger that DIMON receive an opinion from Hunton & Williams LLP to the effect the merger will be a reorganization for federal income tax purposes. It is also a condition to the closing of the merger that Standard receive an opinion from Wyrick Robbins Yates & Ponton LLP to the effect that the merger will be a reorganization for federal income tax purposes.

EXPERTS

The consolidated financial statements of DIMON Incorporated and subsidiaries at March 31, 2004 and June 30, 2003, and for the nine month period ended March 31, 2004, and for each of the two years in the period ended June 30, 2003, appearing in DIMON Incorporated’s Current Report on Form 8-K dated December 10, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Standard Commercial Corporation and subsidiaries at June 30, 2004 and 2003, and for each of the three years in the period ended June 30, 2004, appearing in Standard’s Current Report on Form 8-K dated December 21, 2004 and incorporated by reference in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their report thereon appearing and incorporated by reference elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

DIMON

Proxy Statement Proposals

Under the rules of the SEC, to be considered for inclusion in DIMON’s proxy statement for the 2005 annual meeting, shareholder proposals must be submitted in writing to the Corporate Secretary, DIMON Incorporated, 512 Bridge Street, Danville, Virginia, 24541, by March 16, 2005. Shareholder proposals must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia, and the bylaws of DIMON.

Other Nominations and Proposals

DIMON’s amended and restated bylaws govern the submission of other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in DIMON’s proxy statement for that meeting. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary. To be timely, a shareholder’s notice must be in writing and delivered or mailed to and received by the Secretary not less than 60 days before the first anniversary of the date of DIMON’s proxy statement in connection with the last annual meeting. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of the shareholder proposing such business, the class, series and number of DIMON’s shares that are beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

Notwithstanding anything in DIMON’s amended and restated bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in the amended and restated bylaws; provided, however, that nothing in the amended and restated bylaws shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting. In the event that a shareholder attempts to bring business before an annual meeting without complying with the provisions of the amended and restated bylaws, the chairman of the meeting may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the foregoing procedures, and, if he shall so determine, he shall so declare to the meeting and such business shall not be transacted.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in this joint proxy statement/prospectus under the rules of the SEC.

Standard

If the merger occurs, there will be no Standard annual meeting of shareholders in 2005. Instead, an annual meeting of shareholders of Alliance One will be held. In that case, shareholder proposals must be submitted to the Corporate Secretary of Alliance One in accordance with the procedures described above for DIMON. In case the merger is not completed, set forth below is information relevant to a regularly scheduled 2005 Standard annual meeting of shareholders.

Proxy Statement Proposals

Under the rules of the SEC, to be considered for inclusion in Standard’s proxy statement for the 2005 annual meeting, shareholder proposals must be submitted in writing to the Secretary, Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893, by February 25, 2005. Shareholder proposals must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the State of North Carolina, and the bylaws of Standard.

Other Nominations and Proposals

Standard’s bylaws govern the submission of other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Standard’s proxy statement for that meeting. At any annual or special meeting of shareholders, proposals by shareholders and persons nominated for election as directors by shareholders shall be considered only if advance notice thereof has been timely given as provided herein and such proposals or nominations are otherwise proper for consideration under applicable law and the articles of incorporation and bylaws of Standard. Notice of any proposal to be presented by any shareholder or of the name of any person to be nominated by any shareholder for election as a director of Standard at any meeting of shareholders shall be delivered to the Secretary of Standard at its principal executive office not less than 120 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 70 days in advance of the annual meeting if Standard shall have previously disclosed, in these bylaws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the board of directors determines to hold the meeting on a different date. Any shareholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal and setting forth such shareholder’s name and address, the number and class of all shares of each class of stock of Standard beneficially owned by such shareholder and any material interest of such shareholder in the proposal (other than as a shareholder). Any shareholder desiring to nominate any person for election as a director of Standard shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of Standard beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to Standard), such person’s signed consent to serve as a director of Standard if elected, such shareholder’s name and address and the number and class of all shares of each class of stock of Standard beneficially owned by such shareholder. As used herein, shares “beneficially owned” shall mean all shares as to which such person, together with such person’s affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person’s affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in this document under the rules of the SEC.

In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal of which Standard does not have notice prior to May 10, 2005.

WHERE YOU CAN FIND MORE INFORMATION

DIMON and Standard file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed by DIMON or Standard at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by DIMON and Standard with the SEC are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DIMON has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to DIMON common stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of DIMON filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

The SEC allows each of DIMON and Standard to “incorporate by reference” into this joint proxy statement/prospectus certain documents filed with the SEC by each of DIMON and Standard. This means that each of DIMON and Standard can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that each of DIMON and Standard file with the SEC will update and supersede that information. Each of DIMON and Standard incorporate by reference the documents listed below and any documents filed by either DIMON or Standard under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this joint proxy statement/prospectus and before the date of the shareholders’ meetings:

DIMON

•	Annual Report, as amended, on Form 10-K/A for the fiscal year ended March 31, 2004, as filed on August 6, 2004;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2004, as filed on August 3, 2004, for the fiscal quarter ended September 30, 2004, as filed on November 9, 2004 and for the fiscal quarter ended December 31, 2004, as filed on February 8, 2005, each as amended;

•	Current Reports on Form 8-K, filed on April 1, 2004, August 26, 2004, October 12, 2004, October 20, 2004, October 28, 2004, November 1, 2004, November 3, 2004, November 8, 2004, December 10, 2004 and December 22, 2004; and

•	Proxy Statement on Schedule 14A for the 2004 annual meeting of shareholders, as filed on July 13, 2004.

Standard

•	Annual Report, as amended, on Form 10-K/A for the fiscal year ended March 31, 2004, filed on September 9, 2004;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2004, as filed on August 6, 2004, for the fiscal quarter ended September 30, 2004, as filed on November 9, 2004, and for the fiscal quarter ended December 31, 2004, as filed on February 8, 2005;

•	Current Reports on Form 8-K filed on June 10, 2004, September 17, 2004, October 22, 2004, November 8, 2004 (relating to the announcement of merger), December 3, 2004, December 21, 2004 and December 22, 2004; and

•	Proxy Statement on Schedule 14A for the 2004 annual meeting of shareholders, as filed on June 23, 2004.

You may request a copy of the documents incorporated by reference into this joint proxy statement/prospectus. Requests for documents should be directed to:

MacKenzie Partners, Inc.

By Mail:	105 Madison Avenue
New York, New York 10016

By E-Mail:	proxy@mackenziepartners.com

By Telephone:	Toll-Free:	800-322-2885
	Call Collect:	212-929-5500

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to DIMON was provided by DIMON and the information contained in this joint proxy statement/prospectus with respect to Standard was provided by Standard.

Annex A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

dated as of

November 7, 2004

among

DIMON Incorporated

and

Standard Commercial Corporation

A-i

A-ii

A-iii

A-iv

Exhibits

Exhibit 1	Articles of Merger (including attached Plan of Merger)

Exhibit 2	Affiliates Letter

Exhibit 3	Key Director Roles

Exhibit 4	Employment Agreement for CEO of the Surviving Corporation

Exhibit 5	Employment Agreement for President and COO of the Surviving Corporation

Exhibit 6	List of Company Shareholder Agreements

A-v

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 7, 2004, among DIMON Incorporated, a Virginia corporation (“DIMON”), and Standard Commercial Corporation, a North Carolina corporation (the “Company”). DIMON and the Company are hereinafter sometimes collectively referred to as the “Constituent Corporations.” Capitalized terms not otherwise defined herein are used as defined in Article 10 hereof.

WHEREAS, the Boards of Directors of DIMON and the Company have approved and deem it in the best interests of their respective shareholders to consummate the merger of the Company with and into DIMON upon the terms and subject to the conditions set forth herein (the “Merger”) pursuant to which each outstanding share of common stock, $0.20 par value per share, of the Company (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, DIMON has entered into an agreement (the “Company Shareholders Agreement”) with certain shareholders of the Company listed on Exhibit 6 hereto pursuant to which such shareholders agreed to vote the shares of Company Common Stock owned by them in favor of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, DIMON and the Company agree as follows:

ARTICLE 1

THE TRANSACTIONS

1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and the Articles of Merger and in accordance with the VSCA and the NCBCA, at the Effective Time (as hereinafter defined), the Company shall be merged with and into DIMON, and DIMON shall be the surviving corporation in the Merger (in such capacity, the “Surviving Corporation”).

1.2. Effective Time; Filing of Articles of Merger. The Merger shall be effected by the filing at the time of the Closing (as hereinafter defined) of properly executed articles of merger, including a plan of merger and amended and restated articles of incorporation attached thereto, substantially in the form attached as Exhibit 1 hereto (the “Articles of Merger”) with the State Corporation Commission of Virginia (the “SCC”) and with the Secretary of State of the State of North Carolina (the “NCSOS”) in accordance with the provisions of the VSCA and NCBCA, respectively. The Merger shall become effective at the time specified in the Articles of Merger (the “Effective Time”).

1.3. Certificate of Incorporation. At the Effective Time, the amended and restated articles of incorporation attached to the Articles of Merger shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the VSCA.

1.4. By-Laws. At the Effective Time, the by-laws of DIMON, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with its terms and the VSCA.

1.5. Directors and Officers. The directors and officers of DIMON immediately following the Effective Time shall be as set forth in Section 5.14 and each such director and officer shall hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until his or her successor is duly appointed and qualified.

1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such documents and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company to take any and all such action.

1.7. Time and Place of Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 as soon as practicable and no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article 6, or (b) at such other place, at such other time or on such other date as DIMON and the Company may mutually agree (the date of the Closing is hereinafter sometimes referred to as the “Closing Date”).

1.8. Effect of Merger on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share of Company Common Stock, issued and outstanding at the Effective Time (other than Excluded Shares) shall, subject to and in accordance with Section 1.9 hereof, be converted into, and become exchangeable for 3.0 shares of common stock, without par value, of DIMON, including the attached Common Stock purchase rights issued pursuant to the DIMON Rights Plan (as defined herein) (“DIMON Common Stock”) (the “Merger Consideration”).

(b) Excluded Shares. Each share of Company Common Stock issued and outstanding as of the Effective Time that is owned by the Company (but not including shares owned by a Subsidiary of the Company) or by DIMON (the “Excluded Shares”) shall be cancelled, and no consideration shall be delivered in exchange therefor.

(c) Effect of Merger on Capital Stock. At the Effective Time, all Company Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) representing any of such Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares pursuant to Section 1.9(e) and any dividends or other distributions pursuant to Section 1.9(c).

1.9. Exchange Procedures.

(a) As of the Effective Time, DIMON shall deposit, or shall cause to be deposited, with an exchange agent selected by DIMON, with the Company’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, certificates representing the shares of DIMON Common Stock to be issued pursuant to Section 1.8 and any cash, dividends or other distributions with respect to the DIMON Common Stock to be issued or paid pursuant to Section 1.9(c) (such cash and certificates for shares of DIMON Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration together with any other cash, dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of DIMON Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the Person (as defined herein) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of DIMON Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of DIMON or the Exchange Agent that such tax has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged Shares; Voting.

(i) All shares of DIMON Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by DIMON in respect of the DIMON Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the DIMON Common Stock after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DIMON Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 1.9. Thereafter, subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of DIMON Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of DIMON Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of DIMON Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates representing Merger Consideration shall be entitled to vote after the Effective Time at any meeting of DIMON shareholders the number of whole shares of DIMON Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and (subject to applicable abandoned property, escheat and similar laws) exchanged for the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 1.9(e) and any dividends or other distributions pursuant to Section 1.9(c)) without any interest thereon, as provided in this Section 1.9.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of DIMON Common Stock will be issued in the Merger and any holder of Company Common Stock entitled to receive a fractional share of DIMON Common Stock but for this Section 1.9(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the product of (i) such holder’s proportionate interest in a share of DIMON Common Stock, and (ii) the average of the per share last sales prices, regular way, of DIMON Common Stock as reported on the New York Stock Exchange, Inc. composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive trading days ending on (and including) the second trading day prior to the Closing.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any DIMON Common Stock) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be returned to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this Section 1.9 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 1.8 and Section 1.9 upon due surrender of their Certificates (or affidavits of loss and indemnification in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of DIMON, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by DIMON, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any cash payable in lieu of fractional shares and any unpaid dividends or other distributions in respect of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

(h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Merger Consideration by any “affiliate” (as determined pursuant to Section 5.8) of the Company shall not be exchanged until DIMON has received a written agreement from such Person as provided in Section 5.8 hereof.

(i) Withholding. The Exchange Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

1.10. Company Stock Options.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a “Company Stock Option”) outstanding under the Company Stock Plans (as hereinafter defined) or otherwise granted by the Company outside of any Company Stock Plan, will be assumed by DIMON as hereinafter provided. To the extent that the “vesting” or exercisability (or acceleration of “vesting” or exercisability) of any Company Stock Option is permitted in connection with the Merger but not required by the applicable governing instruments, then the Company shall take all reasonable action within its control to cause such exercisability or acceleration not to occur and shall otherwise cause the Company Stock Options to be converted into DIMON Stock Options as provided herein (but, for the avoidance of doubt, shall not be required to make any amendment to such governing instrument that would require the consent of the holder of such instrument or the approval of the Company’s shareholders). Notwithstanding the foregoing, the Company may take action to amend the terms of the Company Stock Plans or Company Stock Options to provide that vesting or exercisability of Company Stock Options held by any individual shall occur if, within two years after the Effective Time, such individual’s employment or service with the Surviving Corporation is terminated by the Surviving Corporation other than for cause or such individual resigns for good reason (as defined below). At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (the “DIMON Stock Option”) to purchase the Merger Consideration at a price equal to the exercise price specified in such Company Stock Option as adjusted for the Merger. Such DIMON Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references to the Company in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options shall be deemed to refer to DIMON; and (ii) DIMON shall assume the Company Stock Plans and all of the Company’s obligations with respect to the Company Stock Options.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unvested restricted stock award, restricted stock unit, stock appreciation right or performance share award of the Company (“Company Equity Based Award”) shall be assumed by DIMON and shall be automatically converted into the Merger Consideration and otherwise subject to the same terms and conditions as the related Company Equity Based Award. To the extent that acceleration of vesting of any Company Equity Based Award is permitted in connection with the Merger but not required by the applicable governing instruments, then the Company shall take all reasonable action within its control to cause such acceleration not to occur and shall otherwise cause the Company Equity Based Award to be converted into the Merger Consideration as provided herein (but, for the avoidance of doubt, shall not be required to make any amendment to such governing instrument that would require the consent of the holder of such instrument or the approval of the Company’s shareholders). Notwithstanding the foregoing, the Company may take action to amend the terms of the Company Stock Plans or Company Equity Based Award to provide that vesting or exercisability of Company Equity Based Awards held by any individual shall occur if, within two years after the Effective Time, such individual’s employment or service with the Surviving Corporation is terminated by the Surviving Corporation other than for cause or such individual resigns for good reason (as defined below).

(c) In respect of each Company Stock Option as converted into a DIMON Stock Option pursuant to Section 1.10(a) and assumed by DIMON, and the shares of DIMON Common Stock underlying such option, DIMON shall file as soon as practicable after the Effective Time with the SEC, and keep current the effectiveness of, a registration statement on Form S-8 (which may be accomplished by amendment of the registration statement on Form S-4) or other appropriate form for as long as such options or equity based awards remain outstanding (and maintain the current status of the prospectus with respect thereto). DIMON agrees to reserve a number of shares of DIMON Common Stock equal to the number of shares of DIMON Common Stock issuable upon the exercise of such Company Stock Options.

(d) Except as disclosed in Section 1.10(d) of the Company Schedule of Exceptions, the Company agrees that, prior to the Effective Time or earlier termination hereof in accordance with Article 8 hereof, it will not grant any stock options, restricted stock, restricted stock units, stock appreciation rights, limited stock appreciation rights, performance shares or awards or any other similar awards or instruments and will not permit cash payments to holders of Company Stock Options or Company Equity-Based Awards in lieu of the assumption thereof by DIMON, as described in this Section 1.10. Except as disclosed in Section 1.10(d) of the DIMON Schedule of Exceptions, DIMON agrees that, prior to the Effective Time or earlier termination in accordance with Article 8 hereof, it will not grant any stock options, restricted stock, restricted stock units, stock appreciation rights, limited stock appreciation rights, performance shares or awards or any other similar awards or instruments.

(e) As used in this Section 1.10, “good reason” shall mean (i) the assignment to the individual of any duties that are inconsistent with his or her position with the Company as of the Effective Time, or (ii) a decrease in the individual’s annual base salary, target bonus or aggregate benefit levels from those in effect as of the Effective Time.

ARTICLE 2

OTHER AGREEMENTS

2.1. Access. Subject to the provisions of the Confidentiality Agreement referred to in Section 2.7 below, and so long as this Agreement has not been terminated as herein provided, upon reasonable request, each of the Company and DIMON shall grant to one another and their respective agents, accountants, attorneys and other advisers full access to all of the properties, facilities, books, records, financial statements and other documents and materials relating to its financial condition, assets, liabilities and business, including, without limitation, permitting (at the requesting party’s expense and subject to the prior approval of the other party, which approval shall not be unreasonably withheld) to: (a) conduct appraisals of the real estate, equipment, buildings, inventories of tobacco and other goods and supplies and other properties of the other party; and (b) conduct an environmental and occupational safety inspection of the properties of the other party. In addition, to the extent permitted by Law, the parties shall confer and consult with one another and their respective representatives, as each may reasonably request, to report on operational matters, financial matters and the general status of ongoing business operations of the Constituent Corporations.

2.2. Company Schedule of Exceptions.

(a) Company Schedule of Exceptions. The Company has delivered to DIMON the Company Schedule of Exceptions which was signed by the President, Chief Executive Officer, Chief Financial Officer and the Secretary of the Company stating that the Company Schedule of Exceptions was delivered pursuant to this Agreement and is the Company Schedule of Exceptions referred to in this Agreement. The Company Schedule of Exceptions is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

(b) Updates. The Company shall update the Company Schedule of Exceptions (by either (i) revision of specific sections included in the original Company Schedule of Exceptions referred to in Section 2.2(a) or (ii) addition of new sections that were neither included in said original Company Schedule of Exceptions nor referred to in or contemplated by this Agreement as of the date of this Agreement) as soon as practicable by written notice to DIMON to reflect any matters which occur from and after the date of this Agreement and which, if existing on the date of delivery of the Company Schedule of Exceptions, would have been required to be described in the Company Schedule of Exceptions. If the Company Schedule of Exceptions is updated by the addition of new sections not referred to in or contemplated by this Agreement as of the date of this Agreement: (i) each new section shall be numbered to correspond to the applicable section or subsection which such new section is intended to modify and (ii) the applicable section or subsection corresponding to such new section shall be read to include the words “except as set forth in section [insert applicable section or subsection number]” or words of similar meaning to appropriately connote the modifications created by such new section. If requested by DIMON prior to Closing, the Company shall meet and discuss with DIMON prior to Closing any update to the Company Schedule of Exceptions disclosed by the Company which is, in the reasonable judgment of DIMON, adverse in any manner to either the Company or DIMON. The delivery of an update to the Company Schedule of Exceptions pursuant to this Section 2.2 shall not cure any breach of any representation, warranty or covenant made in this Agreement, have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

2.3. DIMON Schedule of Exceptions.

(a) DIMON Schedule of Exceptions. DIMON has delivered to the Company the DIMON Schedule of Exceptions which was signed by the President, Chief Executive Officer, Chief Financial Officer and the Secretary of DIMON stating that the DIMON Schedule of Exceptions was delivered pursuant to this Agreement and is the DIMON Schedule of Exceptions referred to in this Agreement. The DIMON Schedule of Exceptions is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of DIMON contained in this Agreement.

(b) Updates. DIMON shall update the DIMON Schedule of Exceptions (by either (i) revision of specific sections included in the original DIMON Schedule of Exceptions referred to in Section 2.3(a) or (ii) addition of new sections that were neither included in said original DIMON Schedule of Exceptions nor referred to in or contemplated by this Agreement as of the date of this Agreement) as soon as practicable by written notice to the Company to reflect any matters which occur from and after the date of this Agreement and which, if existing on the date of delivery of the DIMON Schedule of Exceptions, would have been required to be described in the DIMON Schedule of Exceptions. If the DIMON Schedule of Exceptions is updated by the addition of new sections not referred to in or contemplated by this Agreement as of the date of this Agreement: (i) each new section shall be numbered to correspond to the applicable section or subsection which such new section is intended to modify and (ii) the applicable section or subsection corresponding to such new section shall be read to include the words “except as set forth in section [insert applicable section or subsection number]” or words of similar meaning to appropriately connote the modifications created by such new section. If requested by the Company prior to Closing, DIMON shall meet and discuss with the Company prior to Closing any update to the DIMON Schedule of Exceptions disclosed by DIMON which is, in the reasonable judgment of the Company, adverse in any manner to either DIMON or the Company. The delivery of an update to the DIMON Schedule of Exceptions pursuant to this Section 2.3(b) shall not cure any breach of any representation, warranty or covenant made in this Agreement, have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

2.4. Acquisition Proposals Relating to the Company.

(a) Prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, the Company agrees that none of it, any of its Subsidiaries or Affiliates, any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company, or the acquisition of all or substantially all of the assets or capital stock of the Company (other than the disposition of any assets or stock related solely to the Company’s wool business) (a “Company Acquisition Transaction”) or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than DIMON and its representatives) with respect to any Company Acquisition Transaction, or which may reasonably be expected to lead to a proposal for a Company Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Company Acquisition Transaction; provided, however, that the Company may, in response to an unsolicited written proposal from a third party that the Board of Directors of the Company determines in good faith is reasonably likely to result in a Company Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and after receiving advice from outside and independent counsel, that failing to take such action would result in a breach of the duties of such Board of Directors under applicable Law. It is understood and agreed, without limitation of the Company’s obligations, that any violation of this Section 2.4 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, or otherwise, shall be deemed to be a breach of this Section 2.4 by the Company.

(b) The Company agrees that, as of the date hereof, it, its Subsidiaries and Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than DIMON and its representatives) conducted heretofore with respect to any Company Acquisition Transaction. The Company agrees promptly to advise DIMON in writing of the existence, prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, of (x) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than DIMON and its representatives) with respect to a Company Acquisition Transaction, and (y) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Company Acquisition Transaction, and to update on an ongoing basis or upon DIMON’s reasonable request, the status thereof. As used herein, “Company Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any Person (or group other than DIMON or any of its Subsidiaries) with respect to a Company Acquisition Transaction on terms which, as determined by the Board of Directors of the Company in good faith and in the exercise of reasonable judgment (after receiving advice of independent financial advisors), are more favorable from a financial point of view to the Company and the Company Shareholders than the transactions contemplated hereby and is reasonably likely to be completed.

2.5. Acquisition Proposals Relating to DIMON.

(a) Prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, DIMON agrees that none of it, any of its Subsidiaries or Affiliates, any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving DIMON, or the acquisition of all or substantially all of the assets or capital stock of DIMON (a “DIMON Acquisition Transaction”) or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than the Company and its representatives) with respect to any DIMON Acquisition Transaction, or which may reasonably be expected to lead to a proposal for a DIMON Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such DIMON Acquisition Transaction; provided, however, that DIMON may, in response to an unsolicited written proposal from a third party that the Board of Directors of DIMON determines in good faith is reasonably likely to result in a DIMON Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of DIMON determines in good faith, after consultation with its financial advisors and after receiving advice from outside and independent counsel, that such action is consistent with its duties under applicable Law. It is understood and agreed, without limitation of DIMON’s obligations, that any violation of this Section 2.5 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of DIMON, whether or not such Person is purporting to act on behalf of DIMON, or otherwise, shall be deemed to be a breach of this Section 2.5 by DIMON.

(b) DIMON agrees that, as of the date hereof, it, its Subsidiaries and Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the Company and its representatives) conducted heretofore with respect to any DIMON Acquisition Transaction. DIMON agrees promptly to advise the Company in writing of the existence, prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, of (x) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, DIMON, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than the Company and its representatives) with respect to a DIMON Acquisition Transaction, and (y) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such DIMON Acquisition Transaction, and to update on an ongoing basis or upon the Company’s reasonable request, the status thereof. As used herein, “DIMON Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any Person (or group other than the Company or any of its Subsidiaries) with respect to a DIMON Acquisition Transaction on terms which, as determined by the Board of Directors of DIMON in good faith and in the exercise of good faith business judgment (after receiving advice of independent financial advisors), are more favorable from a financial point of view to DIMON and DIMON Shareholders than the transactions contemplated hereby and is reasonably likely to be completed.

2.6. Public Announcements. Any public announcement made by or on behalf of either DIMON or the Company prior to the termination of this Agreement pursuant to Article 8 hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between DIMON and the Company and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld), subject to either party’s obligations under applicable Law (but such party shall use its commercially reasonable efforts to consult with the other party as to all such public announcements).

2.7. Confidentiality Agreement. DIMON and the Company agree that the Mutual Confidentiality and Standstill Agreement entered into between DIMON and the Company, dated April 28, 2004, remains in effect, but shall at the Effective Time be deemed to have terminated without further action by the parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to DIMON that, except as set forth on the Company Schedule of Exceptions:

3.1. Due Incorporation; Interests in Subsidiaries and Investee Companies. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company Schedule of Exceptions sets forth a complete and correct list of all of the Company’s Subsidiaries, showing the name, type of entity, jurisdiction of organization and type and amount of the Company’s ownership in each of such Subsidiary. The Company has delivered to DIMON copies of the articles of incorporation and by-laws or other organizational documents of the Company and each of the Subsidiaries indicated on Section 3.1 of the Company Schedule of Exceptions. Such articles of incorporation and by-laws or other organizational documents are complete and correct and in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective articles of incorporation, by-laws or similar organizational documents. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the corporate, partnership or other applicable power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.1 of the Company Schedule of Exceptions, all the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly (except for director’s qualifying shares and shares required by Law to be locally owned shown on Section 3.1 of the Company Schedule of Exceptions), free and clear of all Liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind. All of the Company’s direct and indirect interests in its Subsidiaries and in all other entities in which it owns an interest and in the income and loss of such Subsidiaries and other entities are reflected properly in accordance with GAAP (including, without limitation, FASB Interpretation No. 46, as amended and revised) and applicable Law in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports. Other than the Subsidiaries, there are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.65 per share (“Company Preferred Stock”). As of the date hereof,

(i) 13,735,427 shares of Company Common Stock are issued and outstanding (exluding the shares set forth in (vi) below) and no shares of Company Preferred Stock are issued and outstanding;

(ii) 55,761 shares of Company Common Stock are subject to outstanding options and other awards issued pursuant to the Company’s Performance Improvement Compensation Plan (the “1992 PIC Plan”) and no shares of Company Common Stock are reserved for issuance under the 1992 PIC Plan;

(iii) 358,219 shares of Company Common Stock are subject to outstanding options and other awards issued pursuant to the Company’s 2001 Performance Improvement Compensation Plan (the “2001 PIC Plan”) and no shares of Company Common Stock are reserved for issuance under the 2001 PIC Plan;

(iv) 73,963 shares of the Company Common Stock are subject to outstanding options and other awards issued pursuant to the Company’s 2004 Performance Improvement Compensation Plan (the “2004 PIC Plan”) and 1,161,663 shares of Company Common Stock are reserved for issuance under the 2004 PIC Plan;

(v) options to purchase 25,144 shares of the Company Common Stock are outstanding that were granted under other employee stock incentive plans (and together with the 1992 PIC Plan, the 2001 PIC Plan and the 2004 PIC Plan, the “Company Stock Plans”); and

(vi) 2,617,707 shares of Company Common Stock are issued and held in the treasury of the Company or are owned by any Subsidiary of the Company.

(b) Section 3.2 of the Company Schedule of Exceptions sets forth a complete and correct list of all holders of Existing Options, including such person’s name, the number of options (vested, unvested and total) held by such person and the exercise price for each such option. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth above or in Section 3.2 of the Company Schedule of Exceptions, other than the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of the Company or any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person.

3.3. Authorization; Enforceability. The Board of Directors of the Company has on or prior to the date of this Agreement (a) deemed the Merger to be in the best interests of the Company and approved this Agreement and adopted the Articles of Merger (including the plan of merger attached thereto) in accordance with applicable Law, (b) resolved to recommend the approval of this Agreement and the Articles of Merger by the Company Shareholders and (c) directed that this Agreement and the Articles of Merger be submitted to the Company Shareholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the Company Shareholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval by the Company Shareholders and (y) the filing of the Articles of Merger pursuant to the VSCA and the NCBCA. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The filing of the Proxy Statement/Prospectus with the SEC and the taking of all actions in connection therewith have been duly authorized by the Company’s Board of Directors.

3.4. No Violation or Conflict. Assuming all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made and except as set forth in Section 3.4 of the Company Schedule of Exceptions, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the articles of incorporation or by-laws of the Company, (ii) any provision of the comparable articles of incorporation, charter or organizational documents of any of the Company’s Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses, (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, or adversely affect the consummation of any of the transactions contemplated hereby. No filing, notification or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and other U.S. or foreign antitrust or competition Laws, the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), (ii) the filing of the Articles of Merger with the NCSOS and SCC and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of blue sky laws and the NYSE, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated hereby.

3.5. SEC Documents and Other Reports. The Company has filed all required documents with the SEC since June 1, 2001 (the “Company SEC Reports”). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Reports or as required by GAAP, the Company has not, since March 31, 2004, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements, including but not limited to Section 13(b)(2) of the Exchange Act.

3.6. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Company SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect.

3.7. Inventory and Accounts.

(a) Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, the inventory of the Company and its Subsidiaries consists of raw materials, goods in process and finished goods, all of which are (i) merchantable and fit for the purpose for which they were procured or manufactured, (ii) legally qualified for export and sale subject to minimum pricing laws (none of which will preclude the fulfillment of any commitments or orders), (iii) not slow-moving, distressed, damaged or defective and (iv) recorded in the Company’s consolidated financial statements included in the Company SEC Reports at the lower of cost or market value in accordance with GAAP. Section 3.7(a) of the Company Schedule of Exceptions sets forth as of June 30, 2004 (i) all tobacco inventories, showing type origin, grade, crop year, quantity and book value, and (ii) all commitments to purchase or deliver tobacco, showing type, origin, grade, crop year, quantity and cost (but not the identity of the customer). The Company and its Subsidiaries have no material commitments to purchase or deliver tobaccos other than as set forth in Section 3.7(a) of the Company Schedule of Exceptions.

(b) All accounts receivable, notes receivable and associated rights (“Accounts”) owned by the Company and its Subsidiaries are reflected properly in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports.

(c) All loans, advances and extensions of credit made by the Company or any of its Subsidiaries to growers and other suppliers of tobacco and tobacco growers’ cooperatives, whether short-term or long-term, to finance the growing or processing of tobacco (“Advances”) are reflected properly in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports and have arisen from bona fide transactions in the ordinary course of business.

(d) All accounts payable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business and are reflected properly in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports.

3.8. No Violation of Law.

(a) The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law (provided that no representation or warranty is made in this Section 3.8 with respect to Environmental Laws) except (a) as set forth in Section 3.8 of the Company Schedule of Exceptions and (b) for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes Oxley Act”), including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

3.9. Compliance with Foreign Corrupt Practices Act, Money Laundering and OFAC Laws.

(a) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Person of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its Subsidiaries and its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.10. Title to Assets. Except as reflected in the Company SEC Reports filed on or prior to the date hereof, the Company and its Subsidiaries own fee simple or valid leasehold (as the case may be) title to the Company Real Estate and have valid title to their other tangible assets and properties which they purport to own, free and clear of any and all Liens, except for Permitted Liens. All leases material to the Company pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such lease, any material existing default by the Company or any Subsidiary of the Company or any event which, with notice or lapse of time or both, would constitute such a material default. All Buildings and Equipment of the Company or its Subsidiaries have been well maintained and are in good and serviceable condition, normal wear and tear excepted, except where the failure to be so maintained would not, individually or in the aggregate, have a Material Adverse Effect.

3.11. Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.11 of the Company Schedule of Exceptions, (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against the Company, its Subsidiaries or any of its properties, assets or business, or, to the knowledge of the Company, any of the Company’s or any Subsidiary’s current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company relating to the transactions contemplated by this Agreement; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Company, its Subsidiaries, any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or set forth in Section 3.12 of the Company Schedule of Exceptions, (A) none of the Company or any of its Subsidiaries has incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a Material Adverse Effect, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) neither the Company nor any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would, individually or in the aggregate, have a Material Adverse Effect; (C) there has been no action taken by the Company or any of its Subsidiaries since March 31, 2004, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1; and (D) there has been no event, circumstance or development that would, individually or in the aggregate, have a Material Adverse Effect on the Company, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

3.13. Performance of Company Contracts. Each of the Company Contracts is in full force and effect and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto. Except as disclosed in Section 3.13 of the Company Schedule of Exceptions, there are no existing breaches or defaults by the Company or, to the knowledge of the Company, any other party to a Contract, under any Contract the effect of which would, individually or in the aggregate, constitute a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

3.14. ERISA.

(a) With respect to each Company Plan (as hereinafter defined), the Company has made (or as soon as practicable will make) available to DIMON a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”), (ii) such Company Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code. Except, in each case, for events or actions that would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Company Plan complies with all applicable statutes and governmental rules and regulations, including but not limited to ERISA, the Code and COBRA, (ii) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (iii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (v) the Company and its ERISA Affiliates have complied with the continued medical coverage requirements of COBRA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Company Plan, nor any trust created thereunder, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed in the Company Schedule of Exceptions, with respect to any Company Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Company Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared and the Company has no knowledge of any material adverse change to such status.

(b) With respect to the Company Plans, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.14 of the Company Schedule of Exceptions, with respect to any current or former employee or contractor of the Company or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.14 of the Company Schedule of Exceptions, no amounts payable or provided by the Company or its Subsidiaries related to the transactions contemplated by this Agreement will constitute “excess parachute payments” within the meaning of Section 280G of the Code. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, or a timely application for such determination is now pending or it is a prototype or volume submitter plan document that has been pre-approved by the IRS as is evidenced by a letter from the IRS, and, to the knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.14 of the Company Schedule of Exceptions, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA. There are no pending or, to the knowledge of the Company, threatened claims, suits, audits or investigations related to any Company Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3.2 of ERISA (other than a Company Multiemployer Plan or a plan exempt from ERISA under Section 4(b)(4) of ERISA)) or a “welfare plan” (as defined in Section 3(1) of ERISA other than a plan exempt from ERISA under Section 4(b)(4) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of the Company or its Subsidiaries, (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any Person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of the Company’s Subsidiaries.

3.15. Taxes.

(a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, each of the Company and each of its Subsidiaries has timely and properly filed, and will through the Closing Date timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) that were or will be required to be filed. Each of the Company and each of its Subsidiaries has paid all taxes (including interest, penalties and additions to tax) owed by them. No material unpaid tax deficiencies have been proposed or assessed against the Company or its Subsidiaries. To the knowledge of the Company, no issue has been raised in any prior tax audit of the Company or its Subsidiaries that, by application of the same or similar principles, could reasonably be expected upon a future tax audit of the Company or its Subsidiaries to result in a proposed material deficiency for any period. Neither the Company nor any of its Subsidiaries is liable for any taxes attributable to any other Person (other than a member of an affiliated group of which the Company is the common parent), whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

(b) Audits. There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of taxes or tax matters of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has consented to any extension of the statute of limitations with respect to any open federal, state, local or federal tax returns.

(c) Liens. There are no tax Liens upon any property or assets of the Company or its Subsidiaries except for Liens for current taxes not yet due and payable.

(d) Deliveries. The Company has delivered or made available to DIMON correct and complete copies of all tax returns and reports of the Company and each of its Subsidiaries filed for all periods not barred by the applicable statute of limitations through the Effective Time.

(e) Withholding Taxes. Each of the Company and each of its Subsidiaries has properly withheld and timely paid substantially all withholding and employment taxes that it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All IRS Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Other Representations. Each of the Company and each of its Subsidiaries has not made any elections under former Section 341(f) of the Code and, except as shown in Section 3.15 of the Company Schedule of Exceptions, has and will not be subject to disallowance of compensation deductions pursuant to Section 280G of the Code by reason of the Merger or any prior event.

3.16. Labor Matters. Except as set forth in Section 3.16 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any person employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

3.17. Company Existing Permits. The material Company Existing Permits are listed in Section 3.17 of the Company Schedule of Exceptions. The Company and its Subsidiaries possess all licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which the Company currently has and is required to have for the conduct of the business of the Company as currently conducted, except where the failure to have the same would not, individually or in the aggregate, have a Material Adverse Effect. No action or proceeding is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any material Company Existing Permits.

3.18. Intangible Assets. There are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or any of its Subsidiaries to use any of its Intangible Assets that, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect. Each trademark registration, service mark registration, copyright registration, patent and patent application owned by the Company and any of its Subsidiaries has been maintained in good standing except where the failure to so maintain would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted, except where the failure to own or possess such licenses could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company and each of its Subsidiaries to use its Intangible Assets.

3.19. Environmental Matters.

(a) Except as set forth in Section 3.19 of the Company Schedule of Exceptions, the Company is, and at all times has been, in material compliance with Environmental Laws, and any immaterial non-compliance will not, individually or in the aggregate, have a Material Adverse Effect. The Company does not have any basis to expect, nor has it or any person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication (written or oral) from (i) any Governmental Entity or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to any property or assets (whether real, personal or mixed) in which the Company has had an interest.

(b) Except as disclosed in Section 3.19 of the Company Schedule of Exceptions, there are no pending or, to the knowledge of the Company, threatened Environmental Claims, encumbrances, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which the Company has or had an interest.

(c) The Company has obtained all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) required for its operations, and all such permits are in good standing and the Company is in substantial compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect.

3.20. Vote Required. The affirmative vote of the holders of two-thirds of the shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

3.21. Opinion of Financial Advisor. The Company has received the opinion of Matrix Capital Markets Group, its financial advisor, to the effect that, as of November 5, 2004, the Merger Consideration to be received in the Merger by the Company Shareholders, based upon and subject to the assumptions and limitations set forth in such opinion, is fair to such Company Shareholders from a financial point of view, a copy of which opinion has been delivered to DIMON.

3.22. Certain Agreements. Except as set forth in Section 3.22 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Section 3.22 of the Company Schedule of Exceptions, the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

3.23. Finders or Brokers. Except for Matrix Capital Markets Group, a copy of whose engagement agreement has been provided to DIMON, neither the Company nor its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

3.24. Takeover Statutes. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation and by-laws is applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement (including, without limitation, Article 14 of the VSCA and Article 9 of the NCBCA).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF DIMON

DIMON hereby represents and warrants to the Company that, except as set forth on the DIMON Schedule of Exceptions:

4.1. Due Incorporation; Interests in Subsidiaries and Other Investee Companies. DIMON is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the DIMON Schedule of Exceptions sets forth a complete and accurate list of all DIMON’s Subsidiaries, showing the name, type of entity, jurisdiction of organization, and type and amount of the Company’s ownership in the equity of such Subsidiary. DIMON has delivered to the Company copies of the articles of incorporation and by-laws or other organizational documents of DIMON and each of the Subsidiaries listed on Section 4.1 of the DIMON Schedule of Exceptions. Such articles of incorporation and by-laws or other organizational documents are complete and correct and in full force and effect, and neither DIMON nor any of its Subsidiaries is in violation of any of the provisions of their respective articles of incorporation, by-laws or similar organizational documents. Each of DIMON’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the corporate, partnership or other applicable power and authority and all necessary governmental approvals to own its properties and assets to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.1, all the outstanding shares of capital stock of, or other ownership interests in, DIMON’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by DIMON, directly or indirectly (except for director’s qualifying shares and shares required by Law to be locally owned shown on Section 4.1 of the DIMON Schedule of Exceptions), free and clear of all Liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind. All of DIMON’s direct and indirect interests in its Subsidiaries and in all other entities in which it owns an interest and in the income and loss of such Subsidiaries and other entities are reflected properly in accordance with GAAP (including, without limitation, FASB Interpretation No. 46, as amended and revised) and applicable Law in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports. Other than the Subsidiaries, there are no other Persons in which DIMON owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

4.2. Capitalization.

(a) The authorized capital stock of DIMON consists of 125,000,000 shares of DIMON Common Stock and 10,000,000 shares of preferred stock, no par value (“DIMON Preferred Stock”). As of the date hereof,

(i) 45,139,954 shares of DIMON Common Stock are issued and outstanding;

(ii) 3,921,648 shares of DIMON Common Stock are subject to outstanding options and other awards issued pursuant to DIMON’s stock option plans (“Plans”), and 2,961,928 additional shares of DIMON Common Stock are reserved for issuance under the Plans;

(iii) 2,549,000 shares of DIMON Common Stock are reserved for issuance pursuant to the conversion of DIMON’s 6 1/4% Convertible Subordinated Debentures due 2007;

(iv) no shares of DIMON Preferred Stock are issued and outstanding; and

(v) 45,936,664 shares of DIMON Common Stock are reserved for issuance upon exercise of rights pursuant to the Rights Agreement, (the “DIMON Rights Plan”) dated as of March 31, 1995, between DIMON and Wachovia Bank (successor to First Union National Bank of North Carolina), as Rights Agent.

(b) All the outstanding shares of capital stock of DIMON are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth above, other than the transactions contemplated by this Agreement, (1) there are no shares of capital stock of DIMON authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests in DIMON or any of its Subsidiaries, obligating DIMON or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in DIMON or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating DIMON or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (3) there are no outstanding contractual obligations of DIMON or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of DIMON or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of DIMON or any other Person.

4.3. Authorization; Enforceability. The Board of Directors of DIMON has, on or prior to the date of this Agreement, (a) deemed the Merger to be in the best interests of DIMON and approved this Agreement and adopted the Articles of Merger (including the plan of merger attached thereto) in accordance with applicable Law, (b) resolved to recommend the approval of this Agreement and the Articles of Merger by the DIMON Shareholders, and (c) directed that this Agreement and the Articles of Merger be submitted to the DIMON Shareholders for approval. DIMON has all requisite corporate power and authority to enter into this Agreement and, subject to the approval by the DIMON Shareholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DIMON and the consummation by DIMON of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DIMON, subject to (x) approval by the DIMON Shareholders of this Agreement and the Articles of Merger and (y) the filing of the Articles of Merger pursuant to the VSCA and NCBCA. This Agreement has been duly executed and delivered by DIMON and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) constitutes the valid and binding obligation of DIMON enforceable against DIMON in accordance with its terms. The filing of the Registration Statement with the SEC and the taking of all actions in connection therewith have been duly authorized by DIMON’s Board of Directors.

4.4. No Violation or Conflict. Assuming all consents, approvals, authorizations and other actions described in this Section 4.4 have been obtained and all filings and obligations described in this Section 4.4 have been made and except as set forth in Section 4.4 of the DIMON Schedule of Exceptions, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of DIMON or any of its Subsidiaries under, any provision of (i) the articles of incorporation or by-laws of DIMON, (ii)) any provision of the comparable charter or organizational documents of any of DIMON’s Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to DIMON or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DIMON or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses, (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, or adversely affect the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to DIMON or any of its Subsidiaries in connection with the execution and delivery of this Agreement by DIMON or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and other U.S. or foreign antitrust or competition Laws, the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger with the NCSOS and the SCC and the filing of appropriate documents with the relevant authorities of other states in which DIMON or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of blue sky laws and the NYSE, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated hereby.

4.5. SEC Documents and Other Reports. DIMON has filed all required documents with the SEC since June 1, 2001 (the “DIMON SEC Reports”). As of their respective dates, the DIMON SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of DIMON SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of DIMON included in the DIMON SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of DIMON and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the DIMON SEC Reports or as required by GAAP, DIMON has not, since March 31, 2004, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of DIMON and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements, including but not limited to Section 13(b)(2) of the Exchange Act.

4.6. No Undisclosed Liabilities. Neither DIMON nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in DIMON SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect.

4.7. Inventory and Accounts.

(a) Except as set forth in Section 4.7(a) of the DIMON Schedule of Exceptions, the inventory of DIMON and its Subsidiaries consists of raw materials, goods in process and finished goods, all of which are (i) merchantable and fit for the purpose for which they were procured or manufactured, (ii) legally qualified for export and sale subject to minimum pricing laws (none of which will preclude the fulfillment of any commitments or orders), (iii) not slow-moving, distressed, damaged or defective and (iv) recorded in DIMON’s consolidated financial statements included in The DIMON SEC Reports at the lower of cost or market value in accordance with GAAP. Section 4.7(a) of the DIMON Schedule of Exceptions sets forth as of June 30, 2004 (i) all tobacco inventories, showing type origin, grade, crop year, quantity and book value, and (ii) all commitments to purchase or deliver tobacco, showing type, origin, grade, crop year, quantity and cost (but not the identity of the customer). DIMON and its Subsidiaries have no material commitments to purchase or deliver tobaccos other than as set forth in Section 4.7(a) of the DIMON Schedule of Exceptions.

(b) All accounts receivable, notes receivable and associated rights (“Accounts”) owned by DIMON and its Subsidiaries are reflected properly in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports.

(c) All loans, advances and extensions of credit made by DIMON or any of its Subsidiaries to growers and other suppliers of tobacco and tobacco growers’ cooperatives, whether short-term or long-term, to finance the growing or processing of tobacco (“Advances”) are reflected properly in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports and have arisen from bona fide transactions in the ordinary course of business.

(d) All accounts payable of DIMON and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business and are reflected properly in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports.

4.8. No Violation of Law.

(a) The businesses of DIMON and its Subsidiaries are not being conducted in violation of any Law (provided that no representation or warranty is made in this Section 4.8 with respect to Environmental Laws) except (a) as set forth in Section 4.8 of the DIMON Schedule of Exceptions and (b) for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) There is and has been no failure on the part of DIMON and any of DIMON’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes Oxley Act”), including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

4.9. Compliance with Foreign Corrupt Practices Act, Money Laundering and OFAC Laws.

(a) Neither DIMON nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of DIMON or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Person of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and DIMON, its Subsidiaries and its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on DIMON or as disclosed in Section 4.9(a) of the DIMON Schedule of Exceptions.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on DIMON, the operations of DIMON and its Subsidiaries are and have been conducted at all times in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving DIMON or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of DIMON, threatened.

(c) Neither DIMON nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of DIMON or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC.

4.10. Litigation. Except as set forth in DIMON SEC Reports filed prior to the date hereof or as set forth in Section 4.10 of the DIMON Schedule of Exceptions, (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against DIMON, its Subsidiaries or any of their properties, assets or business, or, to the knowledge of DIMON, any of DIMON’s or any Subsidiary’s current or former directors or officers or any other Person whom DIMON or any Subsidiary of DIMON has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of DIMON, threatened, against DIMON relating to the transactions contemplated by this Agreement; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against DIMON, its Subsidiaries, any of their properties, assets or businesses, or, to the knowledge of DIMON, any of DIMON’s or its Subsidiaries’ current or former directors or officers or any other Person whom DIMON or any Subsidiary of DIMON has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11. Absence of Certain Changes or Events. Except as disclosed in DIMON SEC Reports filed prior to the date of this Agreement or set forth in Section 4.11 of the DIMON Schedule of Exceptions, (A) none of DIMON or any of its Subsidiaries has incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a Material Adverse Effect, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) neither DIMON nor any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would, individually or in the aggregate, have a Material Adverse Effect; (C) there has been no action taken by DIMON or any of its Subsidiaries since March 31, 2004, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2; and (D) there has been no event, circumstance or development that would, individually or in the aggregate, have a Material Adverse Effect on DIMON, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

4.12. Title to Assets. Except as reflected in the DIMON SEC Reports filed prior to the date hereof, DIMON and its Subsidiaries own fee simple or valid leasehold (as the case may be) title to the DIMON Real Estate and have valid title to their other tangible assets and properties which they purport to own, free and clear of any and all Liens, except for Permitted Liens. All leases material to DIMON pursuant to which DIMON or any Subsidiary of DIMON, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such lease, any material existing default by DIMON or any Subsidiary of DIMON or any event which, with notice or lapse of time or both, would constitute such a material default. All of DIMON’s Buildings and Equipment of the Company or its Subsidiaries have been well maintained and are in good and serviceable condition, normal wear and tear excepted, except where the failure to be so maintained would not, individually or in the aggregate, have a Material Adverse Effect.

4.13. Performance of DIMON Contracts. Each of the DIMON Contracts is in full force and effect and constitutes the legal and binding obligation of DIMON and, to the knowledge of DIMON, constitutes the legal and binding obligation of the other parties thereto. Except as disclosed in Section 4.13 of the DIMON Schedule of Exceptions, there are no existing breaches or defaults by DIMON or, to the knowledge of DIMON, any other party to a DIMON Contract, under any DIMON Contract the effect of which would, individually or in the aggregate, constitute a Material Adverse Effect and, to the knowledge of DIMON, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

4.14. ERISA

(a) With respect to each DIMON Plan (as hereinafter defined), DIMON has made (or as soon as practicable will make) available to the Company a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) such DIMON Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such DIMON Plan, (iv) the most recent summary plan description of each DIMON Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a DIMON Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any DIMON Plan intended to be qualified under Section 401(a) of the Code. Except, in each case, for events or actions that would not, individually or in the aggregate, have a Material Adverse Effect, (i) each DIMON Plan complies with all applicable statutes and governmental rules and regulations, including but not limited to ERISA, the Code and COBRA, (ii) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any DIMON Plan, (iii) neither DIMON nor any of its ERISA Affiliates has withdrawn from any DIMON Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any DIMON Plan subject to Title IV of ERISA, and (v) DIMON and its ERISA Affiliates have complied with the continued medical coverage requirements of COBRA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no DIMON Plan, nor any trust created thereunder, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed in Section 4.14 of the DIMON Schedule of Exceptions, with respect to any DIMON Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such DIMON Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared and DIMON has no knowledge of any material adverse change to such status.

(b) With respect to the DIMON Plans, no event has occurred in connection with which DIMON or any ERISA Affiliate would be subject to any liability under the terms of such DIMON Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect. Except as disclosed in the DIMON SEC Reports filed prior to the date hereof or set forth in Section 4.14(b) of the DIMON Schedule of Exceptions, with respect to any current or former employee or contractor of DIMON or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the DIMON SEC Reports filed prior to the date hereof or set forth in Section 4.14 of the DIMON Schedule of Exceptions, no amounts payable or provided by DIMON or its Subsidiaries related to the transactions contemplated by this Agreement will constitute “excess parachute payments” within the meaning of Section 280G of the Code. Each DIMON Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, or a timely application for such determination is now pending or it is a prototype or volume submitter plan document that has been pre-approved by the IRS as is evidenced by a letter from the IRS, and, to the knowledge of DIMON, there is no reason why any DIMON Plan is not so qualified in operation. Neither DIMON nor any of its ERISA Affiliates has been notified by any DIMON Multiemployer Plan that such DIMON Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such DIMON Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the DIMON SEC Reports filed prior to the date hereof or set forth in Section 4.14 of the DIMON Schedule of Exceptions, neither DIMON nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA. There are no pending or, to the knowledge of DIMON, threatened claims, suits, audits or investigations related to any DIMON Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, (i) “DIMON Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a DIMON Multiemployer Plan or a plan exempt from ERISA under Section 4(b)(4) of ERISA)) or a “welfare plan” (as defined in Section 3(1) of ERISA other than a plan exempt from ERISA under Section 4(b)(4) of ERISA) established or maintained by DIMON or any of its ERISA Affiliates or as to which DIMON or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of DIMON or its Subsidiaries, (ii) “DIMON Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which DIMON or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any Person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of DIMON’s Subsidiaries.

4.15. Taxes.

(a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, each of DIMON and each of its Subsidiaries has timely and properly filed, and will through the Closing Date timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) that were or will be required to be filed. Each of DIMON and each of its Subsidiaries has paid all taxes (including interest, penalties and additions to tax) owed by them. No material unpaid tax deficiencies have been proposed or assessed against DIMON or its Subsidiaries. To the knowledge of DIMON, no issue has been raised in any prior tax audit of DIMON or its Subsidiaries that, by application of the same or similar principles, could reasonably be expected upon a future tax audit of DIMON or its Subsidiaries to result in a proposed material deficiency for any period. Neither DIMON nor any of its Subsidiaries is liable for any taxes attributable to any other Person (other than a member of an affiliated group of which DIMON is the common parent), whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

(b) Audits. There are no material audits, examinations, investigations or other proceedings threatened or pending in respect of taxes or tax matters of DIMON and or any of its Subsidiaries. Neither DIMON nor any of its Subsidiaries has consented to any extension of the statute of limitations with respect to any open federal, state, local or federal tax returns.

(c) Liens. There are no tax Liens upon any property or assets of DIMON or its Subsidiaries except for Liens for current taxes not yet due and payable.

(d) Deliveries. DIMON has delivered to the Company correct and complete copies of all tax returns and reports of DIMON and each of its Subsidiaries filed for all periods not barred by the applicable statute of limitations through the Effective Time.

(e) Withholding Taxes. Each of DIMON and each of its Subsidiaries has properly withheld and timely paid substantially all withholding and employment taxes that it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All IRS Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Other Representations. Each of DIMON and its Subsidiaries has not made any elections under former Section 341(f) of the Code and, except as shown in Section 4.15 of the DIMON Schedule of

Exceptions, has and will not be subject to disallowance of compensation deduction pursuant to Section 280G of the Code by reason of the Merger or any prior event.

(g) Continuity of the Company’s Business. It is the present intention of DIMON, after the Effective Time, to (either directly or indirectly as permitted by Treasury Regulations Section 1.368-1(d)) continue at least one significant historic business line of the Company or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

4.16. Labor Matters. Except as set forth in Section 4.16 of the DIMON Schedule of Exceptions, neither DIMON nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither DIMON nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any person employed by or otherwise performing services primarily for DIMON or any of its Subsidiaries (the “DIMON Business Personnel”), and there is no unfair labor practice complaint or grievance against DIMON or its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the DIMON Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of DIMON, threatened against or affecting DIMON or any of its Subsidiaries which may interfere with the respective business activities of DIMON or any of its Subsidiaries. DIMON and its Subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

4.17. DIMON Existing Permits. The material DIMON Existing Permits are listed in Section 4.17 of the DIMON Schedule of Exceptions. DIMON and its Subsidiaries possess all licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which DIMON currently has and is required to have for the conduct of the business of DIMON as currently conducted, except where the failure to have the same would not, individually or in the aggregate, have a Material Adverse Effect. No action or proceeding is pending or, to the knowledge of DIMON, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any material DIMON Existing Permits.

4.18. Intangible Assets. There are no claims, demands or proceedings instituted, pending or, to the knowledge of DIMON, threatened by any Person contesting or challenging the right of DIMON or any of its Subsidiaries to use any of its Intangible Assets that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Each trademark registration, service mark registration, copyright registration, patent and patent application which is owned by DIMON and any of its Subsidiaries has been maintained in good standing except where the failure to so maintain would not, individually or in the aggregate, have a Material Adverse Effect. DIMON and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted, except where the failure to own or possess such licenses could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of DIMON and each of its Subsidiaries to use its Intangible Assets.

4.19. Environmental Matters.

(a) Except as set forth in Section 4.19 of the DIMON Schedule of Exceptions, DIMON is, and at all times has been, in material compliance with Environmental Laws, any immaterial non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. DIMON does not have any basis to expect, nor has it or any person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication (written or oral) from (i) any Governmental Entity or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to any property or assets (whether real, personal or mixed) in which DIMON has had an interest.

(b) Except as disclosed in Section 4.19 of the DIMON Schedule of Exceptions, there are no pending or, to the knowledge of DIMON, threatened Environmental Claims, encumbrances, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which DIMON has or had an interest.

(c) DIMON has obtained all environmental, health and safety permits and governmental authorizations (collectively, the “DIMON Environmental Permits”) required for its operations, and all such permits are in good standing and DIMON is in substantial compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such DIMON Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect.

4.20. Required Vote of DIMON Shareholders; Authorization. The affirmative vote of the holders of a majority of the shares of DIMON Common Stock present in person or by proxy at the DIMON Shareholders Meeting at which the holders of at least a majority of the outstanding shares of DIMON Common Stock are present in person or by proxy is the only vote of the holders of any class or series of DIMON’s capital stock necessary to approve the Merger and other transactions contemplated by this Agreement. Upon such approval, the DIMON Common Stock issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

4.21. Brokers or Finders. Except for Peter J. Solomon Company, a copy of whose engagement agreement has been provided to the Company, neither DIMON nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

4.22. Opinion of Financial Advisor. DIMON has received the opinion of Peter J. Solomon Company L.P., its financial advisor, to the effect that, as of November 6, 2004, based upon and subject to the assumptions and limitations set forth in such opinion, the Merger Consideration is fair to DIMON from a financial point of view, a copy of which opinion has been delivered to the Company.

4.23. Certain Agreements. Except as set forth in Section 4.22 of the DIMON Schedule of Exceptions, neither DIMON nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Section 4.22 of the DIMON Schedule of Exceptions, the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which DIMON or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

ARTICLE 5

COVENANTS

5.1. Conduct of Business by the Company. From and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Article 8 hereof or the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Section 5.1 of the Company Schedule of Exceptions, prior to the Effective Time (or earlier termination hereof in accordance with Article 8 hereof), neither the Company nor its Subsidiaries will:

(a) except for shares to be issued or delivered pursuant to the Existing Options, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(b) amend its articles of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than the Merger) or split, combine, subdivide or reclassify any Company Common Stock;

(c) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any equity or otherwise make any payments to equity holders in their capacity as such except for (i) dividends and distributions by a Subsidiary to its parent that is a direct or indirect wholly-owned Subsidiary, and (ii) normal, ordinary course, periodic dividends in respect of the Company Common Stock in amounts no greater than the normal, ordinary course, periodic dividends paid in respect of the Company Common Stock during the Company’s 2004 fiscal year;

(d) make payments or distributions (other than normal salaries) to any Affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable, arm’s length terms;

(e) enter into, accelerate, terminate, modify in any material respect, or cancel any Contract outside the ordinary course of business or knowingly do any act or knowingly omit to do any act or, to the extent within the Company’s reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of the Company Contracts that would have a Material Adverse Effect;

(f) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than (A) as required by Law, or (B) as expressly contemplated by this Agreement;

(g) increase the compensation payable or to become payable to its officers, employees, or directors except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or except as may be required to comply with applicable Law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employer;

(h) make any acquisition, by means of merger, consolidation or otherwise, or disposition (other than disposition of assets in the ordinary course of business, consistent with past practice), of assets or securities or authorize or make any individual capital expenditure in excess of $1,000,000;

(i) settle or compromise any material claims or litigation, except in the ordinary and usual course of business;

(j) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable Law, regulation or change in GAAP, in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

(k) create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

(l) fail to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect;

(m) fail to take commercially reasonable steps to preserve in all material respects its business organization intact, to retain the services of the employees and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company;

(n) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

(o) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.2. Conduct of Business by DIMON. From and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Article 8 hereof or the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), DIMON will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Section 5.2 of the DIMON Schedule of Exceptions, prior to the Effective Time (or earlier termination hereof in accordance with Article 8 hereof), neither DIMON nor its Subsidiaries will:

(a) except for shares to be issued or delivered pursuant to existing options, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, DIMON Common Stock outstanding on the date hereof;

(b) amend its articles of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of DIMON (other than the Merger) or split, combine, subdivide or reclassify any DIMON Common Stock;

(c) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any equity or otherwise make any payments to equity holders in their capacity as such except for (i) dividends and distributions by a Subsidiary to its parent that is a direct or indirect wholly-owned Subsidiary, and (ii) normal, ordinary course, periodic dividends in respect of DIMON Common Stock in amounts no greater than the normal, ordinary course, periodic dividends paid in respect of DIMON Common Stock during DIMON’s 2004 fiscal year;

(d) make payments or distributions (other than normal salaries) to any Affiliate of DIMON except for transactions in the ordinary course of business upon commercially reasonable, arm’s length terms;

(e) enter into, accelerate, terminate, modify in any material respect, or cancel any Contract outside the ordinary course of business or knowingly do any act or knowingly omit to do any act or, to the extent within

DIMON’s reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of DIMON Contracts that would have a Material Adverse Effect;

(f) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any DIMON Plan or employment or consulting agreement, other than (A) as required by Law, or (B) as expressly contemplated by this Agreement;

(g) increase the compensation payable or to become payable to its officers, employees, or directors except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of DIMON or any of its Subsidiaries who are not officers of DIMON or any of its Subsidiaries or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of DIMON or any of its Subsidiaries, or establish, adopt, enter into, or except as may be required to comply with applicable Law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employer;

(h) make any acquisition, by means of merger, consolidation or otherwise, or disposition (other than disposition of assets in the ordinary course of business, consistent with past practice), of assets or securities or authorize or make any individual capital expenditure in excess of $1,000,000;

(i) settle or compromise any material claims or litigation, except in the ordinary and usual course of business;

(j) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable Law, regulation or change in GAAP, in accounting policies or procedures applied by DIMON (including tax accounting policies and procedures);

(k) create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

(l) fail to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect;

(m) fail to take commercially reasonable steps to preserve in all material respects its business organization intact, to retain the services of the employees and to conduct business with suppliers, customers, creditors and others having business relationships with DIMON in the best interests of DIMON;

(n) knowingly do any act or omit to do any act that would result in a breach of any representation by DIMON set forth in this Agreement; or

(o) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.3. Information Supplied.

(a) DIMON and the Company each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the SEC by DIMON in connection with the issuance of shares of DIMON Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of the Company and DIMON to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) DIMON and the Company each agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in any registration statement under the Securities Act, any confidential offering or private placement circular or memorandum, bank presentation or other information and materials furnished by any of them in connection with the Financing (as defined in Section 5.10 hereof) (the “Financing Materials”), will, both at the time any such Financing Materials are distributed to potential sources of the Financing and at the time of the closing on such Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4. Shareholder Meetings.

(a) The Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Company Common Stock (the “Company Shareholder Meeting”) as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Articles of Merger. Except as provided in Section 8.1(c)(i) with respect to a Company Superior Proposal, the Company’s board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

(b) DIMON will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of DIMON Common Stock (the “DIMON Shareholder Meeting”) as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Articles of Merger. Except as provided in Section 8.1(d)(i) with respect to a DIMON Superior Proposal, the DIMON board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

5.5. Filings; Approvals and Consents; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) DIMON and the Company shall promptly prepare and file with the SEC the Proxy Statement/Prospectus, and DIMON shall prepare and file with the SEC the Registration Statement as promptly as practicable. DIMON and the Company each shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and promptly thereafter mail the Proxy Statement/Prospectus to the Shareholders.

(c) The Company and DIMON each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or applicable made by or on behalf of DIMON, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transaction contemplated by this Agreement.

(d) The Company and DIMON each shall keep the other apprised of the status of matters relating to completion of the transactions hereby, including promptly furnishing the other with copies of notices or other communications received by DIMON or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

5.6. Antitrust Filings and Approvals.

(a) As soon as practicable after the execution of this Agreement (and no later than ten days after the execution of this Agreement), the Company and DIMON shall file a notification and report form (“Form”) under the HSR Act in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and U.S. Department of Justice Antitrust Division (collectively, the “Agencies,” individually the “Agency”), and as soon as practical and appropriate under applicable Laws, the Company and DIMON shall each file or cause to be filed similar foreign notifications, reports and filings that may be required. The parties shall, in connection with their efforts to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Law, use their reasonable best efforts to (i) supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and any other Law and shall use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Law as soon as possible, (ii) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Agency or other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Agency or other Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Section 5.6, “Law” shall include, but not be limited to, the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) Subject to the terms and conditions of this Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, DIMON and the Company shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s rights to terminate this Agreement pursuant to Article 8 of this Agreement.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law, DIMON and the Company shall use their commercially reasonable efforts to resolve any such objections or challenge as such Agency or other Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

5.7. Listing of DIMON Common Stock. DIMON shall use its commercially reasonable efforts to cause the shares of DIMON Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.8. Affiliates. Prior to the Effective Time, the Company shall deliver to DIMON a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Shareholder Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to DIMON such information and documents as DIMON shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either DIMON or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by DIMON shall be added to the list of affiliates of the Company if DIMON shall receive from the Company, on or before the Closing Date, an opinion of counsel reasonably satisfactory to DIMON to the effect that such Person is not such an affiliate. The Company shall use commercially reasonable efforts to deliver or cause to be delivered to DIMON, prior to the Closing Date, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter substantially in the form attached as Exhibit 2 (the “Affiliates Letter”). DIMON shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of DIMON Common Stock by such affiliates received in the Merger and the certificates representing DIMON Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

5.9. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of DIMON and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.10. Financing.

(a) DIMON shall use commercially reasonable efforts to obtain financing reasonably acceptable to DIMON to consummate the Merger and the transactions contemplated by this Agreement, including, without limitation, financing in an amount sufficient to repay, at the Effective Time, all principal, interest, premiums and penalties with respect to indebtedness of DIMON or the Company required to be repaid or refinanced as a result of the Merger and other transactions contemplated hereby, as more particularly described in Section 6.2(c) of the DIMON Schedule of Exceptions (the “Financing”).

(b) Subject to the provisions of the Confidentiality Agreement referred to in Section 2.7 above, and so long as this Agreement has not been terminated as herein provided, upon reasonable request, the Company and its Subsidiaries, representatives, and agents shall cooperate with DIMON and its Subsidiaries, representatives and agents, and shall provide such information, materials and comfort letters, as DIMON and its representatives and agents may deem reasonably necessary or appropriate in connection with the Financing.

5.11. Tax-Free Reorganization.

(a) Each of DIMON and the Company shall use all reasonable efforts to cause the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Company and DIMON hereby adopt the Plan of Merger as, and intend that it be, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(b) Unless otherwise required (and then only to the extent otherwise required) by a “determination” (as defined in Section 1313(a)(1)) of the Code or by a similar applicable provision of state or local income tax law, each party shall (i) report the Merger on all tax returns and other filings as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any position that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

5.12. Letters of the Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to DIMON letters from Deloitte & Touche LLP, the Company’s independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to DIMON and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement. Further, the Company shall cause to be delivered to DIMON prior to the Effective Time the written agreement of Deloitte & Touche, LLP, and each other accounting firm upon which Deloitte & Touche, LLP, has relied in preparing its reports on any of the Company’s consolidated financial statements or internal controls included in the Company SEC Reports (i) to provide DIMON and its agents and employees reasonable access after the Effective Time to it workpapers relating to such financial statements or internal controls and to their personnel who have participated in the preparation or review of such reports and financial statements, (ii) to provide DIMON with such additional manually-executed copies of such reports as it may reasonably request, and (iii) to consent, subject to satisfaction of such firm’s regular and customary procedures for delivering such a consent, to the inclusion or incorporation by reference of such reports in DIMON’s filings under the Securities Act, the Exchange Act and the related rules and regulations.

5.13. Letters of DIMON’s Accountants. DIMON shall use commercially reasonable efforts to cause to be delivered to the Company letters from Ernst & Young LLP, DIMON’s independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

5.14. Governance.

(a) On or prior to the Effective Time, DIMON’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation immediately after the Effective Time to be thirteen. Of the members of the initial Board of Directors of the Surviving Corporation at the Effective Time, six shall be then-current independent DIMON directors designated by DIMON plus the then-current Chief Executive Officer of DIMON, and five shall be then-current independent Company directors designated by the Company plus the then-current Chief Executive Officer of the Company. No other directors or employees of DIMON or the Company shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time.

(b) On or prior to the Effective Time, DIMON’s Board of Directors shall cause the Chairmen of its standing board committees and key director roles immediately after the Effective Time to be those individuals listed on the attached Exhibit 3.

(c) DIMON’s Chief Executive Officer and the Company’s Chief Executive Officer have entered into employment agreements with the Surviving Corporation, to be effective as of the Effective Time, copies of which are attached hereto as Exhibits 4 and 5, respectively.

(d) On or prior to the Effective Time, DIMON and the Company shall agree on a location for the headquarters of the Surviving Corporation.

(e) On or prior to the Effective Time, DIMON and the Company shall agree on a name for the Surviving Corporation.

5.15. D&O Insurance. Prior to the Effective Time, the Surviving Corporation shall obtain a policy of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such present and former officer and director of the Company currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof and extending for no less than five years from the Effective Time. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of DIMON or the Surviving Corporation, as the case may be, shall assume the policy described in this Section. The rights of each covered person under this Section shall be in addition to any rights such person may have under the Company’s Articles of Incorporation or bylaws or the comparable organizational documents of any of the Company Subsidiaries, or under applicable Law or under any agreement with the Company or any of the Company’s Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each such person and his heirs and representatives.

ARTICLE 6

CONDITIONS

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent, each of which may be waived in whole or in part by DIMON or the Company, as the case may be, to the extent permitted by Law:

(a) Regulatory Approvals. All necessary filings under the HSR Act shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated. In addition, if any foreign competition law filings are required in connection with the transactions described in this Agreement, all foreign approvals required for Closing shall have been received.

(b) Approval of Shareholders. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Company Shareholders and the DIMON Shareholders.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

(d) Listing of DIMON Common Stock. The DIMON Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Statutes, Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits, restricts or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or restricting consummation of the Merger.

6.2. Conditions to DIMON’s Obligation to Effect the Merger. The obligations of DIMON to consummate the Merger shall be subject to the satisfaction, prior to or at the Closing as hereinafter provided, of the following express conditions precedent, each of which may be waived, in whole or in part, by DIMON to the extent permitted by Law:

(a) Representations, Warranties and Covenants of the Company. The representations and warranties made by the Company in this Agreement and not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they relate to a specific date). The representations and warranties made by the Company in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they related to a specific date). The Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and DIMON shall have received at the Effective Time a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(b) Tax Opinion. DIMON shall have received the opinion of Hunton & Williams LLP, counsel to DIMON, in form and substance reasonably satisfactory to DIMON, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Hunton & Williams LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of DIMON, the Company and others.

(c) Financing. Financing reasonably acceptable to DIMON to consummate the Merger and the transactions contemplated by this Agreement has been consummated; provided that DIMON may not rely on this clause (c) as a basis for termination of this Agreement unless DIMON has complied in all material respects with its obligations under Section 5.10 hereof.

6.3. Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent, each of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

(a) Representations, Warranties and Covenants of DIMON. The representations and warranties made by DIMON in this Agreement and not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they relate to a specific date). The representations and warranties made by DIMON in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they related to a specific date). DIMON shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate of the Chief Executive Officer and Chief Financial Officer of DIMON to that effect.

(b) Tax Opinion. The Company shall have received the opinion of Wyrick Robbins Yates & Ponton LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wyrick Robbins Yates & Ponton LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of DIMON, the Company and others.

(c) Financing. Financing to consummate the Merger and the transactions contemplated by this Agreement has been obtained by DIMON that (1) does not materially and adversely differ from the proposed financing outlined in Section 6.3(c) of the DIMON Disclosure Schedule, and (2) is not reasonably likely to have a Material Adverse Effect on the Surviving Corporation.

ARTICLE 7

NO SURVIVAL OF REPRESENTATIONS AND

WARRANTIES; INDEMNIFICATION

7.1. No Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

7.2. Directors’ and Officers’ Indemnification.

(a) Subsequent to the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable Law and to the extent the Company has such obligation as of the date hereof, whether under its Articles of Incorporation or Bylaws, individual indemnity agreements or otherwise (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable Law) and such obligations shall survive the Merger and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any such claims against such persons.

(b) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, provision shall be made by the Surviving Corporation so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.2.

ARTICLE 8

TERMINATION

8.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval of this Agreement by the Shareholders), as follows:

(a) by mutual written agreement of DIMON and the Company;

(b) by either of the Company or DIMON:

(i) if the Effective Time shall not have occurred on or before June 30, 2005 (or September 30, 2005 if the only condition remaining unfulfilled on June 30, 2005 is any required approval by any Governmental Entity or the expiration of any waiting period); provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable;

(iii) if, at the Company Shareholders Meeting (including any adjournment or postponement thereof) called pursuant to Section 5.4(a) hereof, the requisite vote of the Company Shareholders shall not have been obtained; or

(iv) if, at the DIMON Shareholders Meeting (including any adjournment or postponement thereof) called pursuant to Section 5.4(b) hereof, the requisite vote of the DIMON Shareholders shall not have been obtained.

(c) by the Company:

(i) (a) if the Company, after receipt of advice of outside legal counsel to the Company as to whether such action is necessary in order for the Board of Directors of the Company to comply with its duties under applicable Law, subject to complying with the terms of this Agreement, determines to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal and the Company notifies DIMON in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (b) DIMON does not make, within fifteen business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Company Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Company Superior Proposal and (c) the Company prior to such termination pays to DIMON in immediately available funds any fees required to be paid pursuant to Section 8.3. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (a) above until at least the sixteenth business day after it has provided the notice to DIMON required thereby and (B) to notify DIMON promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(ii) if DIMON shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to DIMON by the Company; or

(iii) if, at any time prior to the Effective Time, the Board of Directors of DIMON shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by the Company to do so.

(d) by DIMON

(i) (a) if DIMON, after receipt of advice of outside legal counsel to DIMON that such action is consistent with the Board of Directors’ duties under applicable Law and the determination by the Board of Directors in good faith that such action is in the best interest of the corporation, subject to complying with the terms of this Agreement, determines to enter into a binding written agreement concerning a transaction that constitutes a DIMON Superior Proposal and DIMON notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (b) the Company does not make, within fifteen business days of receipt of DIMON’s written notification of its intention to enter into a binding agreement for a DIMON Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of DIMON determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of DIMON as the DIMON Superior Proposal and (c) DIMON prior to such termination pays to the Company in immediately available funds any fees required to be paid pursuant to Section 8.3. DIMON agrees (A) that it will not enter into a binding agreement referred to in clause (a) above until at least the sixteenth business day after it has provided the notice to the Company required thereby and (B) to notify the

Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company by DIMON; or

(iii) if, at any time prior to the Effective Time, the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by DIMON to do so.

8.2. Rights on Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 8.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section 2.1 relating to the obligation of DIMON and the Company to keep confidential and not to use certain information obtained from the other, (b) the provisions of Section 8.3 relating to each party’s obligations to make certain payments to the other and (c) the remedies specified in Section 8.4.

8.3. Termination Fees.

(a) Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to DIMON (x) the amount of $17.5 million, plus (y) all reasonable out-of-pocket expenses incurred by DIMON in connection with this Agreement and the Merger if this Agreement is terminated pursuant to Section 8.1(b)(iii) (but only if an alternative proposal for an Acquisition Transaction involving the Company or any of its Subsidiaries is publicly announced prior to the Company Shareholder Meeting), Section 8.1(c)(i) or Section 8.1(d)(iii). The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid within twenty (20) business days after receipt by the Company of evidence of the same.

(b) Notwithstanding any provision to the contrary herein, if this Agreement is terminated by DIMON pursuant to Section 8.1(b)(iii) and no alternative proposal for an Acquisition Transaction involving the Company or any of its Subsidiaries is publicly announced prior to the Company Shareholder Meeting, then the Company shall pay to DIMON all reasonable, out-of-pocket expenses incurred by DIMON in connection with this Agreement and the Merger within twenty (20) business days after receipt by the Company of evidence of the same.

(c) Notwithstanding any provision to the contrary contained herein, DIMON shall immediately pay to the Company (x) the amount of $17.5 million, plus (y) all reasonable, out-of-pocket expenses incurred by the Company in connection with this Agreement and the Merger if this Agreement is terminated pursuant to Section 8.1(b)(iv) (but only if an alternative proposal for an Acquisition Transaction involving DIMON or any of its Subsidiaries is publicly announced prior to the DIMON Shareholder Meeting) or Section 8.1(d)(i) or Section 8.1(c)(iii). The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid within twenty (20) business days after receipt by the Company of evidence of the same.

(d) Notwithstanding any provision to the contrary herein, if this Agreement is terminated by the Company pursuant to Section 8.1(b)(iv) and no alternative proposal for an Acquisition Transaction involving DIMON or any of its Subsidiaries is publicly announced prior to the DIMON Shareholder Meeting, then DIMON shall pay to the Company all reasonable, out-of-pocket expenses incurred by the Company in connection with this Agreement and the Merger within twenty (20) business days after receipt by DIMON of evidence of the same.

8.4. Remedies for Certain Breaches. Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii) hereof, then either party shall be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys’ fees).

8.5. Remedies Exclusive. The remedies available to the parties specified in this Article 8 and pursuant to Section 9.9 hereof shall be the sole and exclusive remedies available to the parties, and except as expressly provided herein, no party shall have the right to seek damages or other amounts or remedies from any other party hereto for breach of, or otherwise in connection with, this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1. Expenses. Except as expressly provided herein, if the Merger is not consummated, DIMON, on the one hand, and the Company, on the other hand, shall bear their respective fees and expenses incurred in connection with this Agreement and the Merger.

9.2. Entire Agreement. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

9.3. Amendment. This Agreement and the Articles of Merger may be amended by action taken by the boards of directors of both DIMON and the Company at any time before or after submission of the Articles of Merger by the respective shareholders of DIMON and the Company, but, after any such submission, no amendment shall be made that would have any of the effects specified in Section 13.1-718.I of the VSCA without the approval of the shareholders affected thereby, and no material amendment may be made without the approval of the Company Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.4. Governing Law. This Agreement shall be governed and construed, with respect to the Merger, and all other transactions contemplated hereunder, in accordance with the Laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth (except that the Articles of Merger shall be governed by the applicable provisions of VSCA and the NCBCA).

9.5. Assignment. Prior to the Closing, this Agreement may not be assigned by any party hereto, except with the prior written consent of the other parties hereto.

9.6. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to DIMON:	DIMON Incorporated
512 Bridge Street
Danville, Virginia 24541
Telephone: 434-792-7511
Telecopy: 434-791-0377
Attention: Chairman and Chief Executive Officer

With a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Telephone: 804-788-8200
Telecopy: 804-788-8218
Attention: Randall S. Parks

If to the Company:	Standard Commercial Corporation
2201 Miller Road
Wilson, North Carolina 27893
Telephone: 252-291-5507
Telecopy: 252-237-0018
Attention: Chairman and Chief Executive Officer

Attention:

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Telephone: 919-781-4000
Telecopy: 919-781-4865
Attention: Donald R. Reynolds

9.7. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.8. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

9.9. Specific Performance. The parties agree that the assets and business of the Company as a going concern constitute unique property and, accordingly, each party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance of the terms of this Agreement as provided in this Agreement.

9.10. No Reliance. Except for the parties to this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement, and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

9.11. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.12. No Third Party Beneficiary. Except as provided pursuant to Sections 5.15 and 7.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

ARTICLE 10

DEFINITIONS

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

10.1. Affiliate. “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

10.2. Agreement. “Agreement” shall mean this Agreement, together with the Exhibits attached hereto and the Company Schedule of Exceptions and DIMON Schedule of Exceptions, as the same may be amended from time to time in accordance with the terms hereof.

10.3. Buildings. “Buildings” shall mean all buildings, fixtures, structures and improvements, whether leased or owned.

10.4. Company Contracts. “Company Contracts” shall mean all of the contracts, agreements and obligations, written or oral, to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

10.5. Company Existing Permits. “Company Existing Permits” shall mean those licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which the Company or its Subsidiaries has or holds.

10.6. Company Real Estate. “Company Real Estate” shall mean the parcels of real property owned or leased by the Company or its Subsidiaries.

10.7. Company Schedule of Exceptions. “Company Schedule of Exceptions” shall mean the Company Schedule of Exceptions delivered by the Company to DIMON pursuant to Section 2.2(a) of this Agreement.

10.8. Company Shareholders. “Company Shareholders” shall mean all Persons owning any shares of Company Common Stock.

10.9. Control. “Control” (including the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract

10.10. DIMON Contracts. “DIMON Contracts” shall mean all of the contracts, agreements and obligations, written or oral, to which DIMON or its Subsidiaries is a party or by which DIMON or its Subsidiaries or any of their assets are bound, including without limitation any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

10.11. DIMON Existing Permits. “DIMON Existing Permits” shall mean those licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which DIMON or its Subsidiaries has or holds.

10.12. DIMON Real Estate. “DIMON Real Estate” shall mean the parcels of real property owned or leased by DIMON or its Subsidiaries.

10.13. DIMON Schedule of Exceptions. “DIMON Schedule of Exceptions” shall mean the Schedule of Exceptions delivered by DIMON pursuant to Section 2.3(a) of this Agreement.

10.14. DIMON Shareholders. “DIMON Shareholders” shall mean all Persons owning any shares of DIMON Common Stock.

10.15. Environmental Claim. “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (a) the presence or environmental release of any Hazardous Materials at any parcel of real property; or (b) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation, or injunctive relief resulting from the presence or environmental release of any Hazardous Materials.

10.16. Environmental Laws. “Environmental Laws” shall mean any U.S. or foreign federal, state or local statute, Law, rule, ordinance, code, policy, order, rule of common law, decision by a Governmental Entity, and regulations relating to pollution or protection of human health (including OSHA) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws, regulations and decisions by Governmental Entities relating to effective or threatened release, disposal or discharge of Hazardous Materials, or otherwise relating to the manufacture, testing, processing, distribution, use, treatment, storage, packaging, disposal, transport or handling of Hazardous Materials.

10.17. Equipment. “Equipment” shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property, whether owned or used.

10.18. ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

10.19. Existing Insurance Policies. “Existing Insurance Policies” shall mean all of the insurance policies currently in effect and owned by the Company.

10.20. Existing Options. “Existing Options” shall mean any of the following relating to any capital stock or other equity interest of the Company: (a) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of the Company to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of the Company by sale, lease, license or otherwise; (b) rights to subscribe for or purchase any shares of the capital stock or other equity or phantom equity interests of the Company; or (c) Company Contracts with respect to any right to purchase, put or call any shares of the capital stock or other equity or phantom equity interests of the Company.

10.21. Governmental Entity. “Governmental Entity” shall mean any U.S. or foreign entity, including but not limited to any federal, state or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

10.22. Hazardous Materials. “Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could be friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (“PCBs”) and radon gas; and (b) any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “preparations,” “substances” or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure, release, disposal or discharge to which is now prohibited, limited or regulated by any Governmental Entity.

10.23. HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

10.24. Indebtedness. “Indebtedness” shall mean all liabilities or obligations of a Person, whether primary or secondary or absolute or contingent, in excess of $250,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of such Person.

10.25. Intangible Assets. “Intangible Assets” shall mean (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary software; and (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

10.26. Investment. “Investment” by the Company shall mean (a) any transfer or delivery of cash, stock or other property or value by the Company in exchange for equity, debt, preferred stock, partnership interests, participations or any other security of another Person; (b) any loan or capital contribution to or in any other Person; (c) any guaranty of any obligation to pay money to, or perform an obligation of, any other Person; and (d) any investments in any property or assets other than properties and assets acquired and used in the ordinary course of the business of the Company.

10.27. Law. “Law” shall mean any U.S. or foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

10.28. Lien. “Lien” shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by Contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

10.29. Material Adverse Effect. “Material Adverse Effect” shall mean (a) any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in a change or effect) that is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of the Company and its Subsidiaries or DIMON and its Subsidiaries, as applicable, each taken as a whole and, without in any way limiting the foregoing, or (b) any one or more of those changes or effects listed on Section 10.29 of each Party’s Schedule of Exceptions (which shall constitute a Material Adverse Effect for such party).

10.30. Merger. “Merger” shall mean the merger of the Company with and into DIMON pursuant to this Agreement.

10.31. NCBCA. “NCBCA” shall mean the North Carolina Business Corporation Act.

10.32. Permitted Liens. “Permitted Liens” shall mean those Liens existing as of the date hereof that do not materially detract from the value of the property or assets of the owner thereof taken as a whole subject thereto and do not materially impair the business or operations of the owner hereof taken as a whole.

10.33. Person. “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, Governmental Entity, agency or branch or department thereof, or any other legal entity.

10.34. SEC. “SEC” shall mean the Securities and Exchange Commission.

10.35. Shareholders. “Shareholders” shall mean the Company Shareholders and the DIMON Shareholders.

10.36. Subsidiary. “Subsidiary” shall mean any corporation, limited liability company or other entity, in which the relevant Person directly or indirectly through subsidiaries or otherwise, beneficially owns 50% or more of the outstanding equity interests or other interests having the right to elect directors or managers or which the relevant Person, directly or indirectly, otherwise controls or has the right to control, and each partnership, joint venture or other entity in which the relevant Person has any interest.

10.37. VSCA. “VSCA” shall mean the Virginia Stock Corporation Act.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

DIMON INCORPORATED

By:	/s/ Brian J. Harker
Name:	Brian J. Harker
Title:	Chairman and Chief Executive Officer

By:	/s/ James A. Cooley
Name:	James A. Cooley
Title:	Senior Vice President—Chief Financial Officer

STANDARD COMMERCIAL CORPORATION

By:	/s/ Robert E. Harrison
Name:	Robert E. Harrison
Title:	Chairman, President and Chief Executive Officer

[signature page to Agreement and Plan of Reorganization]

Annex B

PLAN OF MERGER

BETWEEN

DIMON INCORPORATED

AND

STANDARD COMMERCIAL CORPORATION

A. Merger. This plan of merger (this “Plan of Merger”) is adopted as of November 7, 2004 by DIMON Incorporated, a Virginia corporation (“DIMON”) and Standard Commercial Corporation, a North Carolina corporation (the “Company”). The Company shall, upon the effective time and date set forth in the Articles of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia and the North Carolina Secretary of State (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into DIMON pursuant to the terms and conditions of this Plan of Merger and the Agreement and Plan of Reorganization, dated as of November 7, 2004 (the “Agreement”), by and among DIMON and the Company. DIMON shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

B. Conversion of Shares; Exchange Procedures; Assumption of Stock Options.

1. Effect of Merger on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share of common stock, $0.20 par value per share, of the Company (“Company Common Stock”), issued and outstanding at the Effective Time (other than Excluded Shares) shall, subject to and in accordance with Section B(2) hereof, be converted into, and become exchangeable for 3.0 shares of common stock, without par value, of DIMON including the attached Common Stock purchase rights issued pursuant to the Rights Agreement, dated as of March 31, 1995, between DIMON and Wachovia Bank, N.A. (“DIMON Common Stock”) (the “Merger Consideration”).

(b) Excluded Shares. Each share of Company Common Stock issued and outstanding as of the Effective Time that is owned by the Company (but not including shares owned by a Subsidiary of the Company) or by DIMON (the “Excluded Shares”) shall be cancelled, and no consideration shall be delivered in exchange therefor.

(c) Effect of Merger on Capital Stock. At the Effective Time, all Company Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate representing any of such Company Common Stock (a “Certificate”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares pursuant to Section B(2)(e) and any dividends or other distributions pursuant to Section B(2)(c).

2. Exchange Procedures.

(a) As of the Effective Time, DIMON shall deposit, or shall cause to be deposited, with an exchange agent selected by DIMON, with the Company’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, certificates representing the shares of DIMON Common Stock to be issued pursuant to Section B(1) and any cash, dividends or other distributions with respect to the DIMON Common Stock to be issued or paid pursuant to Section B(2)(c) (such cash and certificates for shares of DIMON

Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration together with any other cash, dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of DIMON Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the Person (as defined herein) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of DIMON Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of DIMON or the Exchange Agent that such tax has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged Shares; Voting.

(i) All shares of DIMON Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by DIMON in respect of the DIMON Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the DIMON Common Stock after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DIMON Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section B(2). Thereafter, subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of DIMON Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of DIMON Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of DIMON Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates representing Merger Consideration shall be entitled to vote after the Effective Time at any meeting of DIMON shareholders the number of whole shares of DIMON Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and (subject to applicable abandoned property, escheat and similar laws) exchanged for the Merger Consideration (and cash in lieu of fractional interests in accordance with Section B(2)(e) and any dividends or other distributions pursuant to Section B(2)(c) without any interest thereon, as provided in this Section B(2).

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of DIMON Common Stock will be issued in the Merger and any holder of Company Common Stock entitled to receive a fractional share of DIMON Common Stock but for this Section B(2)(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the product of (i) such holder’s proportionate interest in a share of DIMON Common Stock, and (ii) the average of the per share last sales prices, regular way, of DIMON Common Stock as reported on the New York Stock

Exchange, Inc. composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive trading days ending on (and including) the second trading day prior to the Closing.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any DIMON Common Stock) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be returned to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this Section B(2) shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section B(i) and Section B(2) upon due surrender of their Certificates (or affidavits of loss and indemnification in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of DIMON, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by DIMON, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any cash payable in lieu of fractional shares and any unpaid dividends or other distributions in respect of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

(h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Merger Consideration by any “affiliate” of the Company shall not be exchanged until DIMON has received a written agreement from such Person as provided in Section 5.8 of the Agreement.

(i) Withholding. The Exchange Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

C. Company Stock Options.

1. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a “Company Stock Option”) outstanding under any Company employee stock or equity incentive or equity plan (the “Company Stock Plans”) or otherwise granted by the Company outside of any Company Stock Plan will be automatically converted into an option (the “DIMON Stock Option”) to purchase the Merger Consideration at a price equal to the exercise price specified in such Company Stock Option as adjusted for the Merger. Such DIMON Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references to the Company in Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options shall be deemed to refer to DIMON; and (ii) DIMON shall assume Company Stock Plans and all of Company’s obligations with respect to Company Stock Options.

2. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unvested restricted stock award, restricted stock unit, stock appreciation right or performance share award of the Company (“Company Equity Based Award”) shall be assumed by DIMON and shall be automatically converted into the Merger Consideration and otherwise subject to the same terms and conditions as the related Company Equity Based Award.

D. Articles of Incorporation and Bylaws. The Amended and Restated Articles of Incorporation attached hereto as Exhibit A shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time and thereafter until duly amended in accordance with its terms and Virginia Stock Corporation Act. The Amended and Restated Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation at the Effective Time and thereafter until duly amended in accordance with its terms, the Amended and Restated Articles of Incorporation of the Surviving Corporation and the Virginia Stock Corporation Act.

E. Directors. At the Effective Time, the directors of the Surviving Corporation shall be the individuals set forth on Exhibit C attached hereto. Each director of the Surviving Corporation shall hold office in accordance with the Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Surviving Corporation until his or her successor is duly appointed and qualified.

F. Modifications and Termination. Subject to the limitations of Section 13.1-718 of the Virginia Stock Corporation Act and Section 55-11-03 of the North Carolina Business Corporation Act, this Plan of Merger may be amended, modified or abandoned at any time prior to the Effective Time by a vote of the majority of the members of the Board of Directors of DIMON and a majority of the members of the Board of Directors of the Company.

G. Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act and Section 55-11-06 of the North Carolina Business Corporation Act.

H. No Right of Dissent. Pursuant to Section 13.1-730.C of the Virginia Stock Corporation Act and Section 55-13-02(c) of the North Carolina Business Corporation Act, holders of DIMON Common Stock and Company Common Stock shall have no right to dissent from the Merger.

Annex C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ALLIANCE ONE INTERNATIONAL, INC.

ARTICLE I

The name of the Corporation is Alliance One International, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”).

ARTICLE III

The Corporation shall have the authority to issue 250 million shares of Common Stock, without par value, and 10 million shares of Preferred Stock, without par value. The rights, preferences, voting powers and qualifications, limitations and restrictions of the authorized stock shall be as follows:

A. Common Stock

1. Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

2. Except as otherwise required by the VSCA or the Board of Directors acting pursuant to Section 13.1-707 of the VSCA:

(a) Any corporate action, except the election of directors, an amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action;

(b) Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present; and

(c) An amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets other than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

3. Subject to the rights of holders of Preferred Stock and subject to any other provisions of these Articles or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time.

B. Preferred Stock

The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof, and (2) the State Corporation Commission of Virginia shall have issued a certificate of amendment.

ARTICLE IV

No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or to subscribe to: (A) any shares of any class of the Corporation, whether now or hereafter authorized; (B) any warrants, rights, or options to purchase any such shares; or (C) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

ARTICLE V

Board of Directors

The number of directors shall be set forth in the bylaws of the Corporation, as may be amended from time to time (the “Bylaws”), but in the absence of such a provision in the Bylaws, the number of directors of the Corporation shall be 13. The Board of Directors of the Corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. Unless otherwise provided in the Bylaws of the Corporation, if any director resigns or retires as a member of the Board of Directors of the Corporation or otherwise becomes unable or unwilling to serve as a director, the remaining directors shall fill such vacancy by appointing a director, and such newly elected director shall hold office for a term expiring at the next annual meeting of the shareholders.

ARTICLE VI

A. Definitions

For purposes of this Article, the following terms shall have the meanings indicated:

(1) “applicant” means the person seeking indemnification pursuant to this Article;

(2) “expenses” includes counsel fees;

(3) “liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

(4) “party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding; and

(5) “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

B. Limitation of Liability

In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date hereof, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C. Indemnification

The Corporation shall indemnify (1) any person who is, was or is threatened to be made a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation, and (2) any director or officer of the Corporation who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by such person in connection with such proceeding except that the Corporation shall make no indemnity against the willful misconduct or knowing violation of the criminal law of any director or officer. A person is considered to be serving an employee benefit plan at the Corporation’s request if such person’s duties to the Corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligations to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such person in connection with such actions and determinations or proceedings of any kind arising therefrom.

D. Application; Amendment

The provisions of this Article shall be applicable to all proceedings commenced after March 31, 1995 (the initial effective date of Amended and Restated Articles of Incorporation of the Corporation), arising from any act or omission, whether occurring before or after such date. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. Nothing in this Article shall restrict the right or obligation of the Corporation under law or under the Bylaws of the Corporation to provide such other indemnity permissible by law.

E. Termination of Proceeding

The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

F. Determination of Availability

The Corporation shall take action to indemnify a person seeking indemnification pursuant to this Article VI unless the Corporation determines, within a reasonable time following such person’s demand upon the Corporation for indemnification, that such person is not entitled to indemnification pursuant to the terms of this Article VI and applicable law. The determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b) if a quorum cannot be obtained under clause (a) of this Article VI(F), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or

(c) by special legal counsel

(i) selected by the Board of Directors or its committee in the manner prescribed in clause (a) or (b) of this Article VI(F),

(ii) if a quorum of the Board of Directors cannot be obtained under clause (a) of this Article VI(F) and a committee cannot be designated under clause (b) of this Article VI(F), selected by a majority vote of the full Board of Directors, in which selection directors who are parties may participate, or

(iii) by the holders of Common Stock, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed, other than through successor Directors approved by the Board of Directors, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.

G. Advances

1. Unless a determination has been made pursuant to Article VI(F) that indemnification is not permissible, the Corporation (i) shall make advances and reimbursements for expenses incurred by a director or officer of the Corporation, in any capacity, and (ii) shall, to the extent approved by action of the Board of Directors, make advances and reimbursements for expenses incurred by any person who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case in a proceeding upon receipt of:

(a) a written statement of such director’s or officer’s good faith belief that he has met the standard of conduct described in Article VI(C); and

(b) a written undertaking from such director or officer, executed personally or on his behalf, to repay such advance or reimbursement if it is ultimately determined that such director or officer did not meet such standard of conduct.

2. The undertaking required by Article VI(G)(1)(b) shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director’s or officer’s financial ability to make repayment.

3. Authorizations of payments under this section shall be made by the persons specified in Article VI(F), except that if the determination is made by special legal counsel, such authorization and evaluations shall be made by those entitled under clause (c) of this Article VI(F) to select counsel.

H. Indemnification of Others

The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Article VI(C) who was, is or is threatened to be made a party to any proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person was specified as one to whom indemnification is granted in Article VI(C). The provisions of Article VI(D), (E), (F) and (G) shall be applicable to any indemnification provided hereafter pursuant to this Article VI(H).

I. Insurance

The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

J. Further Indemnity

Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not (1) be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article; provided, however, that no person shall be entitled to indemnification from the Corporation to the extent that such person has otherwise been indemnified by another person or entity, including but not limited to indemnification under policies of insurance, or (2) prevent or restrict the power of the Corporation to make or to provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

K. Severability

Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provisions.

Annex D

[LETTERHEAD OF PETER J. SOLOMON COMPANY, L.P.]

November 6, 2004

Board of Directors

DIMON Incorporated

512 Bridge Street

Danville, Virginia 24541

Ladies and Gentlemen:

We understand that DIMON Incorporated (“DIMON”) and Standard Commercial Corporation (the “Company”) propose to enter into an Agreement and Plan of Reorganization, to be dated as of November 7, 2004 (the “Agreement”), which provides, among other things and subject to the terms and conditions thereof, for the merger of the Company with and into DIMON (the “Merger”). Pursuant to the Merger, each outstanding share of common stock, $0.20 par value per share (“Company Common Stock”), of the Company (other than shares of Company Common Stock owned by the Company or DIMON, which will be cancelled and no consideration delivered in exchange therefor), will be converted into the right to receive 3.0 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of DIMON, including the attached common stock purchase rights (“DIMON Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to advise you with respect to the fairness to DIMON from a financial point of view of the Exchange Ratio.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of DIMON and the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning DIMON and the Company prepared by management of DIMON and the Company;

(iii) reviewed certain financial projections for DIMON prepared by the management of DIMON; reviewed certain financial projections for the Company, prepared by the management of the Company and reviewed by DIMON management; and reviewed estimates of certain potential benefits of the proposed business combination, prepared by the management of DIMON and the Company, respectively;

(iv) discussed the past and current operations, financial condition and prospects of DIMON and the Company with management of DIMON and the Company, respectively;

(v) reviewed the reported prices and trading activity of the DIMON Common Stock and Company Common Stock;

(vi) compared the financial performance and condition of DIMON and the Company and the reported prices and trading activity of the DIMON Common Stock and Company Common Stock with that of certain other comparable publicly traded companies;

(vii) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

(viii) participated in certain discussions among representatives of each of DIMON and the Company;

(ix) reviewed a draft of the Agreement dated November 5, 2004 (the “November 5 Draft”) and other ancillary documents; and

(x) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and have not assumed any responsibility for the independent verification of such information. We have further relied on the assurances of management of DIMON and the Company that they are

D-1

not aware of any facts that would make any such information inaccurate or misleading. With respect to the financial projections prepared by management of DIMON, the financial projections prepared by management of Company and reviewed by management of DIMON, and estimates made by DIMON’s and the Company’s management of certain potential benefits of the Merger, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of DIMON and the Company, respectively. We express no opinion with respect to such financial projections. We have further assumed that the final form of the Agreement will be substantially the same as the November 5 Draft. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of DIMON or the Company, nor have we been furnished with any such valuation or appraisal. In addition, we have not reviewed any of the books and records of DIMON or the Company, or conducted any physical inspection of the properties or facilities of DIMON or the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, November 5, 2004. Subsequent developments or changes in such conditions may affect this opinion and we do not have an obligation to update, revise or reaffirm it. For purposes of rendering this opinion we have assumed, in all aspects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and complete, that each party to the Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We note that we are not legal, tax or regulatory experts and have relied, without any independent verification, upon the assessment of DIMON and the Company’s legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the Merger. In this regard, we have assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. This opinion does not constitute an opinion, nor do we assume any responsibility, with respect to the ability of DIMON to obtain financing for the Merger.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving DIMON or any of its assets. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for DIMON or the effects of any other transaction in which DIMON might engage.

We have acted as financial advisor to DIMON in connection with this transaction and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion. In the past, we have provided financial advisory services to DIMON and have received fees for rendering these services. We may also provide financial advisory services to DIMON or the Company in the future.

This letter is solely for the benefit of the Board of Directors of DIMON and is not on behalf of and is not intended to confer rights or remedies upon any other entity or person, and may not be used for any other purpose or disclosed or referred to (in whole or in part) for any purpose whatsoever without our prior written consent. This letter does not constitute a recommendation to any holder of DIMON Common Stock as to how such older should vote on the Merger.

We are not expressing any opinion herein as to the prices at which the DIMON Common Stock or Company Common Stock will trade following the announcement of the Merger. In addition, the opinion does not address DIMON’s underlying business decision to proceed with the Merger.

Based upon, and subject to, the foregoing, we are of the opinion that on the date hereof, the Exchange Ratio is fair from a financial point of view to DIMON.

Very truly yours,

PETER J. SOLOMON COMPANY, L.P.

/s/ Peter J. Solomon Company L.P.

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Annex E

[LETTERHEAD OF MATRIX PRIVATE EQUITIES, INC.]

November 5, 2004

Board of Directors

Standard Commercial Corporation

2201 Miller Road

Wilson, North Carolina 27893-6860

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Standard Commercial Corporation (the “Company”) of the Merger Consideration (as defined below) proposed to be received by such stockholders provided for in connection with the proposed merger (the “Merger”) of the Company with Dimon Corporation (the “Purchaser”). Pursuant to the terms of the Agreement and Plan of Reorganization, dated as of November 7, 2004 (the “Agreement”), between the Company and the Purchaser, the Company will be merged with and into the Purchaser and each share of Common Stock, par value $0.20 per share, of the Company (the “Company Common Stock”), other than shares held by the Purchaser or any affiliate of the Purchaser or as to which dissenters’ or appraisal rights have been perfected, shall be converted into, and become exchangeable for three shares of the common stock, par value $0.01 per share, of the Purchaser (“Purchaser Common Stock”). The shares of Purchaser Common Stock to be received by the stockholders of the Company are sometimes referred to herein and in the Agreement as the Merger Consideration. Other terms and conditions of the Merger are more fully set out in the Agreement.

You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;

(iii) analyzed certain financial forecasts prepared by the managements of the Company and the Purchaser, respectively;

(iv) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Purchaser, respectively;

(v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

(vi) reviewed and discussed with senior executives of the Company and the Purchaser information relating to certain strategic, financial and operational benefits anticipated from the Merger;

(vii) reviewed the pro forma impact of the Merger on the Purchaser’s earnings per share, cash flow, consolidated capitalization and financial ratios;

(viii) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;

(ix) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

(x) compared certain financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xi) participated in discussions and negotiations among representatives of the Company and the Purchaser and their financial and legal advisors;

(xii) reviewed the November 4, 2004 draft and prior drafts of the Agreement and certain related documents; and

(xiii) conducted such other financial studies, analyses and considered such other factors as we have deemed appropriate.

With your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. We have not assumed any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

We have assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have assumed with your consent that there are no legal issues with regard to the Company or the Purchaser that would affect our opinion, and we have relied on this assumption without undertaking any independent investigation or inquiry.

We were not requested to, and did not, solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we have assumed the proposed terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated between the parties to the Merger, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company’s stockholders in an amount in excess of that contemplated in the Agreement. We express no opinion as to the underlying decision by the Company to engage in the Merger. We have also assumed that executed Agreement will be substantially similar to the last draft reviewed by us. We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive fees for our services, including a fee that is due upon the delivery of our opinion and a fee that is contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not intended to, and does not, confer rights or remedies upon any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we expressly disclaim any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by the Company’s stockholders in the proposed Merger is fair from a financial point of view to the Company’s stockholders.

Very truly yours,

MATRIX PRIVATE EQUITIES, INC.

By:	/s/ Nicholas V. Beare
Nicholas V. Beare Managing Director

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Virginia Stock Corporation Act permits and the Amended and Restated Articles of Incorporation (the “Articles”) of DIMON Incorporated (the “Registrant”) require, indemnification of the directors and officers of the Registrant in a variety of circumstances, which may include liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Articles of the Registrant require indemnification of directors and officers with respect to any liability, expenses incurred by them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Articles of the Registrant provide that, to the full extent, the VSCA permits elimination of the liability of directors of officers; no director or officer of the Registrant shall be liable to the Registrant or its shareholders for any monetary damages. The Registrant may purchase insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act.

Item 21. Exhibits and Financial Data Schedules

The following is a list of all the exhibits filed herewith or incorporated by reference as part of the Registration Statement.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
2.1	Agreement and Plan of Reorganization, dated as of November 7, 2004, by and between DIMON Incorporated and Standard Commercial Corporation (incorporated by reference to Exhibit 2.1 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

3.1	Amended and Restated Articles of Incorporation of DIMON Incorporated (incorporated by reference to Appendix VII to DIMON Incorporated’s Joint Proxy Statement filed pursuant to Rule 424(b) in connection with DIMON Incorporated’s Registration Statement on Form S-4 (file 33-89780)).

3.2	Amended and Restated Articles of Incorporation of DIMON Incorporated to be effective as of the closing of the merger (included as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement).

3.3	Amended and Restated Bylaws of DIMON Incorporated effective August 26, 2003 (incorporated by reference to Exhibit 3.02 to DIMON Incorporated’s on Form 10-K/A for the fiscal year ended March 31, 2004, as filed on August 6, 2004).

3.4	Amended and Restated Bylaws of DIMON Incorporated to be effective as of the closing of the merger.*

4.1	Specimen of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to DIMON Incorporated’s Registration Statement on Form S-4 (file 33-89780).

4.2	Article III of the Amended and Restated Articles of Incorporation of DIMON Incorporated (filed as Exhibit 3.1).

4.3	Rights Agreement, dated as of March 31, 1995, between DIMON Incorporated and First Union National Bank of North Carolina, as Rights Agent (incorporated by reference to Exhibit 4 to DIMON Incorporated Current Report on Form 8-K, dated April 1, 1995).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
4.4	Indenture, dated October 30, 2001, between DIMON Incorporated as issuer, and SunTrust Bank as trustee (incorporated by reference to Exhibit 4.1 to DIMON Incorporated’s Form 10-Q filed for the quarterly period ended September 30, 2001).

4.5	Indenture, dated May 30, 2003, between DIMON Incorporated as issuer and SunTrust Bank as trustee (incorporated by reference to Exhibit 4.07 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 2003).

5.1	Opinion of Hunton & Williams LLP regarding legality of securities being registered.*

8.1	Opinion of Hunton & Williams LLP regarding certain U.S. income tax aspects of the merger.*

8.2	Opinion of Wyrick Robbins Yates & Ponton LLP regarding certain U.S. income tax aspects of the merger.*

10.1	Employment Agreement, dated November 7, 2004, by and between DIMON Incorporated and Brian J. Harker (incorporated by reference to Exhibit 10.1 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

10.2	Employment Agreement, dated November 7, 2004, by and between DIMON Incorporated and Robert E. Harrison (incorporated by reference to Exhibit 10.2 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

10.3	Form of Change in Control agreement, dated November 7, 2004, between DIMON Incorporated and each of Steven B. Daniels, James A. Cooley, Don C. Hare and Thomas C. Parrish (incorporated by reference to Exhibit 10.3 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

10.4	Dibrell Brothers, Incorporated Retirement Plan (Excess Benefit Plan) (incorporated herein by reference to Exhibit 10.4 to Dibrell Brothers, Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1987).

10.5	Dibrell Brothers, Incorporated Pension Equalization Plan (Benefit Assurance Plan) (incorporated herein by reference to Exhibit 10.13 to Dibrell Brothers, Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1991).

10.6	Indenture, dated as of April 1, 1997, by DIMON Incorporated to LaSalle National Bank, relating to 6 1/4% Convertible Subordinated Debentures due March 31, 2007 (incorporated by reference herein to Exhibit 10.2 to DIMON Incorporated’s Current Report on Form 8-K dated April 16, 1997).

10.7	Employment Agreement dated January 3, 1997, with Brian J. Harker (incorporated by reference to Exhibit 10 to DIMON Incorporated’s Quarterly Report on Form 10-Q dated February 14, 1997).

10.8	First Amendment to Employment Agreement, dated April 22, 1999, between DIMON Incorporated and Brian J. Harker (incorporated by reference to Exhibit 10.22 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1999).

10.9	Amended DIMON Incorporated Supplemental Retirement Plan dated July 30, 1998 and effective January 1, 1997 (incorporated by reference to Exhibit 10.22 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1998).

10.10	Settlement Agreement, dated May 24, 1999, between DIMON Incorporated and Tabex (Private) Limited, Folium Inc., Blair Investments (Private) Limited, Tabacalera S.A., Anthony C. B. Taberer, Paul A.B. Taberer, and Charles M.B. Taberer (incorporated by reference to Exhibit 10.29 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1999).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
10.11	Compensation Deferral Plan (incorporated by reference to Exhibit 10.15 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 2003).

10.12	Credit Agreement, dated October 27, 2003, by and among DIMON Incorporated and the Lenders named therein (incorporated by reference to Exhibit 10.1 to DIMON Incorporated’s Form 10-Q filed for the quarterly period ended December 31, 2003).

10.13	Second Amendment to Credit Agreement and Waiver, dated June 9, 2004, by and among DIMON Incorporated and the Lenders named therein (incorporated by reference to Exhibit 10.16 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

10.14	Employment Agreement, dated as of January 13, 1995, effective as of November 1, 1994, by and between Dibrell Brothers, Incorporated and H.P. Green, III (incorporated by reference to Exhibit 10-5 to Dibrell Brothers, Incorporated’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1994).

10.15	Amendment to Employment Agreement, dated August 29, 1995, between DIMON Incorporated and H.P. Green, III (incorporated by reference to Exhibit 10.15 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

10.16	DIMON Incorporated 2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

13.1	Annual Report, as amended, on Form 10-K/A for the fiscal year ended March 31, 2004, as filed on August 6, 2004.

13.2	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, as filed August 3, 2004.

13.3	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, as filed November 9, 2004.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

23.1	Consent of Ernst & Young LLP.***

23.2	Consent of Deloitte & Touche LLP.***

23.3	Consents of Hunton & Williams LLP (included in Exhibits 5.1 and 8.1).

23.4	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature page).

99.1	Consent of Robert E. Harrison. *

99.2	Consent of Nigel G. Howard. *

99.3	Consent of Mark W. Kehaya. *

99.4	Consent of Gilbert L. Klemann, II. *

99.5	Consent of B. Clyde Preslar. *

99.6	Consent of William S. Sheridan. *

99.7	Consent of Peter J. Solomon Company, L.P.*

99.8	Consent of Matrix Private Equities, Inc.*

99.9	Form of Proxy Card for DIMON Incorporated. ***

99.10	Form of Proxy Card for Standard Commercial Corporation. **

*	Filed as an exhibit to the original filing of this Registration Statement on January 20, 2005.
**	Filed as an exhibit to Amendment No. 1 to this Registration Statement on February 23, 2005.
***	Filed herewith.

Item 22. Undertakings

A. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information described in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price described in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each the post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which have not been exchanged at the termination of this exchange offer.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

D. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of the request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of that registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danville, Commonwealth of Virginia, on this 28th day of February, 2005.

DIMON INCORPORATED

By:	/s/ JAMES A. COOLEY
James A. Cooley Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on February 28, 2005.

By:	/s/ BRIAN J. HARKER	By:	/s/ NORMAN A. SCHER*
	Brian J. Harker Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)		Norman A. Scher Director

By:	/s/ STEVEN B. DANIELS	By:	/s/ HENRY F. FRIGON*
	Steven B. Daniels President and Chief Operating Officer (Principal Operating Officer)		Henry F. Frigon Director

By:	/s/ JAMES A. COOLEY	By:	/s/ JOHN M. HINES*
	James A. Cooley Senior Vice President-Chief Financial Officer (Principal Financial Officer)		John M. Hines Director

By:	/s/ THOMAS G. REYNOLDS	By:
	Thomas G. Reynolds Vice President-Controller (Principal Accounting Officer)		R. Stuart Dickson Director

By:	/s/ JOSEPH L. LANIER, JR.*	By:	/s/ MARTIN R. WADE, III*
	Joseph L. Lanier, Jr. Director		Martin R. Wade, III Director

By:	/s/ ALBERT C. MONK, III*	By:	/s/ HANS B. AMELL*
	Albert C. Monk, III Director		Hans B. Amell Director

By:	/s/ THOMAS F. KELLER*	By:	/s/ C. RICHARD GREEN, JR.*
	Thomas F. Keller Director		C. Richard Green, Jr. Director

By:	/s/ JAMES E. JOHNSON, JR.*	By:
	James E. Johnson, Jr. Director		William R. Slee Director

*	by James A. Cooley, attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of November 7, 2004, by and between DIMON Incorporated and Standard Commercial Corporation (incorporated by reference to Exhibit 2.1 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

3.1	Amended and Restated Articles of Incorporation of DIMON Incorporated (incorporated by reference to Appendix VII to DIMON Incorporated’s Joint Proxy Statement filed pursuant to Rule 424(b) in connection with DIMON Incorporated’s Registration Statement on Form S-4 (file 33-89780)).

3.2	Amended and Restated Articles of Incorporation of DIMON Incorporated to be effective as of the closing of the merger (included as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement).

3.3	Amended and Restated Bylaws of DIMON Incorporated effective August 26, 2003 (incorporated by reference to Exhibit 3.02 to DIMON Incorporated’s on Form 10-K/A for the fiscal year ended March 31, 2004, as filed on August 6, 2004).

3.4	Amended and Restated Bylaws of DIMON Incorporated to be effective as of the closing of the merger.*

4.1	Specimen of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to DIMON Incorporated’s Registration Statement on Form S-4 (file 33-89780).

4.2	Article III of the Amended and Restated Articles of Incorporation of DIMON Incorporated (filed as Exhibit 3.1).

4.3	Rights Agreement, dated as of March 31, 1995, between DIMON Incorporated and First Union National Bank of North Carolina, as Rights Agent (incorporated by reference to Exhibit 4 to DIMON Incorporated Current Report on Form 8-K, dated April 1, 1995).

4.4	Indenture, dated October 30, 2001, between DIMON Incorporated as issuer, and SunTrust Bank as trustee (incorporated by reference to Exhibit 4.1 to DIMON Incorporated’s Form 10-Q filed for the quarterly period ended September 30, 2001).

4.5	Indenture, dated May 30, 2003, between DIMON Incorporated as issuer and SunTrust Bank as trustee (incorporated by reference to Exhibit 4.07 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 2003).

5.1	Opinion of Hunton & Williams LLP regarding legality of securities being registered.*

8.1	Opinion of Hunton & Williams LLP regarding certain U.S. income tax aspects of the merger.*

8.2	Opinion of Wyrick Robbins Yates & Ponton LLP regarding certain U.S. income tax aspects of the merger.*

10.1	Employment Agreement, dated November 7, 2004, by and between DIMON Incorporated and Brian J. Harker (incorporated by reference to Exhibit 10.1 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

10.2	Employment Agreement, dated November 7, 2004, by and between DIMON Incorporated and Robert E. Harrison (incorporated by reference to Exhibit 10.2 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

10.3	Form of Change in Control agreement, dated November 7, 2004, between DIMON Incorporated and each of Steven B. Daniels, James A. Cooley, Don C. Hare and Thomas C. Parrish (incorporated by reference to Exhibit 10.3 to DIMON Incorporated’s Current Report on Form 8-K filed on November 8, 2004).

Exhibit No.	Description
10.4	Dibrell Brothers, Incorporated Retirement Plan (Excess Benefit Plan) (incorporated herein by reference to Exhibit 10.4 to Dibrell Brothers, Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1987).

10.5	Dibrell Brothers, Incorporated Pension Equalization Plan (Benefit Assurance Plan) (incorporated herein by reference to Exhibit 10.13 to Dibrell Brothers, Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1991).

10.6	Indenture, dated as of April 1, 1997, by DIMON Incorporated to LaSalle National Bank, relating to 6 1/4% Convertible Subordinated Debentures due March 31, 2007 (incorporated by reference herein to Exhibit 10.2 to DIMON Incorporated’s Current Report on Form 8-K dated April 16, 1997).

10.7	Employment Agreement dated January 3, 1997, with Brian J. Harker (incorporated by reference to Exhibit 10 to DIMON Incorporated’s Quarterly Report on Form 10-Q dated February 14, 1997).

10.8	First Amendment to Employment Agreement, dated April 22, 1999, between DIMON Incorporated and Brian J. Harker (incorporated by reference to Exhibit 10.22 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1999).

10.9	Amended DIMON Incorporated Supplemental Retirement Plan dated July 30, 1998 and effective January 1, 1997 (incorporated by reference to Exhibit 10.22 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1998).

10.10	Settlement Agreement, dated May 24, 1999, between DIMON Incorporated and Tabex (Private) Limited, Folium Inc., Blair Investments (Private) Limited, Tabacalera S.A., Anthony C. B. Taberer, Paul A.B. Taberer, and Charles M.B. Taberer (incorporated by reference to Exhibit 10.29 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 1999).

10.11	Compensation Deferral Plan (incorporated by reference to Exhibit 10.15 to DIMON Incorporated’s Annual Report on Form 10-K for the year ended June 30, 2003).

10.12	Credit Agreement, dated October 27, 2003, by and among DIMON Incorporated and the Lenders named therein (incorporated by reference to Exhibit 10.1 to DIMON Incorporated’s Form 10-Q filed for the quarterly period ended December 31, 2003).

10.13	Second Amendment to Credit Agreement and Waiver, dated June 9, 2004, by and among DIMON Incorporated and the Lenders named therein (incorporated by reference to Exhibit 10.16 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

10.14	Employment Agreement, dated as of January 13, 1995, effective as of November 1, 1994, by and between Dibrell Brothers, Incorporated and H.P. Green, III (incorporated by reference to Exhibit 10-5 to Dibrell Brothers, Incorporated’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1994).

10.15	Amendment to Employment Agreement, dated August 29, 1995, between DIMON Incorporated and H.P. Green, III (incorporated by reference to Exhibit 10.15 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

10.16	DIMON Incorporated 2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

13.1	Annual Report, as amended, on Form 10-K/A for the fiscal year ended March 31, 2004, as filed on August 6, 2004.

13.2	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, as filed August 3, 2004.

13.3	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, as filed November 9, 2004.

Exhibit No.	Description
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to DIMON Incorporated’s Annual Report on Form 10-K filed on June 10, 2004).

23.1	Consent of Ernst & Young LLP.***

23.2	Consent of Deloitte & Touche LLP.***

23.3	Consents of Hunton & Williams LLP (included in Exhibits 5.1 and 8.1).

23.4	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature page).

99.1	Consent of Robert E. Harrison. *

99.2	Consent of Nigel G. Howard. *

99.3	Consent of Mark W. Kehaya. *

99.4	Consent of Gilbert L. Klemann, II. *

99.5	Consent of B. Clyde Preslar. *

99.6	Consent of William S. Sheridan. *

99.7	Consent of Peter J. Solomon Company, L.P.*

99.8	Consent of Matrix Private Equities, Inc.*

99.9	Form of Proxy Card for DIMON Incorporated. ***

99.10	Form of Proxy Card for Standard Commercial Corporation. **

*	Filed as an exhibit to the original filing of this Registration Statement on January 20, 2005.
**	Filed as an exhibit to the Amendment No. 1 to this Registration Statement on February 23, 2005.
***	Filed herewith.